As filed with the Securities and Exchange Commission on July 26, 2012.

Registration No. 333-182329

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form F-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Rosetta Genomics Ltd.

(Exact name of registrant as specified in its charter)

Israel	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Rosetta Genomics Ltd.
10 Plaut Street, Science Park
Rehovot 76706
Israel
+972-73-222-0700

(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Rosetta Genomics Inc.
3711 Market Street, Suite 740
Philadelphia, Pennsylvania 19104
Attn: President
(215) 382-9000

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Oded Biran, Adv., General Counsel Rosetta Genomics Ltd. 10 Plaut Street, Science Park Rehovot 76706 Israel +972-73-222-0700	Brian P. Keane, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 (617) 542-6000	Nir Oren, Adv. Raved Magriso Benkel & Co. 37 Shaul Hamelech Blvd. Tel-Aviv 64928 Israel +972-3-606-0260	Oded Har-Even, Esq. Shy S. Baranov, Esq. Zysman Aharoni Gayer and Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 (212) 660-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)(3)
Ordinary shares, par value NIS 0.6 per share	$35,017,500	$4,013

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes shares that may be sold pursuant to the underwriter’s over-allotment option.
(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.
(3)	$4,011 has been previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JULY 26, 2012

3,000,000 Ordinary Shares

We are offering 3,000,000 ordinary shares. Our ordinary shares are currently listed on The NASDAQ Capital Market under the symbol “ROSG.” On July 24, 2012, the last reported sale price of our ordinary shares was $10.15 per share.

Investing in our ordinary shares involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus for a discussion of information that should be considered in connection with an investment in our ordinary shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to us (before expenses)	$	$

The underwriter will receive compensation in addition to the underwriting discounts and commissions. See “Underwriting” for a description of compensation payable to the underwriter.

We have granted a 45-day option to the underwriter to purchase up to 450,000 additional ordinary shares solely to cover over-allotments, if any.

The underwriter expects to deliver our shares to purchasers in the offering on or about           , 2012.

Aegis Capital Corp

The date of this Prospectus is           , 2012

You should rely only on information contained in this prospectus and the documents we incorporate by reference in this prospectus. We have not authorized anyone to provide you with information that is different. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus or that any document that we incorporated by reference in this prospectus is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus supplement to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

You should read and consider the information in the documents that we have referred you to in “Incorporation of Certain Information by Reference” on page 75 of this prospectus and “Where You Can Find Additional Information” on page 76 of this prospectus before investing in our securities. The information incorporated by reference is considered to be part of this prospectus.

In this prospectus, “we,” “us,” “our,” “the company,” “Rosetta” and “Rosetta Genomics” refer to Rosetta Genomics Ltd. and its subsidiary, unless the context otherwise requires.

We own or have the rights to use various trademarks, trade names or service marks that are used in this prospectus, including miRview®, miRview® mets, miRview® squamous, miRview® meso, miRview® mets2, miRview® lung, miRview® bladder, miRview® kidney, and miRview® meso prognosis. All other trademarks, trade names or service marks that are used in this prospectus are the property of their respective owners.

i

SUMMARY

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. After you read this summary, to fully understand this offering and its consequences to you, you should read this entire prospectus carefully, including the information referred to under the heading “Risk Factors” in this prospectus beginning on page 7, and the financial statements and related notes that we incorporate by reference into this prospectus.

Rosetta Genomics

We are seeking to develop and commercialize new diagnostic tests based on a recently discovered group of genes known as microRNAs. MicroRNAs are naturally expressed, or produced, using instructions encoded in DNA and are believed to play an important role in normal function and in various pathologies. We have established a laboratory in Philadelphia, Pennsylvania that is certified under the Clinical Laboratory Improvement Amendments of 1988, or CLIA, which enables us to develop, validate and commercialize our own diagnostic tests applying our microRNA technology.

We believe that we were the first commercial enterprise to focus on the emerging microRNA field, and that as a result, we have developed an early and strong intellectual property position related to the development and commercialization of microRNA-based diagnostics. Using our intellectual property, collaborative relationships with leading commercial enterprises and academic and medical institutions, and expertise in the field of microRNAs, we have initiated microRNA-based diagnostic programs for various cancers. In late-2008, we launched our first three diagnostic tests applying our microRNA technology:

1.	miRview® mets — for identification of the origin of the primary tumor of metastases;
2.	miRview® squamous — for differentiating squamous from non squamous non-small cell lung cancer; and
3.	miRview® meso — for differentiating mesothelioma from carcinomas in the lung and pleura.

In December 2010, we launched our fourth product, miRview® mets2, which expands the utility of our miRview® mets test.

In July 2011, we launched our fifth product, miRview® lung, for differentiating primary lung cancers into four types: squamous lung cancer, non squamous non-small cell lung cancer, carcinoid lung cancer and small cell lung cancer.

In May 2012, we announced the launch of our sixth product, miRview® kidney, to classify the four most common kidney tumors: Clear Cell Renal Cell Carcinoma, or RCC, Papillary RCC, Chromophobe RCC and Oncocytoma.

We currently have distribution agreements with respect to some of these tests covering Australia, Canada, Greece, India, Israel, New Zealand, Qatar, Saudi Arabia, Singapore, Turkey and the United Arab Emirates. In addition, in July 2012, we entered into a co-marketing agreement with Precision Therapeutics, Inc., or Precision Therapeutics, pursuant to which we have granted Precision Therapeutics the co-exclusive right, along with us, to market miRview® mets2 in the United States. All of these agreements call for samples to be sent to our CLIA-certified laboratory in Philadelphia, Pennsylvania for analysis.

In general, we are generating increasing demand for our testing services, primarily miRview® mets2, through our direct selling effort in the United States and are successfully fulfilling that demand in our lab in Philadelphia, Pennsylvania, and we are working, with our reimbursement vendor and consultants, to gain more consistent payment from commercial payors as well as to secure reimbursement coverage from Medicare. In May 2012, we announced that the designated Medicare Administrative Contractor, or MAC, for the miRview® mets2 test had informed us that it plans to cover this test for all Medicare beneficiaries, and in June 2012, we announced that the MAC had established a reimbursement rate for the test.

In addition, we are in the discovery stage for a body fluid-based diagnostic test for heart failure. We have performed a proof of concept study which demonstrated that by using microRNA expression levels in blood we can identify heart failure patients. We are currently performing additional studies to assess the feasibility to develop a minimally-invasive microRNA-based stratification test for heart failure.

MicroRNAs also represent potential targets for the development of novel drugs. We are participating in the Rimonim Consortium, which is supported by the Office of the Chief Scientist at the Ministry of Industry, Trade and Labor of the State of Israel, or the OCS. The aim of this consortium is to develop technologies for the use of short interfering RNA, or siRNA, and microRNA mimetics for therapeutics. In this consortium we hope to develop novel microRNA mimetic molecules with novel chemical modifications, as well as novel delivery systems for microRNAs. The consortium includes five companies and seven academic groups. The transfer of know-how developed in the framework of the consortium or rights to manufacture based on and/or incorporating such know-how to third parties which are not members of the consortium requires the consent of the OCS.

Recent Developments

January 2012 Debenture Transaction

On January 26, 2012, we entered into a Secured Loan Agreement, pursuant to which on January 27, 2012, we sold and issued a $1,750,000 senior secured debenture, referred to herein as the Debenture, to accredited investors, referred to herein as the Lenders. The Debenture had a maturity date of January 26, 2013 and accrued interest at a rate of 10% per annum, payable semi-annually. Beginning on March 15, 2012, an aggregate of $300,000 in principal amount of the Debenture became convertible, subject to certain limitations, into our ordinary shares at a conversion price of $1.416 per share. The Debenture was secured by a security interest in all current and future assets of Rosetta and any current or future subsidiary, including Rosetta Genomics Inc. Pursuant to the terms of the Secured Loan Agreement, we also agreed to negotiate a definitive license agreement in good faith with a designee of the Lenders, which was also obligated to negotiate in good faith. If a definitive license agreement was not entered into between the parties by March 15, 2012, the interest rate on the Debenture increased to 18% per annum. We were not able to reach agreement on the definitive license agreement with the designee of the Lenders. The Debenture was only prepayable, (1) after a definitive license agreement was executed or (2) prior thereto, only with the consent of the holders of the Debenture. In addition, if our ordinary shares were suspended from trading on or delisted from The NASDAQ Capital Market for more than 10 trading days, the holders had the right to require us to redeem the Debenture in 90 days. With respect to any prepayment or redemption, we were required to pay (i) 120% of the amount being prepaid or redeemed for the first such event or (ii) if there is more than one such prepayment or redemption event, 120% plus an additional 10% of the amount being prepaid or redeemed for each such subsequent event after the first one.

On June 21, 2012, we entered into an agreement and release with the Debenture holders, pursuant to which we prepaid an aggregate of $1,450,000 in principal and $288,000 in interest and the Debenture holders agreed to convert the remaining $300,000 in principal into ordinary shares at the conversion price of $1.416 per share no later than July 31, 2012. Such conversion shall occur on July 27, 2012. Upon the prepayment of the $1,450,000 in principal and $288,000 in interest, all of our obligations (other than the obligation to convert the remaining $300,000 in principal into ordinary shares) were satisfied or terminated and the security interest in all of our assets terminated. The agreement also contained a mutual release and discharge of all claims.

April 2012 Registered Direct Offering

On April 17, 2012, we closed the sale of 540,000 ordinary shares at a price of $2.55 per share in a registered direct offering, which we refer to herein as the April 2012 Registered Direct Offering. The ordinary shares issued in the April 2012 Registered Direct Offering were issued pursuant to a prospectus supplement dated as of April 12, 2012, which was filed with the Securities and Exchange Commission, or SEC, in connection with a takedown from our shelf registration statement on Form F-3 (File No. 333-163063), which became effective on November 24, 2009, and the base prospectus dated as of November 24, 2009 contained in such registration statement.

May 2012 Reverse Split

On May 14, 2012, our shareholders approved a 1-for-15 reverse split of our ordinary shares, which we refer to herein as the May 2012 reverse split. The May 2012 reverse split was effective upon shareholder approval.

Unless otherwise noted, the information set forth in this prospectus reflects the May 2012 reverse split. Information incorporated by reference in this prospectus from documents filed with the SEC prior to May 14, 2012 does not reflect the May 2012 reverse split.

Initial May 2012 Registered Direct Offering

On May 22, 2012, we closed the sale of 632,057 ordinary shares at a price of $3.50 per share in a registered direct offering, which we refer to herein as the Initial May 2012 Registered Direct Offering. The ordinary shares issued in the Initial May 2012 Registered Direct Offering were issued pursuant to a prospectus supplement dated as of May 16, 2012, which was filed with the SEC in connection with a takedown from our shelf registration statement on Form F-3 (File No. 333-163063), which became effective on November 24, 2009, and the base prospectus dated as of November 24, 2009 contained in such registration statement.

Subsequent May 2012 Registered Direct Offering

On May 31, 2012, we closed the sale of 570,755 ordinary shares at a price of $11.50 per share in a registered direct offering, which we refer to herein as the Subsequent May 2012 Registered Direct Offering. The ordinary shares issued in the Subsequent May 2012 Registered Direct Offering were issued pursuant to a prospectus supplement dated as of May 24, 2012, which was filed with the SEC in connection with a takedown from our shelf registration statement on Form F-3 (File No. 333-163063), which became effective on November 24, 2009, and the base prospectus dated as of November 24, 2009 contained in such registration statement.

Corporate Information

We were incorporated under the laws of the State of Israel on March 9, 2000 as Rosetta Genomics Ltd., an Israeli company. The principal legislation under which we operate is the Israeli Companies Law, 5759-1999, as amended, or the Companies Law. Our principal executive office is located at 10 Plaut Street, Science Park, Rehovot 76706 Israel, and our telephone number is +972-73-222-0700. Our wholly owned subsidiary, Rosetta Genomics Inc., which was incorporated in Delaware on April 21, 2005, is located at 3711 Market Street, Suite 740, Philadelphia, Pennsylvania 19104, and its telephone number is (215) 382-9000. Rosetta Genomics Inc. serves as our agent for service of process in the United States. Our web site address is www.rosettagenomics.com. The information on our web site is not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus.

In July 2012, Frost & Sullivan, a global research organization focused on best practices research, presented us their 2012 North American Entrepreneurial Company of the Year Award in Next Generation Diagnostics. In their decision for granting this award, Frost & Sullivan used the following criteria to benchmark our performance against key competitors: growth strategy, growth implementation, degree of innovation of products and technology, customer value, and speed of response to market needs.

The Offering

Ordinary shares offered by us
3,000,000 shares
Ordinary shares to be outstanding immediately after this offering
5,559,683 shares
Use of proceeds
We intend to use the net proceeds of this offering for our operations and for other general corporate purposes, including, but not limited to, repayment or refinancing of indebtedness or other corporate borrowings, working capital, intellectual property protection and enforcement, capital expenditures, investments, acquisitions or collaborations, research and development and product development. See “Use of Proceeds” on page 25.
Risk factors
See “Risk Factors” beginning on page 7 for a discussion of factors you should consider carefully when making an investment decision.
The NASDAQ Capital Market symbol
ROSG

The number of ordinary shares to be outstanding immediately after this offering as shown above assumes that all of the ordinary shares offered hereby are sold and is based on 2,559,683 ordinary shares outstanding as of July 15, 2012, but does not include the following:

•	36,129 ordinary shares issuable upon exercise of stock options outstanding under our stock plans, at a weighted average exercise price of $83.32 per share;
•	12,124 ordinary shares available for future grant or issuance pursuant to our stock plans;
•	225,808 ordinary shares issuable upon exercise of outstanding warrants, at a weighted average exercise price of $45.93 per share;
•	211,865 ordinary shares issuable upon the conversion of the remaining $300,000 principal amount of the Debenture, at a conversion price of $1.416 per share, which are to be issued on July 27, 2012; and
•	ordinary shares issuable upon exercise of warrants to be issued to the underwriter in connection with this offering in an amount equal to 3% of the number of ordinary shares sold in this offering, at an exercise price equal to 125% of the public offering price per share.

Except as otherwise noted, all information contained in this prospectus assumes no exercise by the underwriter of the over-allotment option to purchase additional ordinary shares in this offering.

Summary Consolidated Financial Data

The following tables summarize our consolidated financial and operating data as of the dates and for the periods indicated. We have prepared our historical consolidated financial statements in accordance with generally accepted accounting principles in the United States (U.S. GAAP). The following financial data for the years ended December 31, 2009, 2010 and 2011, and as of December 31, 2010 and 2011 have been derived from our audited financial statements which are incorporated by reference into this prospectus. The following financial data for the years ended December 31, 2007 and 2008 and as of December 31, 2007, 2008 and 2009 have been derived from our audited financial statements which are not included in this prospectus. In July 2008, through our wholly owned subsidiary Rosetta Genomics Inc., we purchased Parkway Clinical Laboratories, Inc., or Parkway, a privately held Pennsylvania corporation owning a CLIA-certified laboratory. Parkway remained an indirect wholly owned subsidiary until we sold it in May 2009. Operating results for Parkway have been classified as discontinued operations for all presented periods. On February 4, 2010, we established Rosetta Green Ltd., or Rosetta Green, as a controlled subsidiary. As of December 31, 2010, we owned approximately 76.2% of the outstanding ordinary shares of Rosetta Green, therefore, Rosetta Green results were consolidated in 2010. In December 2011, we sold our complete ownership interest in Rosetta Green, which represented approximately 50.03% of the outstanding ordinary shares of Rosetta Green. Information relating to Rosetta Green is incorporated into the Consolidated Statement of Income as net loss from discontinued operations. You should read this information in conjunction with our consolidated financial statements, including the related notes, and “Item 5. Operating and Financial Review and Prospects” included in our Annual Report on Form 20-F for the year ended December 31, 2011, which is incorporated by reference into this prospectus. Our historical results for any prior period are not necessarily indicative of results to be expected for any future period.

	Year Ended December 31,
	2011	2010	2009	2008	2007
	(In thousands, except share and per share data)
Consolidated Statement of Income:
Revenues	$103	$279	$150	$—	$—
Cost of revenues	324	628	339	—	—
Gross loss	221	349	189	—	—
Consolidated Statements of Operations:
Operating expenses:
Research and development	3,386	5,707	6,552	8,705	6,400
Marketing and business development	2,633	4,881	4,451	2,177	1,742
General and administrative	2,537	2,424	3,605	3,189	2,903
Other expenses related to the settlement with Prometheus Laboratories Inc.	—	554	—	—	—
Total operating expenses	8,556	13,566	14,608	14,071	11,045
Operating loss	8,777	13,915	14,797	14,071	11,045
Financial expenses (income), net	(1,391)	(1,031)	(45)	(5,449)	3,616
Loss from continuing operations	7,386	12,884	14,752	8,622	14,661
Net loss from discontinued operations	1,444	1,871	1,753	841	—
Net loss after discontinued operations	8,830	14,755	16,505	9,463	14,661
Attributable to non-controlling interest	—	—	—	—	—
Net loss attributable to Rosetta Genomics	$8,830	$14,755	$16,505	$9,463	$14,661
Basic and diluted net loss per ordinary share from continuing operations	$14.55	$45.75	$65.40	43.20	$79.20
Basic and diluted net loss per ordinary share from discontinued operations attributable to Rosetta Genomics	$2.85	$6.60	$7.80	4.20	—
Basic and diluted net loss per ordinary share attributable to Rosetta Genomics	$17.40	$52.35	$73.20	47.40	$79.20
Weighted average number of ordinary shares used to compute basic and diluted net loss per ordinary share attributable to Rosetta Genomics	507,622	281,801	225,722	200,638	185,702

	As of December 31,
	2011	2010	2009	2008	2007
	(In thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$735	$2,635	$3,329	$13,727	$13,590
Restricted cash	37	—	1,076	643	—
Short-term bank deposits	112	190	3,143	840	112
Marketable securities	—	148	2,756	426	8,251
Trade receivable	11	21	72	—	—
Working capital (deficiency)	(638)	501	8,628	14,004	20,385
Total assets	2,044	5,293	12,743	20,268	26,038
Convertible loan	—	—	1,500	750	—
Long-term liabilities	552	2,592	3,596	1,615	568
Total shareholders’ equity (deficiency)	(356)	(630)	6,842	16,100	23,605
Capital stock	84,689	74,778	68,206	61,052	59,011

RISK FACTORS

Investing in our securities involves risk. Before purchasing our securities, you should carefully consider the following risk factors as well as all other information contained in this prospectus and incorporated by reference, including our consolidated financial statements and the related notes. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our ordinary shares could decline, and you may lose some or all of your investment.

Risks Related to Our Business, Our Financial Results and Need for Financing

We will require substantial additional funds to continue our operations and, if additional funds are not available, we may need to significantly scale back or cease our operations.

We have used substantial funds to discover, develop and protect our microRNA tests and technologies and will require substantial additional funds to continue our operations. Based on our current operations, our existing funds, including the expected proceeds from the offering of ordinary shares pursuant to this prospectus, will be sufficient to fund operations for at least the next 24 months. We intend to seek additional funding through collaborative arrangements and public or private equity offerings and debt financings, and we may elect to raise additional funds even before we need them if the conditions for raising capital are favorable. Additional funds may not be available to us when needed on acceptable terms, or at all. In addition, the terms of any financing may adversely affect the holdings or the rights of our existing shareholders. For example, if we raise additional funds by issuing equity securities, further dilution to our then-existing shareholders may result. Debt financing, if available, may involve restrictive covenants that could limit our flexibility in conducting future business activities. If we are unable to obtain funding on a timely basis, we may be required to significantly curtail one or more of our research or development programs. We also could be required to seek funds through arrangements with collaborators or others that may require us to relinquish rights to some of our technologies, tests or products in development or approved tests or products that we would otherwise pursue on our own. Our failure to raise capital when needed will materially harm our business, financial condition and results of operations, and may require us to seek protection under the bankruptcy laws of Israel and the United States.

The approach we are taking to discover and develop novel diagnostics and therapeutics is new and may never lead to commercially accepted products.

We have concentrated our research and development efforts on diagnostics and therapeutics in the new field of microRNAs. To date, we have commercialized six diagnostic tests: miRview® mets, miRview® meso and miRview® squamous, which were launched in late 2008, miRview® mets2, which was launched in December 2010, miRview® lung, which was launched in July 2011, and miRview® kidney, which was launched in May 2012. These tests have achieved very limited commercial success. The scientific discoveries that form the basis for our efforts to develop diagnostics and therapeutics are relatively new, and the scientific evidence to support the feasibility of developing products based on these discoveries is limited. Further, our focus solely on developing microRNA-based diagnostics and therapeutics as opposed to multiple or more proven technologies for the development of diagnostics and therapeutics increases the risks associated with the ownership of our ordinary shares. If we or a collaborative partner are not successful in commercializing our existing diagnostic tests or developing and commercializing additional microRNA-based tests or products, our business may fail.

Because we have a short operating history, there is a limited amount of information about us upon which our business and prospects can be evaluated.

Our operations began in 2000, and we have only a limited operating history upon which our business and prospects can be evaluated. In addition, as an early-stage company, we have limited experience and have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the biotechnology area. For example, to execute our business plan, we will need to successfully:

•	build and maintain a strong intellectual property portfolio;
•	execute development activities using an unproven technology;
•	execute marketing and distribution activities;
•	continue to develop and maintain successful strategic relationships;
•	manage our spending while costs and expenses increase as we expand our efforts to discover, develop and commercialize diagnostics and therapeutics based on microRNAs; and
•	gain commercial and, if applicable, regulatory acceptance of our tests and products.

If we are unsuccessful in accomplishing these objectives, we may not be able to raise capital, develop tests or products, expand our business or continue our operations.

We have a history of losses and may never be profitable.

We have experienced significant operating losses since our inception in 2000, and as of December 31, 2011, we had an accumulated deficit of $85 million. We had net loss attributable to Rosetta Genomics after discontinued operation of $8.8 million for the year ended December 31, 2011. Our net loss attributable to Rosetta Genomics before discontinued operation for the year ended December 31, 2011 was $7.4 million. We anticipate that the majority of any revenues we generate over the next several years will be from our direct selling efforts of our currently marketed products in the United States and from existing and future collaborations and licensing arrangements and the sale of diagnostic tests using our microRNA technology, including our currently marketed tests. We cannot be certain, however, that our direct selling efforts in the United States or our existing collaborations will be successful or that we will be able to secure any collaborations or achieve any milestones that may be required to receive payments or that diagnostic tests based on our technologies, including that our currently marketed tests, will be successfully commercialized. If we are unable to secure significant revenues from our own direct selling efforts or through collaborations and the sale of tests or products, we may be unable to continue our efforts to discover, develop and commercialize microRNA-based diagnostics and therapeutics without raising additional funds from other sources.

Fluctuations in currency exchange rates of the New Israeli Shekel vs. the U.S. dollar may have a significant impact on our reported results of operations.

Fluctuations in currency exchange rates may have a significant impact on our reported results of operations. Although our reporting currency is the U.S. dollar, significant portions of our expenses are denominated in New Israeli Shekels, or NIS. In periods when the U.S. dollar is devalued against the NIS, our reported results of operations may be adversely affected. In addition, fluctuations in currencies may result in valuation adjustments in our assets and liabilities which could affect our reported results of operations.

Fluctuations in our share price may have a significant impact on our reported liabilities and reported results of financial income or expenses.

Fluctuations in our share price may have a significant impact on our reported liabilities because certain outstanding warrants are classified as liabilities measured at fair value each reporting period until they are exercised or expire, with changes in the fair values being recognized in our statement of operations as financial income or expense. In periods when share price is ascending, the reported liability and the reported results of financial expense are adversely affected.

Risks Related to Our Intellectual Property

If we are not able to obtain and enforce patent protection for our discoveries, our ability to develop and commercialize microRNA-based diagnostics and therapeutics will be harmed.

Our success depends, in large part, on our ability to protect proprietary methods and technologies that we develop under the patent and other intellectual property laws of the United States, Israel and other countries, so that we can prevent others from unlawfully using our inventions and proprietary information. As of July 15, 2012, our patent portfolio included a total of 23 issued U.S. patents, one issued European patent, one issued Australian patent, two issued Israeli patents, 55 pending patent applications worldwide, consisting of 24 U.S. patent applications, two of which received notice of allowance, four PCT applications, three applications that were nationalized in Europe, 14 applications nationalized in Israel, two applications nationalized in Japan, three applications nationalized in Australia, two applications nationalized in China, two applications nationalized in Canada and one application that was nationalized in Korea. There can be no assurance, however, that any of these pending patent applications will result in issued patents. The patent position of pharmaceutical or biotechnology companies, including ours, is generally uncertain and involves complex legal and factual considerations, and, therefore, validity and enforceability cannot be predicted with certainty. Patents may be challenged, deemed unenforceable, invalidated, or circumvented. Furthermore, the standards that the U.S. Patent and Trademark Office and its foreign counterparts use to grant patents are not always applied predictably or uniformly and may change. There is also no uniform, worldwide policy regarding the subject matter and scope of claims granted or allowable in pharmaceutical or biotechnology patents. Furthermore, the field of microRNAs is new and developing. Accordingly, there is significant uncertainty about what patents will be issued, and what their claims may cover. It is likely that there will be significant litigation and other proceedings, such as interference proceedings and opposition proceedings, in certain patent offices, relating to patent rights in the microRNA field. Others may attempt to invalidate our intellectual property rights. Even if our rights are not directly challenged, disputes among third parties could lead to the weakening or invalidation of our intellectual property rights. Accordingly, we do not know the degree of future protection for our proprietary rights or the breadth of claims that will be allowed in any patents issued to us or to others. Additionally, the mere issuance of a patent does not guarantee that it is valid or enforceable, so even issued patents may not be valid or enforceable against third parties.

In addition, we cannot be certain that we hold the rights to the technology covered by our pending patent applications or to other proprietary technology required for us to commercialize our proposed tests and products. Because certain U.S. patent applications are confidential until patents issue, and because certain applications will not be filed in foreign countries, third parties may have filed patent applications for technology covered by our pending patent applications without our being aware of those applications, and our patent applications may not have priority over those applications. For this and other reasons, we may be unable to secure desired patent rights, thereby losing desired exclusivity. Thus, it is possible that one or more organizations will hold patent rights to which we will need a license. If those organizations refuse to grant us a license to such patent rights on reasonable terms, we will not be able to market our tests and products.

If we become involved in patent litigation or other proceedings related to a determination of rights, we could incur substantial costs and expenses, substantial liability for damages or be required to stop our development and commercialization efforts.

A third party may sue us for infringing its patent rights. Likewise, we may need to resort to litigation to enforce a patent issued or licensed to us or to determine the scope and validity of third-party proprietary rights. In addition, a third party may claim that we have improperly obtained or used its confidential or proprietary information. The cost to us of any litigation or other proceeding relating to intellectual property rights, even if resolved in our favor, could be substantial, and the litigation would divert our management’s efforts. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources, and we may not have sufficient resources to adequately enforce our intellectual property rights. Uncertainties resulting from the initiation and continuation of any litigation could limit our ability to continue our operations.

If we are found to infringe upon intellectual property rights of third parties, we could be forced to pay damages, potentially including treble damages, if we are found to have willfully infringed on such parties’

patent rights. In addition to any damages we might have to pay, a court could require us to stop the infringing activity or obtain a license. If we fail to obtain a required license and are unable to design around a patent, we may be unable to effectively market some of our technology, tests and products, which could limit our ability to generate revenues or achieve profitability and possibly prevent us from generating revenues sufficient to sustain our operations. Moreover, we expect that a number of our collaborations will provide that royalties payable to us for licenses to our intellectual property may be offset by amounts paid by our collaborators to third parties who have competing or superior intellectual property positions in the relevant fields, which could result in significant reductions in our revenues from tests or products developed through collaborations.

We license patent rights from third-party owners. If such owners do not properly maintain or enforce the patents underlying such licenses, our competitive position and business prospects will be harmed.

We are a party to license agreements that give us rights to third-party intellectual property that we believe may be necessary or useful for our business, such as our agreements with The Rockefeller University, Max Planck Innovation GmbH, or Max Planck, and Johns Hopkins University. We intend to enter into additional licenses of intellectual property with third parties in the future. Our success will depend in part on the ability of our licensors to obtain, maintain and enforce patent protection for our licensed intellectual property, in particular, those patents to which we have secured exclusive rights. Our licensors may not successfully prosecute the patent applications which we have licensed. Even if patents are issued in respect of these patent applications, our licensors may fail to maintain these patents, may determine not to pursue litigation against other companies that are infringing these patents, or may pursue such litigation less aggressively than we would. Without protection for the intellectual property we license, other companies might be able to offer substantially identical tests or products for sale, which could adversely affect our competitive business position and harm our business prospects. Our current material license agreements contain the following patent enforcement provisions:

•	under our license agreements with The Rockefeller University, if Rockefeller University fails to enforce the patents we licensed, we have the right to enforce the patents and pursue litigation against any infringement of such patents;
•	under our license agreement with Max Planck for diagnostic purposes, we have the responsibility to assist in the prosecution of any patent infringement actions undertaken by Max Planck;
•	under our license agreement with Max Planck for research purposes, Max Planck controls the filing, prosecution, maintenance and abandonment of all patents; and
•	under our agreement with Johns Hopkins University, Johns Hopkins is responsible for prosecution and maintenance of patents, and we have the right but not the obligation to enforce the patents against any infringement by third parties.

If we fail to comply with our obligations under any licenses or related agreements, we could lose license rights that may be necessary for developing microRNA-based diagnostics and therapeutics.

Our current licenses impose, and any future licenses we enter into are likely to impose, various development, commercialization, funding, royalty, diligence, sublicensing, insurance and other obligations on us. Such obligations may include:

•	royalty payments;
•	annual maintenance fees;
•	payment of fees relating to patent prosecution, maintenance and enforcement;
•	maintaining insurance coverage; and
•	using commercially reasonable efforts to develop tests and products using the licensed technology.

If we breach any of our obligations under our licenses, the licensor may have the right to terminate the license, which could result in our being unable to develop, manufacture and sell tests or products that are covered by the licensed technology or a competitor’s gaining access to the licensed technology.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

We rely on trade secrets, know-how and technology, which are not protected by patents, to maintain our competitive position. In order to protect our proprietary technology and processes, we rely in part on confidentiality agreements with our collaborators, employees, consultants, outside scientific collaborators and sponsored researchers and other advisors. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information, and in such cases we could not assert any trade secret rights against such party. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

Risks Related to Development, Clinical Testing and Regulatory Approval of Diagnostics and Therapeutics

We and others who may develop diagnostic tests applying our microRNA technology are subject to a variety of regulatory frameworks.

We and others who may develop diagnostic tests based on our microRNA technology are subject to a variety of laws enforced by the U.S. federal government and the states in which they, and we conduct, or will conduct, business, including CLIA, state clinical laboratory licensure laws and regulations, and the Federal Food, Drug, and Cosmetic Act and related regulations. The growth of our business may subject us to increasing regulation. Any action brought against us, or any business partners, for alleged violations of these laws or regulations, even if we or they successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. If their or our operations are found to be in violation of any of these laws and regulations, they or we may be subject to a range of penalties associated with the violation, including injunctions, fines, civil or criminal penalties, and exclusion from government programs and they or we could be required to curtail or cease operations. Any of the foregoing consequences could seriously harm our business and our financial results.

If we do not comply with governmental regulations applicable to our CLIA-certified laboratory, we may not be able to continue our operations.

The operations of our laboratory in Philadelphia, Pennsylvania are subject to regulation by numerous federal, state and local governmental authorities in the United States. The laboratory holds a CLIA certificate of compliance and is licensed by the Commonwealth of Pennsylvania, which enables us to provide testing services to residents of most states. We have also obtained licenses from California, Maryland, Rhode Island, Florida and New York, and plan to obtain licenses from other states as required. In addition, we are accredited by the College of American Pathologists, or CAP. The CAP Laboratory Accreditation Program is an internationally recognized program that utilizes teams of practicing laboratory professionals as inspectors, and accreditation by CAP can also be used to meet CLIA and state certification requirements.

CLIA is a federal law that regulates clinical laboratories that perform testing on human specimens for the purpose of providing information for the diagnosis, prevention or treatment of disease. CLIA imposes quality standards for laboratory testing to ensure the accuracy, reliability and timeliness of reporting patient test results. CLIA-certified laboratories are subject to survey and inspection every two years. Moreover, CLIA inspectors may make random inspections of these laboratories. If we were to lose our CLIA certification or our state licenses, or if they were limited in scope, we would no longer be able to continue our testing operations which would have a material adverse effect on our business.

Any diagnostic tests that may be developed by us or others using our microRNA technology may be subject to regulatory approval, which can be lengthy, costly and burdensome.

Although the U.S. Food and Drug Administration, or FDA, has consistently stated that it has the authority to regulate clinical laboratory tests as medical devices, it has generally exercised enforcement discretion in not otherwise regulating most tests developed and validated at the high complexity CLIA-certified laboratory at which the test is performed. These tests are known as laboratory-developed tests, or LDTs. Our currently marketed tests were launched as LDTs by our CLIA–certified clinical laboratory operating in Philadelphia,

Pennsylvania. More recently, however, the FDA indicated that it was reviewing the regulatory requirements that will apply to LDTs, and held a two-day public meeting in 2010, to obtain input from stakeholders on how it should apply its authority to implement a reasonable risk-based and effective regulatory framework for LDTs. The FDA has not indicated when or how those changes will be implemented, but it left little doubt that changes are forthcoming. We are monitoring this development carefully, and although we intend to continue to launch new clinical tests as LDTs in our CLIA-certified laboratory, we cannot provide any assurance that FDA regulation, including pre-market clearance or approval, will not be required in the future for LDTs applying our microRNA technology. If pre-market clearance or approval is required, our business could be negatively impacted because we would have to obtain the data that will be required to support required submissions to the FDA and because our CLIA-certified laboratory may be required to stop offering our tests until they are cleared or approved by the FDA.

Diagnostic tests based on our microRNA technology may require the performance of clinical trials, which can be lengthy, costly and burdensome.

If the FDA decides to require pre-market clearance or approval of tests based on our microRNA technology, it may require us to perform clinical trials prior to submitting a marketing application. If we are required to conduct clinical trials, whether using prospectively acquired samples or archival samples, delays in the commencement or completion of clinical testing could significantly increase development costs and delay commercialization. The commencement of clinical trials may be delayed due to our inability to obtain a sufficient number of patient samples, which is a function of many factors, including the size of the relevant patient population and the nature of the disease or condition being studied. It also may be necessary to engage contract research organizations, or CROs, to perform data collection and analysis and other aspects of these clinical trials, which might increase the cost and increase the time to completion.

We may be unable to obtain regulatory approval of any therapeutic product that we or a collaborator may develop.

Any therapeutic product that we or our collaborators may develop will be subject to extensive governmental regulations including those relating to development, clinical trials, manufacturing and commercialization. Rigorous preclinical testing, the performance of clinical trials and an extensive regulatory review process are required to be successfully completed in the United States and in many foreign jurisdictions before a new therapeutic product can be sold. Satisfaction of these and other regulatory requirements is costly, time consuming, uncertain and subject to unanticipated delays. The time required to obtain FDA and other approvals for therapeutic products is unpredictable but typically exceeds several years. It is possible that none of the therapeutic products we or our collaborators may develop will obtain the appropriate regulatory approvals necessary for us or our collaborators to begin selling them.

Furthermore, the FDA has not yet established any definitive policies, practices or guidelines in relation to the newly discovered class of therapeutic products we seek to develop. The lack of such policies, practices or guidelines may hinder or slow review by the FDA of any regulatory filings that we or our collaborators may submit. Moreover, the FDA may respond to these submissions by defining requirements we may not have anticipated. Such responses could lead to significant delays in the approval of therapeutic products. Any delay or failure in obtaining required approvals could have a material adverse effect on our ability to generate revenues from a particular therapeutic product.

Furthermore, any regulatory approval to market a therapeutic product may be subject to limitations on the indicated uses. These limitations may limit the size of the market for the therapeutic product. Any therapeutic product that we or our collaborators may develop will also be subject to numerous foreign regulatory requirements governing the conduct of clinical trials, manufacturing and marketing authorization, pricing and third-party reimbursement among other things. The foreign regulatory approval process includes all of the risks associated with FDA approval described above as well as risks attributable to the satisfaction of local regulations in foreign jurisdictions. Therefore, approval by the FDA of a therapeutic product does not assure approval by regulatory authorities outside the United States or vice versa.

We have no experience in conducting, managing or sponsoring clinical trials for potential therapeutic products.

We have no experience in conducting and managing the clinical trials necessary to obtain regulatory approvals for any therapeutic product, and we intend to rely on third parties such as CROs, medical institutions and clinical investigators to perform these functions. Our reliance on third parties for clinical development activities reduces our control over these activities. Third-party contractors may not complete activities on schedule, or may not conduct clinical trials in accordance with regulatory requirements or our trial design. If these third parties do not successfully carry out their contractual duties or meet required performance standards or expected deadlines, we might be required to replace them or the data that they provide could be rejected, all of which may result in a delay of the affected trial.

If we are found to have violated laws protecting the confidentiality of patient health information, we could be subject to civil or criminal penalties, which could increase our liabilities and harm our reputation or our business.

There are a number of U.S. federal and state laws and foreign laws protecting the confidentiality of individually identifiable patient health information, including patient records, and restricting the use and disclosure of that protected information that we are subject to. In the United States, the U.S. Department of Health and Human Services promulgated patient privacy rules under the Health Insurance Portability and Accountability Act of 1996, or HIPAA. These privacy rules protect medical records and other personal health information by limiting their use and disclosure, giving individuals the right to access, amend and seek accounting of their own health information and limiting most use and disclosures of health information to the minimum amount reasonably necessary to accomplish the intended purpose. If we are found to be in violation of the privacy rules under HIPAA, we could be subject to civil or criminal penalties as well as fines, which could increase our liabilities and harm our reputation or our business. Allegations that we have violated individuals’ privacy rights, even if we are not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm our business. Non-U.S. privacy protection requirements such as the European Union’s Data Protection Directive governing the processing of personal data, may be stricter than the U.S. law and violation would impose similar penalties.

If we do not comply with laws regulating the protection of the environment and health and human safety, our business could be adversely affected.

Our research and development activities involve the use of hazardous and chemicals materials, and we maintain quantities of various flammable and toxic chemicals in our facilities in Israel and the United States. We believe our procedures for storing, handling and disposing these materials in our Israel and U.S. facilities comply with the relevant guidelines of the State of Israel and the United States. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards mandated by applicable regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. If an accident occurs, we could be held liable for resulting damages, which could be substantial. We are also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of biohazardous materials. We may incur substantial costs to comply with, and substantial fines or penalties if we violate, any of these laws or regulations.

If we do not comply with laws regulating the use of human tissues, our business could be adversely affected.

We use human tissue samples for the purpose of development and validation of our tests. Our access and use of these samples is subjected to government regulation, in the United States, Israel and elsewhere and may become subject to further regulation. For example, the Israeli Ministry of Health requires compliance with the principles of the Helsinki Declaration, the Public Health Regulations (Clinical Trials in Human Subjects) 1980, the provisions of the Guidelines for Clinical Trials in Human Subjects and the provisions of the current Harmonized Tripartite Guideline for Good Clinical Practice. Our failure to comply with these or similar regulations could impact our business and results of operations.

Risks Related to Competition and Commercialization

If we are unable to expand sales of our diagnostic tests in the United States, it would have a material adverse effect on our business and financial condition.

In November 2010, we reacquired the U.S. commercial rights to our current diagnostic tests, and in May 2011, we established our own internal oncology sales team consisting of four oncology sales specialists. To date this team has had very limited success in commercializing our diagnostic tests. In addition, in July 2012, we entered into a co-marketing agreement with Precision Therapeutics, pursuant to which we have granted Precision Therapeutics the co-exclusive right, along with us, to market miRview® mets2 in the United States. We cannot assure you, however, that Precision Therapeutics will be successful in commercializing miRview® mets2 in the United States. If we are unable to establish adequate sales, marketing and distribution capabilities in the United States, whether independently or with third parties, it would have a material adverse effect on our business and financial condition.

The intensely competitive biotechnology market could diminish demand for our tests and products.

The biopharmaceutical market is intensely competitive and rapidly changing. Many diagnostic, pharmaceutical and biotechnology companies, academic institutions, governmental agencies and other public and private research organizations are pursuing the research of technologies and development of novel diagnostic tests and therapeutic products for the same diseases that we and others who may develop products based on our microRNA technology are targeting or may target. We and they will face intense competition from tests and products that have already been approved and accepted by the medical community for the diseases for which we or they may develop tests or products. We and others who may develop products based on our microRNA technology may also face competition from new tests or products that enter the market. We believe a significant number of tests and products are currently under development, and may become commercially available in the future, for the diseases for which we, our collaborators, or third-party licensees may try to develop tests and products. In addition to the competition we face from existing tests and products in development, we and others who may develop products based on our microRNA technology will also face competition from other companies working to develop novel tests and products using technology that competes more directly with our microRNA technologies. We are aware of several other companies that are working to develop microRNA-based diagnostics and therapeutics, including Combimatrix Corporation, Alnylam Pharmaceuticals, Inc., Asuragen Inc., Exiqon A/S, Life Technologies Corporation, Isis Pharmaceuticals, Merck & Co., Inc., Santaris Pharma A/S, Regulus Therapeutics and others. In addition, we face competition from companies that have developed or are developing diagnostic tests based on other non-microRNA technologies such as Pathwork Diagnostics, Inc. and Biotheranostics, Inc. Any of these companies may develop microRNA-based tests or products more rapidly and more effectively than we or our collaborators will. If we are unable to compete effectively with existing tests and products, new treatment methods and new technologies, we and others who may develop products based on our microRNA technology may be unable to commercialize any diagnostic tests or therapeutic products that we or they develop.

Many of our competitors have:

•	much greater financial, technical and human resources than we have at every stage of the discovery, development, manufacture and commercialization process;
•	more extensive experience in preclinical testing, conducting clinical trials, obtaining regulatory approvals, and in manufacturing and marketing diagnostics and therapeutics;
•	tests or products that have been approved or are in late stages of development; and
•	collaborative arrangements in our target markets with leading companies and research institutions.

Our competitors may develop or commercialize tests or products with significant advantages over any diagnostic tests or therapeutic products we, our collaborators or third-party licensees may develop. Our competitors may therefore be more successful in commercializing their tests and products than we, our collaborators, or third party licensees are, which could adversely affect our competitive position and business.

Health insurers and other third-party payors may decide not to cover our diagnostic products or may provide inadequate reimbursement, which could jeopardize our commercial prospects.

In the United States, private and government payors decide whether to cover a new diagnostic test, the amount that it will pay for a covered test and the specific conditions for reimbursement. In May 2012, we announced that the designated MAC for the miRview® mets2 test had informed us that it plans to cover this test for Medicare beneficiaries, and in June 2012, we announced that the MAC had established a reimbursement rate for the test. Each third-party payor, however, makes its own decision about which tests it will cover and how much it will pay. While many third-party payors will follow the lead of Medicare, we cannot provide any assurance that other payors will cover this test or any of our other tests. The coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of each of our tests to each payor separately, with no assurance that approval will be obtained. If third-party payors decide not to cover our diagnostic tests or if Medicare or other payors offer inadequate payment amounts, our ability to generate revenue from our diagnostic tests could be limited. Third-party payors that decide to reimburse for our tests may stop or lower payment at any time, which would reduce revenue. We cannot predict whether third-party payors will cover our tests or offer adequate payments. We also cannot predict the timing of such decisions. In addition, physicians or patients may decide not to order our tests if third-party payments are inadequate, especially if ordering the test could result in financial liability for the patient.

In the United States, the American Medical Association, or AMA, assigns specific Current Procedural Terminology, or CPT, codes, which are a medical nomenclature used to report medical procedures and services under public and private health insurance plans. Once the CPT code is established, the Centers for Medicare and Medicaid Services, or CMS, establishes reimbursement payment levels and coverage rules for Medicare, and private payors establish rates and coverage rules independently. We cannot guarantee that any of our tests will receive its own CPT code and will be approved for reimbursement by Medicare or other third-party payors. Additionally, any or all of our diagnostic tests developed in the future may not be approved for reimbursement or may be approved at a level that limits our commercial success.

In addition, payment for diagnostic tests furnished to Medicare beneficiaries in most instances is made based on a fee schedule set by CMS. In recent years, payments under these fee schedules have decreased and may decrease more, which could jeopardize our commercial prospects. Reimbursement decisions in the European Union and in other jurisdictions outside of the United States vary by country and regions and there can be no assurance that we will be successful obtaining adequate reimbursement.

Changes in healthcare policy could increase our costs, decrease our revenues and impact sales of and reimbursement for our tests.

In March 2010, the President of the United States signed the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, or the Healthcare Reform Act. This law substantially changes the way health care will be financed by both governmental and private insurers, and significantly impacts our industry. The Healthcare Reform Act contains a number of provisions that are expected to impact our business and operations, including those governing enrollment in federal healthcare programs, reimbursement changes and fraud and abuse, which will impact existing government healthcare programs and will result in the development of new programs.

Additional provisions of the Healthcare Reform Act, some of which became effective in 2011, may negatively affect our revenues. For example, the Healthcare Reform Act mandates a reduction in payments for clinical laboratory services paid under the Medicare Clinical Laboratory Fee Schedule of 1.75% for the years 2011 through 2015. This adjustment is in addition to a productivity adjustment to the Clinical Laboratory Fee Schedule. It also imposes an excise tax of 2.3% on the sales of medical devices beginning in 2013.

In addition to the Healthcare Reform Act, there will continue to be proposals by legislators at both the federal and state levels, regulators and third-party payors to keep these costs down while expanding individual healthcare benefits. Some of these changes could impose additional limitations on the prices we will be able to charge for our tests or the amounts of payment available for our tests from governmental agencies or third-party payors. While in general it is too early to predict specifically what effect the Health Reform Act and its implementation or any future healthcare reform legislation or policies will have on our business, current and future healthcare reform legislation and policies could have a material adverse effect on our business and financial condition.

The market may not be receptive to any diagnostic tests or therapeutic products using our microRNA technology upon their commercial introduction.

Any diagnostic tests or therapeutic products using our microRNA technology that we, our collaborators or third-party licensees have developed or are developing are based upon new technologies or diagnostic or therapeutic approaches. Key participants in pharmaceutical marketplaces, such as physicians, third-party payors and consumers, may not accept a microRNA-based approach. As a result, it may be more difficult for us, our collaborators or third-party licensees to convince the medical community and third-party payors to accept and use such tests and products. Other factors that we believe will materially affect market acceptance of diagnostic tests or therapeutic products using our microRNA technology include:

•	the timing of any marketing approvals, the terms of any approvals and the countries in which approvals are obtained;
•	the success of physician education programs;
•	the availability of alternative diagnostics and therapeutics; and
•	the pricing of such tests or products, particularly as compared to alternatives.

Risks Related to Our Dependence on Third Parties

We are largely dependent upon our distributors for the success of commercialization of our current diagnostic tests.

We currently have the following distribution agreements relating to our diagnostic tests:

•	with Teva Pharmaceutical Industries Ltd., pursuant to which Teva has the right to distribute these tests in Turkey and Israel;
•	with Warnex Medical Laboratories, a division of Warnex, Inc., pursuant to which Warnex has the exclusive right to distribute these tests in Canada;
•	with Genekor S.A., pursuant to which Genekor has the exclusive right to distribute these tests in Greece;
•	with Super Religare Laboratories Limited (SRL), pursuant to which SRL has the non-exclusive right to distribute these tests in India, Saudi Arabia, Qatar and the United Arab Emirates; and
•	with Genetic Technologies Limited (GTL), pursuant to which GTL has the exclusive right to distribute these tests in Australia, New Zealand and Singapore.

We are largely dependent upon these distributors for the commercial success of our tests outside of the United States. The potential revenues from these agreements are based on the sale of our products by these distributors and will depend upon our distributors’ ability to devote the necessary resources to successfully commercialize these tests. In addition, if any of our current or potential future distributors were to breach or terminate its agreement with us, the commercialization of these tests could be adversely affected because we may not have sufficient financial resources or capabilities to successfully commercialize these tests on our own or find other partners.

In addition, in July 2012, we entered into a co-marketing agreement with Precision Therapeutics, pursuant to which we have granted Precision Therapeutics the co-exclusive right, along with us, to market miRview® mets2 in the United States. Accordingly, the successful marketing of miRview® mets2 in the United States will depend to a significant degree on the ability of Precision Therapeutics to devote the necessary resources to successfully market this test.

If any of our distributors or co-marketers does not devote sufficient time and resources to the collaboration or if a collaboration is breached or terminated, we may not realize the potential commercial benefits of the arrangement, and our results of operations may be adversely affected.

We may not be able to execute our business strategy if we are unable to enter into additional collaborations with other companies that can provide capabilities and funds for the development and commercialization of our microRNA-based diagnostics and therapeutics.

We have limited capabilities for sales, marketing, distribution and product development, including obtaining regulatory approval of therapeutic products. Accordingly, we may enter into additional collaborations with pharmaceutical, biotechnology or diagnostic companies to jointly develop specific tests or products and to jointly commercialize them. In such collaborations, we would expect our collaborators to provide substantial capabilities in clinical development, regulatory affairs, marketing and sales. While such agreements could provide us with an opportunity to develop and commercialize tests and products, they may necessitate a reliance on our collaboration partner in numerous aspects of the research and development, regulation, manufacturing, marketing and sales of these tests and products. We may not be successful in entering into any additional collaborations on favorable terms or maintaining any such collaborations into which we enter. In addition, while such agreements would provide us with opportunities, they would also require us to share the down-stream profits with our collaborators, thereby reducing our ability to fully capitalize on sales.

If any collaborator terminates or fails to perform its obligations under agreements with us, the development and commercialization of our tests and products could be delayed or terminated.

Our expected dependence on collaborators for certain capabilities and funding means that our business would be adversely affected if any collaborator terminates its collaboration agreement with us or fails to perform its obligations under that agreement. Our current or future collaborations, if any, may not be scientifically or commercially successful. Disputes may arise in the future with respect to the ownership of rights to tests or products developed with collaborators, which could have an adverse effect on our ability to develop and commercialize any affected test or product. If a collaborator terminates its collaboration with us, for breach or otherwise, it could be difficult for us to attract new collaborators and it could adversely affect how we are perceived in the business and financial communities. In addition, a collaborator could determine that it is in its financial interest to:

•	pursue alternative technologies or develop alternative tests or products, either on its own or jointly with others, that may be competitive with the tests or products on which it is collaborating with us or which could affect its commitment to the collaboration with us;
•	pursue higher priority programs or change the focus of their development programs, which could affect the collaborator’s commitment to us; or
•	if it has marketing rights and obligations, choose to devote fewer resources to the marketing of our tests or products, than they do for tests or products of their own development, or of their co-development with third parties.

If any of these occur, we may not have sufficient financial resources or capabilities to continue the development and commercialization of such test or product on our own.

We rely on third parties for tissue samples and other materials required for our research and development activities and if we are unable to reach agreements with these third parties our research and development activities would be delayed.

We rely on third parties, primarily hospitals, health clinics and academic institutions, for the provision of tissue samples and other materials required in our research and development activities. Obtaining these materials requires various approvals as well as reaching a commercial agreement on acceptable terms with the hospital or other provider of the materials. We may not be able to reach agreements with a sufficient number of suppliers or do so on terms acceptable to us. If we are unable to reach acceptable agreements with a sufficient number of suppliers of research materials, our research and development activities will be delayed and our ability to implement our business plan will be compromised.

We currently have limited sales, marketing or distribution experience and may depend significantly on third parties to commercialize microRNA-based diagnostic tests or therapeutic products we may develop.

We currently have a small U.S. sales and marketing team. We will need to significantly expand our sales team or rely on collaborators or other third parties (such as Precision Therapeutics) to commercialize our current tests and any future tests we may develop in the United States. We have limited control over the sales, marketing and distribution activities of our collaborators, and our future revenues will depend on the success of the efforts of our collaborators. To significantly expand our internal sales, distribution and marketing capabilities, we will have to invest significant amounts of financial and management resources, and we will face a number of additional risks, including:

•	we may not be able to attract and build a significant marketing or sales force;
•	the cost of establishing a marketing or sales force may not be justifiable in light of the revenues generated by any particular test or product; and
•	our direct sales and marketing efforts may not be successful.

Risks Related to Our Operations

If we are unable to attract and retain qualified key management and scientists, staff consultants and advisors, our ability to implement our business plan may be adversely affected.

We are highly dependent upon certain of our senior management and scientific staff. The loss of the service of these persons may significantly delay or prevent our achievement of product development and other business objectives. Our employment agreements with our key personnel are terminable by the employee at any time with notice. Additionally, although we have generally been successful in our recruiting efforts, we face intense competition for qualified individuals from numerous pharmaceutical and biotechnology companies, universities, governmental entities and other research institutions. We may be unable to attract and retain suitably qualified individuals, and our failure to do so could have an adverse effect on our ability to implement our business plan.

There is a substantial risk of product liability claims in our business. If we are unable to obtain sufficient insurance, a product liability claim against us could adversely affect our business.

Our business exposes us to significant potential product liability risks that are inherent in the development, manufacturing and marketing of diagnostics and therapeutics. Product liability claims could delay or prevent completion of our clinical development programs. We currently have product liability insurance covering our current commercial tests, and clinical trial insurance for certain trials and cancer programs requiring insurance in an amount up to $5 million in the aggregate. We plan to obtain insurance for all research programs at appropriate levels prior to initiating any required clinical trials and at higher levels prior to marketing approved therapeutic products. Any insurance we obtain may not provide sufficient coverage against potential liabilities. Furthermore, clinical trial and product liability insurance is becoming increasingly expensive. As a result, we may be unable to obtain sufficient insurance at a reasonable cost to protect us against losses caused by product liability claims that could have a material adverse effect on our business.

If we are unable to manage the challenges associated with our international operations, the growth of our business could be limited.

In addition to our operations in Rehovot, Israel, our wholly owned subsidiary, Rosetta Genomics Inc., operates our CLIA-and CAP certified laboratory in Philadelphia, Pennsylvania. We are subject to a number of risks and challenges that specifically relate to these international operations. Our international operations may not be successful if we are unable to meet and overcome these challenges, which could limit the growth of our business and may have an adverse effect on our business and operating results. These risks include:

•	fluctuations in foreign currency exchange rates that may increase the U.S. dollar cost of our international operations;
•	difficulty managing operations in multiple locations, which could adversely affect the progress of our development programs and business prospects;
•	local regulations that may restrict or impair our ability to conduct pharmaceutical and biotechnology-based research and development;
•	foreign protectionist laws and business practices that favor local competition;

•	failure of local laws to provide the same degree of protection against infringement of our intellectual property, which could adversely affect our ability to develop tests or products or reduce future product or royalty revenues, if any, from tests or products we may develop;
•	laws and regulations governing U.S. immigration and entry into the United States that may restrict free movement of our employees between Israel and the United States; and
•	laws and regulations governing U.S. immigration and entry into the United States that may restrict employment of Israeli citizens in our U.S. facilities.

We are exposed to risks relating to evaluations of controls required by Section 404 of the Sarbanes-Oxley Act of 2002, and have identified a material weakness in internal control over financial reporting.

Under the current rules of the SEC, we are now required to comply with the management assessment of internal control over financial reporting requirement of Section 404 of the Sarbanes-Oxley Act of 2002. We evaluated our internal control systems as of December 31, 2011 to allow management to report on our internal control over financial reporting, and identified an internal control deficiency that constitutes a “material weakness” under applicable SEC and Public Company Accounting Oversight Board rules and regulations relating to management and audit committee internal control review. A “material weakness” is a control deficiency, or combination of control deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. Because of this material weakness, management concluded that, as of December 31, 2011, we did not maintain effective internal control over financial reporting. If we are not successful in remediating the material weakness, or if we determine in future fiscal periods that we have additional material weaknesses in our internal control over financial reporting, it could cause us to fail to meet our periodic reporting obligations or result in material misstatements in our financial statements, which in turn could lead to a decline in our stock price.

Risks Related to Israeli Law and Our Operations in Israel

For certain calendar years, we were a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. There may be negative tax consequences for holders of our ordinary shares who are U.S. residents and do not make certain timely tax elections.

We believe that we were a PFIC for the years ended December 31, 2003, 2006, 2007, 2010, and 2011, or the PFIC Years. We nevertheless recognize that there are significant areas of uncertainty in the PFIC rules and the Internal Revenue Service, or IRS, may not agree with our belief. We are deemed to be a PFIC if 75% or more of our gross income in a taxable year, including our pro rata share of the gross income of any company, U.S. or foreign, in which we are considered to own, directly or indirectly, 25% or more of the shares by value, is passive income. We are also deemed to be a PFIC if at least 50% of our assets in a taxable year, averaged over the year and ordinarily determined based on fair market value, including our pro rata share of the assets of any company in which we are considered to own, directly or indirectly, 25% or more of the shares by value, are held for the production of, or produce, passive income.

Accordingly, for any U.S. shareholders who either: (i) held our ordinary shares during the PFIC Years, or (ii) holds shares in any subsequent year that we are deemed a PFIC that does not make an election to treat us as a “qualified electing fund,” or QEF, or make a “mark-to-market” election, then “excess distributions” to a U.S. shareholder, and any gain recognized by a U.S. shareholder on a disposition of our ordinary shares, would be taxed in an unfavorable way. Among other consequences, “excess distributions” and gains on a disposition of our ordinary shares would be taxed at the highest rates applicable to ordinary income, rather than potentially lower rates for qualified dividends and long-term capital gains to non-corporate taxpayers. PFIC status is determined annually and cannot be definitively determined until the close of the year in question. In addition, if the IRS determines that we are a PFIC for a year with respect to which we have determined that we were not a PFIC, it might be too late for a U.S. shareholder to make a timely QEF or mark-to-market election. U.S. shareholders who held or hold ordinary shares during the PFIC Years will be subject to the foregoing rules, even if we cease to be a PFIC in subsequent years, subject to exceptions for U.S. shareholders who made a timely QEF or mark-to-market election.

We are headquartered in Israel and therefore our results may be adversely affected by political, economic and military instability in Israel.

Our principal executive offices and research and development facilities and many of our suppliers are located in Israel. Accordingly, political, economic and military conditions in Israel may directly affect our business. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors, as well as incidents of civil unrest. During the winter of 2008, Israel was engaged in an armed conflict with Hamas in the Gaza Strip. This conflict involved missile strikes against civilian targets in central Israel that resulted in economic losses. Although Israel has entered into various agreements with the Palestinian Authority, Israel has been and is subject to related civil unrest and Palestinian terrorist activity, with varying levels of severity, since September 2000. Tension among the different Palestinian factions may create additional unrest and uncertainty.

In addition, during 2011, riots and uprisings in several countries in the Middle East have led to severe political instability and to a decline in the regional security situation. Such instability may affect the global economy and marketplace, could negatively affect business conditions and therefore could adversely affect our operations and make it more difficult for us to raise capital.

We can give no assurance that security and political conditions will have no impact on our business in the future. Hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could adversely affect our operations and could make it more difficult for us to raise capital. Ongoing and revived hostilities or other adverse political or economic developments in Israel or the region could harm our operations and product development and cause sales of any approved products to decrease. In addition, Israel and companies doing business with Israel have, in the past, been subject to economic boycotts. Several countries, principally those in the Middle East, still restrict business with Israel and Israeli companies. These restrictive laws and policies may seriously limit our ability to sell any approved products in these countries.

Our business insurance does not cover losses that may occur as a result of events associated with the security situation in the Middle East. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, there can be no assurance that this government coverage will be maintained. Any losses or damages incurred by us could have a material adverse effect on our business. Any armed conflicts or political instability in the region would likely negatively affect business conditions and could harm our results of operations.

Our operations could be disrupted as a result of the obligation of management or key personnel to perform military service in Israel.

Many of our male employees in Israel, are obligated to perform military reserve duty annually for extended periods of time through the age of 45 (or older for citizens with certain occupations) and, in the event of a military conflict, could be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. It is possible that there will be additional call-ups in the future. Our operations could be disrupted by the absence of a significant number of our employees related to military service or the absence for extended periods of military service of one or more of our key employees.

The government tax benefits that we are currently eligible to receive require us to meet several conditions and may be terminated or reduced in the future, which would increase our costs.

Some of our operations in Israel have been granted “approved enterprise” status by the Investment Center in the Israeli Ministry of Industry, Trade and Labor that resulted in our currently being eligible for tax benefits under the Israeli Law for Encouragement of Capital Investments, 1959, as amended. These benefits will commence in the first year in which we produce taxable income. Pursuant to these benefits, undistributed income that we generate from our “approved enterprise” will be tax exempt for two years and, thereafter, will be subject to a corporate tax at a rate of 10% – 25% for an additional five to eight years, depending on the extent of foreign investment in us. The availability of these tax benefits, however, is subject to certain requirements, including, among other things, making specified investments in fixed assets and equipment, financing a percentage of those investments with our capital contributions, compliance with our marketing program which was submitted to the Investment Center, filing of certain reports with the Investment Center and compliance with Israeli intellectual property laws. If we do not meet these requirements in the future, these tax benefits may be cancelled and we may be required to refund the amount of the benefits already received, in whole or in part, with the addition of linkage differentials to the Israeli consumer price index and interest, or other monetary penalty. The tax benefits that we anticipate receiving under our current “approved enterprise” program may not be continued in the future at their current levels or at all.

We participate in a “consortium” that may restrict the transfer of know-how that we develop.

We are currently participating in the consortium “Rimonim,” which is supported by the OCS. The aim of this consortium is to develop technologies for the use of siRNA and microRNA mimetics for therapeutics. The consortium includes five companies and seven academic groups. The transfer of know-how developed in the framework of the consortium or rights to manufacture based on and/or incorporating such know-how to third parties which are not members of the consortium requires the consent of the OCS.

Provisions of Israeli law may delay, prevent or impede an acquisition of us, which could prevent a change of control.

Israeli corporate law regulates mergers, requires tender offers for acquisitions of shares above specified thresholds, requires special approvals for transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to these types of transactions. For example, a merger may not be completed unless at least 50 days have passed from the date that a merger proposal was filed by each merging company with the Israel Registrar of Companies and at least 30 days from the date that the shareholders of both merging companies approved the merger. In addition, the approval of a majority of each class of securities of the target company is required to approve a merger.

Furthermore, Israeli tax considerations may make potential transactions unappealing to us or to our shareholders whose country of residence does not have a tax treaty with Israel exempting such shareholders from Israeli tax. For example, Israeli tax law does not recognize tax free share exchanges to the same extent as U.S. tax law. With respect to mergers, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of numerous conditions, including a holding period of two years from the date of the transaction during which sales and dispositions of shares of the participating companies are restricted. Moreover, with respect to certain share swap transactions, the tax deferral is limited in time, and when the time expires, tax then becomes payable even if no actual disposition of the shares has occurred.

These provisions could delay, prevent or impede an acquisition of us, even if such an acquisition would be considered beneficial by some of our shareholders.

It may be difficult to enforce a U.S. judgment against us, our officers and directors or to assert U.S. securities law claims in Israel.

We are incorporated in Israel. Most of our executive officers and directors are not residents of the United States, and a majority of our assets and the assets of these persons are located outside of the United States. Therefore, it may be difficult to enforce a judgment obtained in the United States, against us or any of these persons, in U.S. or Israeli courts based on the civil liability provisions of the U.S. federal securities laws. Additionally, it may be difficult to enforce civil liabilities under U.S. federal securities laws in original actions instituted in Israel.

Being a foreign private issuer exempts us from certain SEC and NASDAQ requirements.

We are a “foreign private issuer” within the meaning of rules promulgated by the SEC. As such, we are exempt from certain provisions applicable to U.S. public companies including:

•	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q and current reports on Form 8-K;
•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;
•	the provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information; and

•	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction (a purchase and sale, or sale and purchase, of the issuer’s equity securities within less than six months).

In addition, under the rules and regulations of The NASDAQ Stock Market, a foreign private issuer may follow its home country practice in lieu of certain NASDAQ listing requirements. For example, under NASDAQ’s rules, each of (1) the private placement completed in December 2010, (2) the concurrent private placement and registered direct offering completed in February 2011, (3) the private placement completed in October 2011, (4) the Debenture transaction completed in January 2012, (5) the April 2012 Registered Direct Offering, (6) the Initial May 2012 Registered Direct Offering and (7) the Subsequent May 2012 Registered Direct Offering, would have required shareholder approval because these offerings represented the issuance (or potential issuance) of more than 20% of our outstanding ordinary shares at a price per share below the greater of book value per share or market value per share. However, we chose to follow our home country practice, which did not require shareholder approval of these offerings. Because of these SEC and NASDAQ exemptions, investors are not afforded the same protections or information generally available to investors holding shares in public companies organized in the United States.

Risks Related to this Offering and our Ordinary Shares

Our stock price has been and is likely to continue to be volatile and the market price of our ordinary shares may drop.

Prior to our February 2007 initial public offering, there was not a public market for our ordinary shares. There is a limited history on which to gauge the volatility of our stock price; however, since our ordinary shares began trading on NASDAQ on February 27, 2007 through July 24, 2012, our stock price has fluctuated from a low of $1.40 to a high of $619.77 (after giving effect to the May 2012 reverse split). Furthermore, the stock market has recently experienced significant volatility, particularly with respect to pharmaceutical, biotechnology, and other life sciences company stocks. The volatility of pharmaceutical, biotechnology, and other life sciences company stocks often does not relate to the operating performance of the companies represented by the stock. Some of the factors that may cause the market price of our ordinary shares to fluctuate include:

•	failure of any of our diagnostic tests to achieve commercial success;
•	introduction of technological innovations or new commercial products by us or our competitors;
•	our entry into new, or termination or other developments relating to our existing, collaboration, distribution and licensing agreements;
•	developments relating to our efforts to commercialize our tests in the United States;
•	regulatory developments in the United States and foreign countries;
•	developments or disputes concerning patents or other proprietary rights;
•	failure to secure adequate capital to fund our operations, or the issuance of equity securities at prices below fair market price;
•	changes in estimates or recommendations by securities analysts, if any cover our securities;
•	litigation;
•	future sales of our ordinary shares;
•	general market conditions;
•	changes in the structure of healthcare payment systems;
•	economic and other external factors or other disasters or crises;
•	period-to-period fluctuations in our financial results; and
•	overall fluctuations in U.S. equity markets.

These and other external factors may cause the market price and demand for our ordinary shares to fluctuate substantially, which may limit or prevent investors from readily selling their shares and may otherwise negatively affect the liquidity of our ordinary shares. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management.

Management will have broad discretion as to the use of the proceeds from this offering.

We have not designated the amount of net proceeds we will receive from this offering for any particular purpose. Accordingly, our management will have broad discretion as to the application of these net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds.

We do not intend to pay any cash dividends in the foreseeable future and, therefore, any return on your investment in our ordinary shares must come from increases in the fair market value and trading price of our ordinary shares.

We do not intend to pay any cash dividends in the foreseeable future and, therefore, any return on your investment in our ordinary shares must come from increases in the fair market value and trading price of our ordinary shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have filed with the SEC that are incorporated by reference into this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements reflect our current view about future plans, intentions or expectations. These forward-looking statements may be included herein or incorporated by reference in this prospectus and include, in particular, statements about our plans, strategies and prospects and may be identified by terminology such as “may,” “will,” “should,” “expect,” “scheduled,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “aim,” “potential,” or “continue” or the negative of those terms or other comparable terminology. These forward-looking statements are subject to risks, uncertainties and assumptions about us. Although we believe that our plans, intentions and expectations are reasonable, we may not achieve our plans, intentions or expectations.

Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus under the caption “Risk Factors”, and in the reports we have filed with the SEC and which are incorporated by reference herein, including statements under the caption “Risk Factors” and “Forward-Looking Statements” in such reports. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this prospectus under the caption “Risk Factors,” and in the reports we have filed with the SEC and which are incorporated by reference herein, including statements under the caption “Risk Factors” and “Forward-Looking Statements” in such reports, in which we have disclosed the material risks related to our business. These forward-looking statements involve risks and uncertainties, and the cautionary statements identify important factors that could cause actual results to differ materially from those predicted in any forward-looking statements. We undertake no obligation to update any of the forward-looking statements after the date of this prospectus to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law. You should read this prospectus and the documents incorporated by reference completely and with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

In addition, we have obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of 3,000,000 ordinary shares in this offering will be approximately $27.7 million, assuming a public offering price of $10.15 per share, the last reported sale price of our common shares, on The NASDAQ Capital Market on July 24, 2012, and after deducting the estimated underwriting discounts and estimated offering expenses payable by us. If the underwriter exercises the over-allotment option, we estimate that we will receive additional net proceeds of approximately $4.2 million.

We intend to use the net proceeds from the sale of securities under this prospectus for our operations and for other general corporate purposes, including, but not limited to, repayment or refinancing of indebtedness or other corporate borrowings, working capital, intellectual property protection and enforcement, capital expenditures, investments, acquisitions or collaborations, research and development and product development. We have not determined the amount of net proceeds to be used specifically for the foregoing purposes. As a result, our management will have broad discretion in the allocation of the net proceeds. Pending use of the net proceeds, we intend to invest any proceeds in a variety of capital preservation instruments, including short-term, investment-grade, interest-bearing instruments.

DIVIDEND POLICY

To date, we have not declared or paid cash dividends on any of our shares, and we have no current intention of paying any cash dividends in the near future.

The Companies Law also restricts our ability to declare and pay dividends. We can only distribute dividends from profits (as defined in the Companies Law), if, in the discretion of our board of directors, there is no reasonable concern that the dividend distribution will prevent us from meeting our existing and anticipated obligations as they come due. The payment of dividends may be subject to Israeli withholding taxes.

CAPITALIZATION

The table below sets forth our capitalization and indebtedness as of December 31, 2011:

•	on an actual basis;
•	on a pro forma basis to give effect to (1) the sale and issuance of the $1,750,000 Debenture on January 27, 2012, (2) the sale and issuance of 540,000 ordinary shares in the April 2012 Registered Direct Offering at a public offering price of $2.55 per share, (3) the increase in our authorized ordinary shares from 2,000,000 shares to 20,000,000 shares, effective May 14, 2012, (4) the sale and issuance of 632,057 ordinary shares in the Initial May 2012 Registered Direct Offering at a public offering price of $3.50 per share, (5) the sale and issuance of 570,755 ordinary shares in the Subsequent May 2012 Registered Direct Offering at a public offering price of $11.50 per share, (6) as of July 15, 2012, the exercise of Series A warrants issued in October 2011 to purchase 113,342 ordinary shares at an exercise price of $7.50 per share, and (7) the prepayment of $1,450,000 in principal amount and $288,000 in interest of the Debenture on June 21, 2012; and
•	on a pro forma as adjusted basis to give additional effect to the sale and issuance of 3,000,000 ordinary shares in this offering, at an assumed offering price of $10.15 per share, which was the last reported closing price of our ordinary shares on The NASDAQ Capital Market on July 24, 2012.

	As of December 31, 2011		Pro Forma As Adjusted
	Actual	Pro Forma
	(in thousands, except share and per share data)
Debt:
Current maturities of capital lease	$30	30	30
Long-term capital lease	—	—	—
Debenture	—	300	300
Warrants related to share purchase agreement	165	165	165
Total debt	$195	495	495
Shareholders’ equity:
Ordinary shares of NIS 0.6 par value; 2,000,000 authorized, 704,489 shares issued and 701,232 shares outstanding, actual; 20,000,000 authorized, 2,560,643 shares issued and 2,557,386 shares outstanding, pro forma; 20,000,000 authorized, 5,560,643 shares issued and 5,557,386 shares outstanding, pro forma as adjusted	$108	397	847
Additional paid in capital	84,581	94,351	121,601
Other comprehensive income	—	—	—
Deficit accumulated during the development stage	(85,045)	(85,045)	(85,045)
Total shareholders’ equity	(356)	9,703	37,403
Non-controlling interest	—	—	—
Total equity	(356)	9,703	37,403
Total capitalization and indebtedness	$(161)	10,198	37,898

MARKET FOR OUR ORDINARY SHARES

Our ordinary shares began trading on The NASDAQ Global Market on February 27, 2007 under the symbol “ROSG.” On June 30, 2010, we transferred the listing of our ordinary shares from The NASDAQ Global Market to The NASDAQ Capital Market. Prior to February 27, 2007, there was no established public trading market for our ordinary shares. The high and low sales prices per share of our ordinary shares for the periods indicated are set forth below. This information reflects a 1-for-4 reverse stock split effected on July 6, 2011 and the May 2012 reverse split.

Year Ended	High	Low
December 31, 2007	$619.77	$71.25
December 31, 2008	$374.98	$64.80
December 31, 2009	$227.99	$70.79
December 31, 2010	$208.79	$54.00
December 31, 2011	$61.80	$1.95

Quarter Ended	High	Low
March 31, 2010	$208.79	$95.40
June 30, 2010	$143.99	$93.00
September 30, 2010	$103.55	$55.80
December 31, 2010	$106.19	$54.00
March 31, 2011	$61.80	$30.00
June 30, 2011	$33.00	$12.00
September 30, 2011	$36.45	$13.65
December 31, 2011	$20.55	$1.95
March 31, 2012	$11.25	$2.43
June 30, 2012	$23.43	$1.40

Month Ended	High	Low
January 31, 2012	$11.25	$2.43
February 29, 2012	$7.35	$4.53
March 31, 2012	$9.60	$3.75
April 30, 2012	$6.45	$2.27
May 31, 2012	$23.43	$1.40
June 30, 2012	$17.35	$9.29

DILUTION

If you purchase our ordinary shares in this offering, your interest will be diluted to the extent of the difference between the public offering price per share and the pro forma net tangible book value per share of our ordinary shares after this offering. We calculate pro forma net tangible book value per share by subtracting our total liabilities from our total tangible assets and dividing the difference by the number of outstanding ordinary shares as of December 31, 2011, after giving pro forma effect to the net proceeds from the following:

•	the sale and issuance of the $1,750,000 Debenture on January 27, 2012;
•	the sale and issuance of 540,000 ordinary shares in the April 2012 Registered Direct Offering at a public offering price of $2.55 per share;
•	the sale and issuance of 632,057 ordinary shares in the Initial May 2012 Registered Direct Offering at a public offering price of $3.50 per share;
•	the sale and issuance of 570,755 ordinary shares in the Subsequent May 2012 Registered Direct Offering at a public offering price of $11.50 per share;
•	as of July 15, 2012, the exercise of Series A warrants issued in October 2011 to purchase 113,342 ordinary shares at an exercise price of $7.50 per share; and
•	the prepayment of $1,450,000 in principal amount and $288,000 in interest of the Debenture on June 21, 2012.

Our pro forma net tangible book value at December 31, 2011, after giving effect to the above securities issuances, was $9.42 million, or $3.68 per share. After giving effect to the sale of 3,000,000 ordinary shares in this offering at an assumed offering price of $10.15 per share, the last reported sale price of our ordinary shares on The NASDAQ Capital Market on July 24, 2012, and after deducting estimated offering commissions and expenses payable by us, our pro forma as adjusted net tangible book value as of December 31, 2011 would have been $37.1 million, or $6.68 per share. This represents an immediate increase in the pro forma net tangible book value per share of $3.00 to our existing stockholders and an immediate dilution of $3.47 per share to new investors. The following table illustrates this per share dilution:

Assumed public offering price per share		$10.15
Historical net tangible book value per share as of December 31, 2011	$(0.51)
Pro forma increase per share	$4.19
Pro forma net tangible book value per share as of December 31, 2011		$3.68
Increase per share attributable to this offering	3.00
Pro forma as adjusted net tangible book value per share after this offering		6.68
Dilution per share to new investors		$3.47

If the underwriter exercises the over-allotment option in full in this offering, our pro forma as adjusted net tangible book value per ordinary share will be $6.87 representing an immediate increase in pro forma net tangible book value per share attributable to this offering of $3.19 to our existing investors and an immediate dilution per share to new investors in this offering of $3.28.

The following table summarizes, on a pro forma as adjusted basis as of December 31, 2011, the differences between the number of ordinary shares acquired from us, the total amount paid and the average price per share paid by the existing holders of our ordinary shares and by investors in this offering, based upon an assumed public offering price of $10.15 per share, the last reported sale price of our ordinary shares on The NASDAQ Capital Market on July 24, 2012.

	Shares		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing shareholders	2,557,386	46.0%	$97,609,853	76.2%	$38.17
New investors	3,000,000	54.0%	$30,450,000	23.8%	$10.15
Total	5,557,386	100.0%	$128,059,853	100.0%

The tables above assume no exercise of options or warrants outstanding after December 31, 2011. To the extent that outstanding options or warrants are exercised, there will be further dilution to new investors.

BUSINESS

Overview

We are seeking to develop and commercialize new diagnostic tests based on a recently discovered group of genes known as microRNAs. MicroRNAs are naturally expressed, or produced, using instructions encoded in DNA and are believed to play an important role in normal function and in various pathologies. We have established a CLIA-certified laboratory in Philadelphia, Pennsylvania, which enables us to develop, validate and commercialize our own diagnostic tests applying our microRNA technology.

We believe that we were the first commercial enterprise to focus on the emerging microRNA field, and that as a result, we have developed an early and strong intellectual property position related to the development and commercialization of microRNA-based diagnostics. Using our intellectual property, collaborative relationships with leading commercial enterprises and academic and medical institutions, and expertise in the field of microRNAs, we have initiated microRNA-based diagnostic programs for various cancers. In late-2008, we launched our first three diagnostic tests applying our microRNA technology:

1.	miRview® mets — for identification of the origin of the primary tumor of metastases;
2.	miRview® squamous — for differentiating squamous from non squamous non-small cell lung cancer; and
3.	miRview® meso — for differentiating mesothelioma from carcinomas in the lung and pleura.

In December 2010, we launched our fourth product, miRview® mets2, which expands the utility of our miRview® mets test.

In July 2011, we launched our fifth product, miRview® lung, for differentiating primary lung cancers into four types: squamous lung cancer, non squamous non-small cell lung cancer, carcinoid lung cancer and small cell lung cancer.

In May 2012, we announced the launch of our sixth product, miRview® kidney, to classify the four most common kidney tumors: Clear Cell RCC, Papillary RCC, Chromophobe RCC and Oncocytoma.

We currently have distribution agreements with respect to some of these tests covering Australia, Canada, Greece, India, Israel, New Zealand, Qatar, Saudi Arabia, Singapore, Turkey and the United Arab Emirates. In addition, in July 2012, we entered into a co-marketing agreement with Precision Therapeutics, pursuant to which we have granted Precision Therapeutics the co-exclusive right, along with us, to market miRview® mets2 in the United States. All of these agreements call for samples to be sent to our CLIA-certified laboratory in Philadelphia, Pennsylvania for analysis.

In general, we are generating increasing demand for our testing services, primarily miRview® mets2, through our direct selling effort in the United States and are successfully fulfilling that demand in our lab in Philadelphia, Pennsylvania, and we are working, with our reimbursement vendor and consultants, to gain more consistent payment from commercial payors as well as to secure reimbursement coverage from Medicare. In May 2012, we announced that the designated MAC for the miRview® mets2 test had informed us that it plans to cover this test for all Medicare beneficiaries, and in June 2012, we announced that the MAC had established a reimbursement rate for the test.

In addition, we are in the discovery stage for a body fluid-based diagnostic test for heart failure. We have performed a proof of concept study which demonstrated that by using microRNA expression levels in blood we can identify heart failure patients. We are currently performing additional studies to assess the feasibility to develop a minimally-invasive microRNA-based stratification test for heart failure.

MicroRNAs also represent potential targets for the development of novel drugs. We are participating in the Rimonim Consortium, which is supported by the OCS. The aim of this consortium is to develop technologies for the use of siRNA and microRNA mimetics for therapeutics. In this consortium we hope to develop novel microRNA mimetic molecules with novel chemical modifications, as well as novel delivery systems for microRNAs. The consortium includes five companies and seven academic groups. The transfer of know-how developed in the framework of the consortium or rights to manufacture based on and/or incorporating such know-how to third parties which are not members of the consortium requires the consent of the OCS. See also “— Rimonim Consortium” below.

Background

Rosetta Genomics was founded in 2000 with the belief that what was known as “junk DNA” actually contains hundreds, possibly thousands, of tiny RNA genes that encode small RNA molecules, later termed microRNAs, which play an important role in the regulation of protein production, and hence the onset and progression of disease. In the cell, genes are expressed through information carried from our DNA by messenger RNAs, or mRNAs, which is in turn translated into proteins. Proteins are the building blocks of all living cells. The type of cell, its function, and the timing of its death are determined by which proteins are produced in the cell, and at what quantities and time they are produced. However, the proteins are the end product of a complex process which begins with the genetic code present in DNA. Before a protein is expressed, or produced, relevant parts of the DNA are copied into a mRNA. Each mRNA holds a code with instructions on how to build a specific protein using a process called translation. Although one mRNA molecule is capable of translating hundreds of thousands of protein molecules, the number it actually produces is regulated by microRNAs. MicroRNAs have been found to regulate the expression of other genes by binding to the mRNA.

MicroRNAs have been shown to have varying expression levels across various pathological conditions, and thus have significant potential as a new class of highly sensitive and tissue specific biomarkers. We have developed a microRNA discovery process and have demonstrated, in a work published by us in Nature Genetics that the number of human microRNAs is significantly higher than what was previously believed. We have discovered hundreds of biologically validated human microRNAs and dozens of validated viral microRNAs and filed extensive patent applications with claims potentially covering these microRNAs, some of which have been issued.

To leverage the potential of microRNAs as a novel diagnostic platform, we have developed proprietary methods to extract microRNAs from a wide range of tissue and body fluid samples and to quantify specific microRNA expression signatures, which may be used as diagnostic panels to potentially diagnose cancers, their subtypes, as well as the origin of metastases. We have already developed and launched six diagnostic tests based on our platforms and have published several papers demonstrating how our methods can be used to develop such diagnostics (E.g. Rosenwald et al., Modern Pathology, 2010; Benjamin et al., Journal of Molecular Diagnostics, 2010). Moreover, we were able to demonstrate the utility of our developed tests in post-market studies with collaborators from leading medical centers in the United States and Europe (Bishop et al., Clinical Cancer Research, 2010; Muller et al., The Oncologist, 2010).

We believe that microRNAs are stable, sensitive and specific markers, and we are advancing diagnostic development programs in cancer and other areas, to potentially enable accurate diagnosis and improve patient care management worldwide.

Our Strategy

Rosetta’s goal is to become a leader in the development and commercialization of microRNA-based diagnostic tests. Our key business strategies to achieve this goal are as follows:

•	Leverage our knowledge and experience. We plan to leverage our extensive microRNA knowledge and experience to potentially develop body fluid-based diagnostic tests. We have recently prioritized the discovery projects of potential microRNA biomarkers for one new indication and we believe body fluid-based tests have the potential to be an important part of our longer-term pipeline.
•	Maximize sales of our first six commercial tests through geographic partners. We plan to maximize revenues from our six current commercial tests via corporate relationships and through our own targeted commercial efforts. To date we have entered into distribution agreements with five distributors, pursuant to which these distributors have the right to commercialize these tests in their territory. We intend to support the work of these partners while pursuing other partnerships for additional geographies.

•	Build and maintain a strong intellectual property position. We believe that we were the first commercial enterprise to focus on the emerging field of microRNAs. We also believe we have an early and strong intellectual property position (both patents we own and those we have exclusively, or co-exclusively licensed) in the area of developing and commercializing microRNA-based diagnostic tests. Our patent strategy is to seek broad coverage on all of our identified microRNA sequences. We have also filed, and intend to continue to file, patent applications that claim our technical platforms and method-of-use for specific diagnostic and therapeutic applications.
•	Leverage our intellectual property position and microRNA expertise to continue to establish strategic collaborations. We intend to continue to establish strategic collaborations with leading clinical diagnostic and pharmaceutical companies to further develop and commercialize microRNA-based diagnostics. We believe that our strong intellectual property position and expertise in the field of microRNAs will be very attractive to additional collaboration partners.

Our Diagnostic Tests

The Role of MicroRNAs in Diagnostic Products

Ideally, diagnostic tests provide physicians and their patients with information relating to one or more of the following:

•	the existence or the probability of developing disease;
•	the exact type of the disease;
•	the severity of the disease;
•	the potential efficacy of specific therapies, such as different drugs or therapeutic procedures;
•	the monitoring of success of a chosen therapy;
•	the likelihood of disease recurrence; or
•	the existence of disease recurrence.

We believe that using microRNAs as diagnostic biomarkers will enable the development of diagnostic products that can provide more accurate and comprehensive information to doctors and patients. Currently, many diagnostic tests are designed to detect levels of mRNAs or proteins. We believe microRNA-based tests have the potential to be superior to these tests because it is believed that microRNAs are closer to the biological origin of disease and many studies have shown their involvement in disease processes, including the demonstration that microRNAs are both diagnostic and prognostic markers. A change in the expression level of a single microRNA may affect the activity of dozens of mRNA genes, which in turn may affect the concentration of hundreds of proteins. In addition, microRNAs are very tissue specific and very stable in body fluids and tissue samples. Thus, we expect that by focusing our efforts on microRNAs, we can develop a less complex biomarker panel, resulting in a more specific and sensitive test. Furthermore, extracting microRNAs from tissue and body fluid samples is more reliable than extracting mRNAs because of the greater stability of microRNAs. In addition, amplification technologies, such as polymerase chain reaction, or PCR, can potentially increase the sensitivity of a microRNA-based diagnostic test by generating millions of copies of a particular microRNA and thereby making it easier for the test to detect the presence of the microRNA. Since amplification technologies cannot be used with proteins, we believe microRNA-based diagnostic tests have the potential to be more sensitive than protein-based diagnostic tests.

Our Diagnostic Product Development Platform

Our development platform for diagnostic products consists of the following important steps:

•	Access to samples. As a prerequisite for the development and clinical validation of diagnostic products, evaluation of clinical samples is critical. Accordingly, we have entered into collaborations with several institutions in Israel, Europe and the United States that provide us high quality clinical samples. These relationships provide us the opportunity to study thousands of well-characterized samples relevant to different disease areas such as cancer, cardiovascular indications, women’s health and neurodegenerative diseases. The sample collections include solid tumor samples, either frozen or as high quality tissue samples from archival pathology banks. The collections also include various body fluids such as blood. Where relevant, samples are accompanied by a database of medical history and clinical information, such as diagnosis, treatment and response to treatment, recurrence and survival, which for the samples from the archival pathology banks can be as long as 20 years.
•	RNA extraction. We utilize both commercial and our proprietary technologies to extract microRNAs from both tissue and body fluid samples.
•	Expression profiling. The identification of microRNA biomarkers requires sensitive and specific measurements of the levels of the microRNAs extracted from the tissue or body fluid samples. We have developed proprietary methods to rapidly, robustly and accurately perform these measurements. Our methods allow us to perform simultaneous profiling of multiple samples, and we believe result in more accurate measurements of expression levels for each of the analyzed samples.
•	Analysis. We analyze expression profiles to identify microRNA signatures which detect the existence of disease and provide information on certain disease parameters, such as tumor subtype, tumor origin, tumor aggressiveness, response to treatment, and risk of recurrence. Identifying microRNA signatures is a complex task, and we believe our analytical expertise is one of our key advantages.

Current Commercial Tests

To date, we have commercially launched the following six tests based on our proprietary microRNA technologies:

•	miRview® mets — This test is a microRNA-based diagnostic for the identification of the primary site of metastatic cancer, specifically metastatic cancer of unknown primary (CUP). CUP is a heterogeneous group of cancers that constitutes 3 – 5% of all cancers with a poor median survival of six to ten months. Each year approximately 70,000 patients in the United States are diagnosed with CUP. A patient is typically diagnosed with CUP only after undergoing a wide range of tests, including various imaging tests such as x-ray, CT, MRI, and PET, which have failed to identify the origin of the cancer. Presently, the choice of treatment for metastatic cancer is largely dependent on the nature of the primary tumor. Patients with CUP pose a therapeutic dilemma and treatment is often empiric with a “one treatment fits all” approach. In the era of rapidly growing effective cytotoxic and targeted therapies for known cancers, quicker and more accurate methods to identify the tissue of origin of CUP cancers would permit the use of these therapies, thereby improving the chances of achieving a response and possibly extending the patient’s survival. miRview® mets offers physicians a fast, accurate and easy-to-interpret diagnosis of the predicted primary origin of 25 cancers.
•	miRview® mets[2] — This test is an expansion of our miRview® mets test. The improved test is a microarray-based test that is able to identify 42 tumor types that include carcinomas, soft tissue tumors, lymphoma and other malignancies with very high accuracy.
•	miRview® squamous — This test differentiates squamous from non-squamous non-small cell lung cancer. Lung cancer is the leading cause of cancer-related death in both men and women worldwide and in the United States. Non-small-cell lung cancer, or NSCLC, is composed mostly from squamous cell carcinoma and adenocarcinoma histological types and accounts for nearly 85% of lung cancer cases. In the past, the only diagnostic branch point in the classification of lung cancers that carried any therapeutic relevance was the distinction between small cell carcinoma and non-small cell carcinoma. The recent emergence of novel biological therapies that effectively target specific cellular alterations now demands the most precise classification possible for non-small cell carcinomas. For example, lung adenocarcinomas are more likely to respond to EGFR tyrosine kinase inhibitors (e.g. erlotinib). Similarly, antibody therapy (bevacizumab) directed against vascular endothelial growth factor (VEGF) is more effective in the treatment of adenocarcinomas. Not only is bevacizumab less effective in treating squamous cell lung cancers, but the squamous phenotype is associated with much higher rates of life-threatening pulmonary hemorrhage. Thus, the distinction of squamous from non-squamous carcinomas is becoming increasingly important. Current methods for differentiating squamous from non-squamous NSCLC are not standardized, are difficult to reproduce and have an unacceptable level of variability between pathologists and laboratories, as indicated in numerous peer review publications. miRview® squamous produces a single score that clearly indicates whether a sample is squamous or non-squamous NSCLC. It is estimated that about 60,000 lung cancer patients who are candidates for targeted therapy may potentially use this test.
•	miRview® meso — This test leverages microRNAs high-specificity as biomarkers to differentiate mesothelioma, a cancer connected to asbestos exposure and other risk factors, from other carcinomas in the lung and pleura, a medically and legally important differential diagnosis. Malignant pleural mesothelioma is a solid, locally aggressive tumor of the lung pleura that covers and later invades the lung parenchyma, which leads to a severe clinically symptomatic disease. The incidence of mesothelioma has clearly grown in recent years in all developed countries of Western Europe and North America, and most probably in developing countries as well. Exposure to asbestos is still a major factor that contributes to the continuing growth in number of cases. As mesothelioma patients require specific treatment regimens, an accurate diagnosis is critical. However, the distinction between mesothelioma and carcinomas that involve the pleura, in particular peripheral pulmonary adenocarcinoma, can be challenging. Because of the inter-observer variations between pathologists, and because of the absence of a single specific and reliable biomarker for the diagnosis of mesothelioma, there is a need for a reliable and objective assay that would help make this distinction with greater confidence. We used microRNA biomarkers we identified to develop miRview® meso, a molecular assay for the differential diagnosis of mesothelioma. This assay provides a standardized, quantitative alternative to the currently applied methods. The small number of microRNAs needed for classification, the high tissue specificity of these microRNAs and the ease of their determination from archival fixed tissues embedded in paraffin, makes this assay a practical option. The microRNA-based assay that we have developed, uses expression levels of only three microRNAs, and is able to accurately diagnose mesothelioma and distinguish it from lung adenocarcinoma and other malignancies involving the lung and pleura with very high sensitivity and specificity. This assay is highly reliable in its reproducibility.
•	miRview® lung — This test is a microRNA-based lung cancer classification test for cytology samples, mainly fine-needle aspirate samples as well as pathology samples, such as small biopsies and resections. The test targets all newly diagnosed lung cancer patients, estimated to be more than 200,000 people annually in the United States alone. The test classifies primary lung cancers into Neuroendocrine vs. NSCLC and then further classifies NSCLC into squamous vs. non-squamous and Neuroendocrine into Small Cell Lung Cancer (SCLC) vs. carcinoid. The microRNA-based assay that we have developed is performed by measuring microRNA biomarkers in a sample from the tumor, where the sample can be either a cytology sample or a pathology sample. The assay measures the expression of 8 microRNAs and using that expression accurately identifies the lung cancer subtype. Lung cancer is the leading cause of cancer-related death in both men and women worldwide and in the United States. The American Cancer Society estimates that in 2012 in the United States alone, there will be about 226,160 new cases of lung cancer diagnosed and that approximately 160,340 people will die of the disease.
•	miRview® kidney — In May 2012, we launched this microRNA-based kidney tumor classification test for pathology samples. This test targets newly diagnosed kidney tumor patients, estimated to be more than 54,000 people annually in the United States. Renal cancers account for more than 3% of adult malignancies and cause more than 13,000 deaths per year in the United States. The test was designed to classify primary kidney tumors into one of the four most common types: the malignant renal cell carcinomas clear cell (conventional), papillary and chromophobe as well as the benign oncocytoma. These histological subtypes vary in their clinical course and their prognosis, and different clinical strategies have been developed for their management. In some of the kidney tumor cases it is difficult for the pathologist to distinguish between tumor types on the basis of morphology. The microRNA-based assay that we have developed is performed by measuring

microRNA biomarkers in a sample from the tumor. The assay uses the expression of 24 microRNAs to accurately identify the kidney tumor subtype. We can currently test patients using the miRview® kidney test in all states except New York.

We currently have the following distribution agreements relating to miRview® mets, miRview® squamous and miRview® meso:

•	with Teva Pharmaceutical Industries Ltd., pursuant to which Teva has the right to distribute these tests in Turkey and Israel;
•	with Warnex Medical Laboratories, a division of Warnex, Inc., pursuant to which Warnex has the exclusive right to distribute these tests in Canada;
•	with Genekor S.A., pursuant to which Genekor has the exclusive right to distribute these tests in Greece;
•	with Super Religare Laboratories Limited (SRL), pursuant to which SRL has the non-exclusive right to distribute these tests in India, Saudi Arabia, Qatar and the United Arab Emirates; and
•	with Genetic Technologies Limited (GTL), pursuant to which GTL has the non-exclusive right to distribute these tests in Australia, New Zealand and Singapore.

On June 9, 2011 we entered into an agreement with PACE Claims Services, LLC, a wholly owned subsidiary of Navigant Inc. (PACE), according to which, PACE will provide us exclusive educational and marketing services to defendants involved in lawsuits relating to malignant pleural mesothelioma and asbestos exposure, provided the exclusivity does not apply to our own marketing efforts and to any marketing efforts of our distributors offering our tests outside of the United States. According to this agreement, PACE will be entitled to certain remuneration derived from actual sales to defendants in these lawsuits.

On July 23, 2012, we entered into a co-marketing agreement with Precision Therapeutics, pursuant to which we have granted Precision Therapeutics the co-exclusive right, along with us, to market miRview® mets2 in the United States. We will pay Precision Therapeutics a fee for all orders for miRview® mets2 tests from U.S. customers solicited by Precision Therapeutics for which a final billable report is produced by us.

All of these distribution and other agreements call for samples to be sent to our CLIA-certified laboratory in Philadelphia, Pennsylvania for analysis.

Our Long-Term Pipeline

We believe that body fluid-based tests for early diagnosis and/or stratification of patients in different diseases are the future of the diagnostics industry and that our highly sensitive and specific platforms are suitable for development of such tests. Thus, we expect to continue to search for microRNA biomarkers in order to develop body fluid-based tests for different indications.

We have recently prioritized the development of the following body fluid based diagnostic test, based on microRNAs:

•	Heart Failure — We are seeking to discover blood-based microRNA biomarkers in order to develop a new diagnostic test for early diagnosis and refined risk stratification of patients following Myocardial Infarction. Such a test has the potential to influence clinical management in a cost effective manner, by improving diagnosis, refining risk stratification and guiding therapy. Heart failure is a complex clinical syndrome that can result from any structural or functional cardiac disorder that impairs the ability of the ventricles to fill with or eject blood. It is the most prevalent disease in the western world and the only cardiovascular disease whose prevalence continues to rise. It is estimated that 5 million Americans are diagnosed with heart failure and each year there are ½ million new heart failure patients. Besides its high prevalence, heart failure is also the most expensive disease in western countries. We have so far performed a first study, which was published in the European Journal of Heart Failure (Goren et. al., 2012), showing that elevated serum levels of specific microRNAs identify heart failure patients.

Therapeutic Products

MicroRNAs are important regulators of protein production, and as such, they represent potential targets for the development of drugs. Important information about the role of a microRNA in a disease can be deduced by mimicking or inhibiting its activity and examining the impact this has on the phenotype of the cell or organism. If mimicking or inhibiting a microRNA leads to improvement in disease symptoms, this implies that the target microRNA plays an important role in the disease and thus, can serve as potential drug target. The pharmaceutical industry has traditionally focused on the development of drugs that inhibit specific protein activity because of the difficulties in developing drugs that enhance protein activity or increase protein levels. Even siRNAs, a novel class of drugs, are limited to the inhibition of protein production. In contrast, because microRNAs are natural regulators of protein production, we believe it is possible to develop microRNA-based therapeutic products which can either increase or decrease the levels of proteins. A drug that mimics a microRNA should result in decreased levels of the proteins naturally regulated by that microRNA, while a drug that inhibits the microRNA should result in increased levels of those proteins. We believe that microRNAs can serve as a basis for a new class of therapeutic products and that we can leverage our microRNA diagnostic capabilities to help develop drugs targeting microRNAs.

We have demonstrated this in both ovarian cancer, pancreatic cancer and Hepatocellular carcinoma, where differential microRNAs that were shown in tissues of patients were used to find drug candidates that could inhibit those cancers through either miR inhibition or mimetics. In ovarian cancer we chose microRNAs that were over-expressed in ovarian tissues (both tumor and normal) comparing to other normal tissues, and in pancreatic cancer we chose microRNAs that are over expressed in the cancerous tissue comparing to adjacent healthy pancreatic tissue. Those microRNAs served to help us design modified oligonucleotides with anti-sense sequences that were used in in vitro proliferation assays. We specifically wanted to see miR inhibition that can lead to reduction in proliferation of cancer cell lines. The anti-miRs with the strongest effect over cell proliferation were chosen as the drug candidates with most potential. We are currently looking for strategic collaborations to pursue the further development of those drug candidates.

Rimonim Consortium

In January 2011, we joined the Rimonim Consortium, which is supported by the OCS. The purpose of the consortium is to develop technologies for RNA interference, or RNAi, -based therapeutics. As of the date of this report, we had received total grants of $216,000 from the OCS for our development under the consortium. The vision of the consortium is to develop new advanced technologies that are expected to help in solving some of the key problems and deficiencies that the industry is facing in developing RNAi-based therapeutics and create a significant RNAi-based industry in Israel by using breakthrough technologies and promoting RNAi therapeutics and a range of additional products (diagnostics, chemical and biological services). Since discovery, the development of RNAi to first, a powerful research tool and, more recently, to a promising therapeutic approach, has occurred very rapidly. The ability to specifically silence virtually every gene including previously non-druggable (non-amenable for development of small molecule inhibitors) targets has made RNAi-based therapeutics a very attractive approach for treating diseases in many therapeutic areas.

The main challenges in the development of siRNA/miRNA therapeutics addressed by the consortium are:

1.	siRNA/miRNA drug substance: Only a very limited number of non-toxic chemical modifications to the basic structures that are suitable to make the drug active and with the desirable properties are available.
2.	siRNA/miRNA drug delivery to target tissues/cells: This is the major problem in the field. Practically all RNAi drugs in development are currently delivered only locally, and even the local delivery is not optimized. Efficient and productive systemic siRNA delivery has been demonstrated only to the kidney (non-formulated) and to the liver (formulated), whereas systemic delivery is needed for many serious diseases. In addition, most formulations currently available are highly toxic thus, allowing only very narrow therapeutic windows.

Members of the consortium, are established representatives of the industry and academia in Israel that will share their expertise and experience in various fields of the technological challenges: biology, toxicology, physical and structural chemistry, formulation, and others, to establish a meaningful scientific/technological basis for what has the potential to be one of the most promising breakthroughs in biological research in the last decade.

The transfer of know-how developed in the framework of the consortium or rights to manufacture based on and/or incorporating such know-how to third parties which are not members of the consortium requires the consent of the OCS.

Rosetta Green

Rosetta Green Ltd. was an Israeli subsidiary we established to leverage our capabilities into the areas of cleantech and plant biotech by using our proprietary microRNA technologies to develop plants and algae more suitable for various applications such as improved feedstocks for biofuels and advanced agriculture. On September 24, 2008, we signed a convertible note purchase agreement with certain private investors in order to provide separate funding for our Rosetta Green project, in an amount of up to $2,500,000. The investors invested a total amount of $1,500,000, in two tranches. The notes were convertible upon the establishment of a subsidiary by us for the Rosetta Green project. We established Rosetta Green Ltd. in February 2010, and the outstanding notes were subsequently converted into ordinary shares of Rosetta Green. On February 17, 2011, Rosetta Green completed an initial public offering in Israel, and on February 23, 2011, Rosetta Green’s ordinary shares started trading on the Tel Aviv Stock Exchange (TASE) under the ticker symbol RSTG.

On December 16, 2011, we closed a transaction pursuant to which we sold all of the ordinary shares of Rosetta Green held by us (50.03% of the outstanding ordinary shares) to certain purchasers. The transaction was effected pursuant to a Share Transfer Agreement, dated December 13, 2011. Under the terms of the share transfer agreement, we received an upfront payment of $900,000 for the Rosetta Green ordinary shares. In addition, we could receive an additional payment of $2,000,000 if Rosetta Green is acquired within three years from the date of signing of the share transfer agreement and if certain other conditions are met.

Our Intellectual Property Strategy and Position

Our success will depend significantly on our ability to:

•	obtain and maintain patent and other proprietary protection for the technology, inventions and improvements we consider important to our business;
•	defend our patents;
•	preserve the confidentiality of our trade secrets; and
•	operate without infringing the patents and proprietary rights of third parties.

We believe that we were the first commercial enterprise to focus on the emerging microRNA field, and as a result, we have developed an early and strong intellectual property position related to the development and commercialization of research, diagnostic and therapeutic products and other applications based on microRNAs. Our patent strategy is to seek broad coverage on all of our identified microRNA sequences, our technology and our discovered biomarkers. We filed applications which claim microRNAs or groups of microRNAs which are grouped for example by chromosomal locations of the microRNA genes, as well as applications which protect our technology platform. We have also filed, and will continue to file, patent applications that claim method-of-use for specific diagnostic and therapeutic applications as we or our collaborators develop them.

As of July 15, 2012, our patent portfolio included a total of 23 issued U.S. patents, one issued European patent, one issued Australian patent, two issued Israeli patents, 55 pending patent applications worldwide, consisting of 24 U.S. patent applications, two of which received notice of allowance, four PCT applications, three applications that were nationalized in Europe, 14 applications nationalized in Israel, two applications nationalized in Japan, three applications nationalized in Australia, two applications nationalized in China, two applications nationalized in Canada and one application that was nationalized in Korea. Of these patent applications, 49 relate to human microRNAs and their uses, three claim viral microRNAs, 32 applications contain claims directed to microRNA-based diagnostics in heart failure, Alzheimer’s disease, CUP, lung, mesothelioma and other cancers; and nine contain claims directed to microRNA-based therapeutics. The issued patents expire between 2022 and 2025.

Nucleic acids related to genes are patentable under U.S. patent laws, and are generally patentable under foreign patent laws as well. To date, patent protection related to numerous human genes has been obtained in the United States and elsewhere. MicroRNAs are derived from naturally occurring genes, and as such, we believe, are similarly patentable under U.S. and foreign patent laws.

In order to obtain maximum patent protection for composition of matter of microRNAs in the U.S. and foreign jurisdictions, our patent applications:

•	provide for utility, function and disease targets for each microRNA sequence;
•	claim specific microRNA sequences as opposed to general mechanism or concept; and
•	identify the functional fragment of each microRNA sequence.

We believe this approach avoids common mistakes made by others in the past with respect to attempts to patent genes and, if patents are issued, will make it more difficult for competitors to design around our patents.

Our intellectual property strategy is closely coordinated with our research and development plan and we have an ongoing three-tier approach to obtaining patent protection, which is illustrated and described below:

First Tier:  Composition-of-Matter Patent applications on Biologically Validated MicroRNAs

We have filed a first tier of patent applications claiming patent coverage for the composition-of-matter of microRNAs that we have either detected by microarray or biologically validated by sequencing or qRT-PCR. In addition to the function and utility based on informatically calculated targets, microRNAs claimed in these patent applications are further described as potential markers of a disease, as supported by differential expression of these microRNAs in healthy versus diseased tissue. Our patent portfolio includes 25 issued patents and 11 patent applications with composition-of-matter claims related to validated microRNAs.

Second Tier:  Technologies to detect MicroRNAs

We have filed a second tier of patent applications claiming patent coverage for our proprietary discovery process technologies for microRNA detection, including qRT-PCR methods, microarray, in situ hybridization and extraction methods from all body fluids. Our patent portfolio includes three patent applications related to discovery process technologies.

Third Tier:  Method-of-Use Patents

We have filed a third tier of patent applications claiming patent coverage for the method-of-use of microRNAs, including diagnostic and therapeutic uses for specific diseases. This tier of patent applications includes applications which we have filed ourselves and those that we have filed jointly with academic, medical and commercial partners with whom we collaborate. Our patent portfolio includes one issued European patent and 41 patent applications with method of use claims related to diagnostic and therapeutic uses of microRNAs and we expect to file additional third tier applications in the future.

Individual patents extend for varying periods depending on the effective date of filing of the patent application or the date of patent issuance, and the legal term of the patents in the countries in which they are obtained. Generally, patents issued in the United States are effective for:

•	the longer of 17 years from the issue date or 20 years from the earliest effective filing date, if the patent application was filed prior to June 8, 1995; and
•	20 years from the earliest effective filing date, if the patent application was filed on or after June 8, 1995.

All of our current patent applications were filed after June 8, 1995.

The term of foreign patents varies in accordance with provisions of applicable local law, but typically is 20 years from the earliest effective filing date. In addition, in some instances, a patent term in the

United States and outside of the United States can be extended to recapture a portion of the term effectively lost as a result of the health authority regulatory review period. These extensions, which may be as long as five years, are directed to the approved product and its approved indications. We intend to seek such extensions as appropriate. Because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that a patent may remain in force for a short period following commercialization, thereby reducing the advantage of the patent to our business and products.

The patent positions of companies like ours are generally uncertain and involve complex legal and factual questions. Our ability to maintain and solidify our proprietary position for our technology will depend on our success in obtaining effective claims and enforcing those claims once granted. We do not know whether any of our patent applications will result in the issuance of any patents or if issued will assist our business. Any patents that may issue in the future may be challenged, invalidated or circumvented. This could limit our ability to stop competitors from marketing related products and reduce the length of term of patent protection that we may have for any products. In addition, the rights granted under any patents which may issue may not provide us with proprietary protection or competitive advantages against competitors with similar technology. Our competitors may develop similar technologies, duplicate any technology developed by us, or use their patent rights to block us from taking full advantage of the market.

In addition to patents, we may rely, in some circumstances, on trade secrets to protect our technology. However, trade secrets are difficult to protect. We seek to protect the trade secrets in our proprietary technology and processes, in part, by entering into confidentiality agreements with commercial partners, collaborators, employees, consultants, scientific advisors and other contractors and into invention assignment agreements with our employees and some of our commercial partners and consultants. These agreements are designed to protect our proprietary information and, in the case of the invention assignment agreements, to grant us ownership of the technologies that are developed. These agreements may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors.

In-Licensed Intellectual Property

License Agreement with The Rockefeller University (Diagnostics)

In May 2006, we signed a royalty-bearing, co-exclusive, worldwide license agreement with The Rockefeller University. Under this agreement, we were granted the right to make, use and sell Rockefeller’s proprietary microRNAs for diagnostic purposes including a limited right to sublicense. Our right to sublicense is limited to sublicenses we grant as part of a license that includes other technology or patent rights of ours. The agreement covers microRNAs and microRNA candidates, including approximately 80 biologically validated human microRNAs and approximately 30 biologically validated viral microRNAs discovered by researchers at The Rockefeller University and for which it has filed patent applications. These microRNAs can be licensed by Rockefeller in the diagnostics field to three additional parties. In consideration for this license, we paid an initiation fee and will pay a fixed annual license maintenance fee, royalties based on net sales and a percentage of our revenues from any sublicenses. Rockefeller is obligated to notify us of any license it grants to a third party at a lower royalty rate and we will have the right to modify the terms of our license to adopt all of the material terms and conditions of that license.

Rockefeller controls prosecution, maintenance and enforcement of all the licensed patent rights; however, we are responsible for a pro rata share of associated costs. Also, if Rockefeller elects not to take action against a claim of infringement of the licensed patent rights, we may undertake such action at our own expense. We are obligated to indemnify Rockefeller against any liabilities arising from our development and use of the licensed microRNAs and any actions brought by third parties or related to clinical trials or studies. We are also required to maintain comprehensive insurance coverage.

The agreement will terminate upon the later of the expiration or abandonment of the last patent to expire or become abandoned. If no patent ever issues, the agreement will terminate ten years after the first commercial sale of the first licensed product. Based on an estimate of the date of expiration of the last patent to expire, we estimate that we will pay a minimum of approximately $960,000 in aggregate annual license maintenance fees over the term of this agreement. Rockefeller has the right to terminate the agreement if we are more than 30 days late in meeting our payment obligations and do not pay in full within ten days of Rockefeller’s written demand; or upon our uncured material breach. We can terminate the agreement by providing sixty days written notice to Rockefeller, ceasing all use of the licensed products, terminating any sublicenses granted under the agreement and paying all amounts owed to Rockefeller through the date of termination.

License Agreement with The Rockefeller University (Therapeutics)

In May 2007, we signed a royalty-bearing, co-exclusive, worldwide license agreement with The Rockefeller University. Under this agreement, we were granted the right to make, use and sell Rockefeller’s proprietary microRNAs for therapeutic purposes, including a limited right to sublicense. Our right to sublicense is limited to sublicenses that are for research and development of products and that are granted as part of a license that includes other technology or patent rights of ours. The agreement covers microRNAs and microRNA candidates, including approximately 80 biologically validated human microRNAs and approximately 30 biologically validated viral microRNAs discovered by researchers at The Rockefeller University for which it has filed patent applications. These microRNAs can be licensed by Rockefeller in the therapeutics field to three additional parties. In consideration for this license, we paid an initiation fee and are required to pay a fixed annual license maintenance fee, milestone payments and royalties based on net sales and a percentage of our revenues from any sublicenses. Rockefeller is obligated to notify us of any license it grants to a third party at a lower royalty rate, and we will have the right to modify the terms of our license to adopt all of the material terms and conditions of that license.

Rockefeller controls prosecution, maintenance and enforcement of all the licensed patent rights; however, we are responsible for a pro rata share of associated costs. Also, if Rockefeller elects not to take action against a claim of infringement of the licensed patent rights, we may undertake such action at our own expense. We are obligated to indemnify Rockefeller against any liabilities arising from our development and use of the licensed microRNAs and any actions brought by third parties or related to clinical trials or studies. We are also required to maintain comprehensive insurance coverage.

The agreement will terminate upon the later of the expiration or abandonment of the last patent to expire or become abandoned. If no patent ever issues, the agreement will terminate ten years after the first commercial sale of the first licensed product. Based on an estimate of the date of expiration of the last patent to expire, we estimate that we will pay a minimum of approximately $690,000 in aggregate annual license maintenance fees over the term of this agreement. Rockefeller has the right to terminate the agreement if we are more than 30 days late in meeting our payment obligations and do not pay in full within ten days of Rockefeller’s written demand; or upon our uncured material breach. We can terminate the agreement by providing 60 days written notice to Rockefeller, ceasing all use of the licensed products, terminating any sublicenses granted under the agreement and paying all amounts owed to Rockefeller through the date of termination.

License Agreement with The Rockefeller University (Research)

In January 2008, we signed a royalty-bearing, nonexclusive, worldwide license agreement with The Rockefeller University. Under this agreement, we were granted the right to make, use, import, sell and offer for sale Rockefeller’s proprietary microRNAs for research purposes including a limited right to sublicense. Our right to sublicense is limited to sublicenses we grant as part of a license that includes other technology or patent rights of ours. The agreement covers microRNAs and microRNA candidates, including approximately 80 biologically validated human microRNAs and approximately 30 biologically validated viral microRNAs discovered by researchers at The Rockefeller University and for which it has filed patent applications. In consideration for this license, we paid an initiation fee and will pay a minimum annual royalty, based on net sales and a percentage of our revenues from any sublicenses. Rockefeller is obligated to notify us of any license it grants to a third party at a lower royalty rate and we will have the right to modify the terms of our license to adopt all of the material terms and conditions of that license.

Rockefeller controls preparation, prosecution and maintenance of the licensed patent rights and the selection of patent council with our input; however, we are responsible for a pro rata share of associated costs. Also, if Rockefeller elects not to take action against a claim of infringement of the licensed patent rights, we may undertake such action at our own expense. We are obligated to indemnify Rockefeller against any liabilities arising from our development, testing, use, manufacture, promotion, sale of other disposition of the licensed microRNAs and any actions brought by third parties. We are also required to maintain comprehensive insurance coverage.

The agreement will terminate upon the later of the expiration or abandonment of the last patent to expire or become abandoned. If no patent ever issues, the agreement will terminate ten years after the first commercial sale of the first licensed product. Based on an estimate of the date of expiration of the last patent to expire, we estimate that we will pay a minimum of approximately $440,000 in aggregate minimum annual royalty over the term of this agreement. Rockefeller has the right to terminate the agreement if we are more than 30 days late in meeting our payment obligations and do not pay in full within ten days of Rockefeller’s written demand; or upon our uncured material breach. We can terminate the agreement by providing 60 days written notice to Rockefeller, ceasing all use of the licensed products, terminating any sublicenses granted under the agreement and paying all amounts owed to Rockefeller through the date of termination.

License Agreement with Max Planck Innovation GmbH (Diagnostics)

In June 2006, we entered into a royalty-bearing, co-exclusive, worldwide license agreement with Max Planck Innovation GmbH, or Max Planck, the technology transfer agency of the Max Planck Society. This agreement was amended and restated in March 2009. Under this agreement, we licensed from Max Planck the rights to its proprietary microRNAs for diagnostics purposes. The agreement covers microRNAs and microRNA candidates, including approximately 110 biologically validated human microRNAs, discovered by the researchers of the Max-Planck-Institute for Biophysical Chemistry in Goettingen. In consideration for this license, we paid an initiation fee, and are required to pay a fixed annual license maintenance fee, royalties based on net sales and a percentage of our revenues from any sublicenses.

These microRNAs can be licensed by Max Planck for diagnostics purposes to three other parties. Max Planck is obligated to notify us of any more favorable license in the diagnostics field it grants for these microRNAs, in which event we shall have the right to adopt all material terms of such license. We have the right to enter into sublicense agreements, only in the event that the granted sublicense includes a license to intellectual property rights owned or co-owned by us as well, is reasonably necessary for sublicensee in order to further develop and/or commercialize or manufacture products and permits no more than one tier of sublicensing.

Max Planck is responsible, in its sole discretion, to apply for, seek issuance of, maintain and prosecute the licensed patent rights, and we have the right to comment on the documents to be filed by the patent office. We are required, however, to pay a pro rata share of associated costs. We are obligated to indemnify Max Planck against any liabilities arising from any use by us, our affiliates, sublicensees and sales partners of the patent rights, the development and use of any product, process or service under the agreement, and the use by third parties of any products, processes or services sold by us. We are also required to maintain comprehensive insurance coverage.

The agreement terminates upon the expiration or abandonment of all issued and filed licensed patents. Based on an estimate of the date of expiration of the last patent to expire, we estimate that we will pay a minimum of approximately $504,000 in aggregate annual license maintenance fees over the term of this agreement. We have the right to terminate the agreement with three months’ prior written notice. We have the obligation to use commercially reasonable efforts to develop and commercialize the products and services based on the licensed patents in the field of diagnostics. In the event we cease carrying out our business related to the agreement we must notify Max Planck and then both parties have the right to terminate the agreement with three months’ prior notice. Max Planck also has the right to terminate the agreement if we challenge one of the licensed patents; if we fail to cure a breach within 60 days of receiving notice of such breach; or if we fail to pay within 30 days of a notice requiring a payment. The agreement will terminate automatically upon filing of bankruptcy or insolvency proceedings by or against us, or upon the assignment of all or a substantial portion of our assets for the benefit of creditors.

License Agreement with Max Planck Innovation GmbH (Research)

In December 2006, we entered into a royalty-bearing, non-exclusive, worldwide license agreement with Max Planck. Under this agreement, we licensed from Max Planck the rights to its proprietary microRNAs for research purposes. The agreement covers microRNAs and microRNA candidates, including approximately 110 biologically validated human microRNAs, discovered by the researchers of the Max-Planck-Institute for Biophysical Chemistry in Goettingen. In consideration for this license, we paid an initiation fee, and are required to pay a fixed annual license maintenance fee, royalties based on net sales and a percentage of our revenues from any sublicenses.

Max Planck is obligated to notify us of any more favorable license in the research field it grants for these microRNAs, in which event we shall have the right to adopt all material terms of such license. We have the right to enter into sublicense agreement, but only if the granted sublicense includes a license to microRNAs owned by us as well.

Max Planck is responsible, in its sole discretion, to apply for, seek issuance of, maintain and prosecute the licensed patent rights, and we have the right to comment on the documents to be filed with the patent office. We are obligated to indemnify Max Planck against any liabilities arising from any use by us, our affiliates, sublicensees and sales partners of the patent rights, the development and use of any product, process or service under the agreement, and the use by third parties of any products, processes or services sold by us. We are also required to maintain comprehensive insurance coverage.

The agreement terminates upon the later of the expiration or abandonment of the last patent to expire or become abandoned of the patent rights contemplated under the agreement, or, if no patent ever issues from the patent rights, ten years after the first commercial sale of the first licensed product, as contemplated under the agreement. Based on an estimate of the date of expiration of the last patent to expire, we estimate that we will pay a minimum of approximately $310,000 in aggregate annual license maintenance fees over the term of this agreement. We have the right to terminate the agreement with 60 days prior written notice. Max Planck also has the right to terminate the agreement if we fail to cure a breach within 60 days of receiving notice of such breach; or if we fail to pay within 30 days of a notice requiring a payment.

License Agreement with Johns Hopkins University

In August 2006, we signed a royalty-bearing, exclusive, worldwide license agreement with Johns Hopkins University. This agreement was amended and restated in August 2011. Under the restated agreement, we have licensed from Johns Hopkins the rights to its proprietary microRNAs for all fields and applications on a non-exclusive basis. The agreement covers approximately 130 biologically validated microRNAs. We also have the right to further sublicense these rights, provided that such sublicense includes a license to substantial intellectual property rights owned or co-owned by us and is consistent with the terms of our license agreement. In consideration for the restated license we paid an amendment fee, and are required to pay minimum annual royalties, royalties based on net sales and a percentage of our revenues from any sublicense. We are obligated to perform commercially reasonable diligent efforts in the development of products, including or using the licensed microRNAs.

Johns Hopkins is responsible for filing, prosecuting and maintaining the licensed patent rights, and we have the right to comment on and advise Johns Hopkins with respect to such matters. We are required to pay all expenses related to filing, prosecution and maintenance of the licensed patent rights; unless we provide Johns Hopkins notice that we elect not to do so. If we so elect, Johns Hopkins may file, prosecute or maintain such patent rights at its own expense and any license we have with respect to such patent rights shall terminate. We have the right but not the obligation to enforce the patent rights against infringement.

We are obligated to indemnify Johns Hopkins against any liabilities arising out of use by us, our affiliates or sublicensees of the licensed microRNAs. We are also obligated to establish and maintain product liability or other appropriate insurance prior to initial human testing or first commercial sale of any product incorporating the licensed microRNAs.

The agreement terminates with respect to each country in which a patent has issued upon the expiration of the last to expire patent covered by the terms of the agreement in such country. If no patents ever issue in a country but patent applications are filed in such country, the agreement will expire with respect to such country upon the cancellation, abandonment, withdrawal or disallowance of all claims under all patent applications in that country or at such time as there is no claim that has been pending in such country for less than six years from the date such claim was filed in a non-provisional patent application in that country. Based on an estimate of the date of expiration of the last patent to expire, we estimate that we will pay a minimum of approximately $320,000 in aggregate annual royalties over the term of the agreement. In addition, either party may terminate the agreement (1) upon the filing of bankruptcy or insolvency proceedings with respect to the other party or (2) if the other party is in material breach of the agreement and such breach is not cured within 30 days of notice. We also have the right to terminate the agreement for any reason upon 90 days notice.

Competition

Our industry is highly competitive and subject to rapid and significant technological change. All of the tests and products we are developing or may develop in the future, if approved, will compete against existing non-microRNA-based diagnostic tests and therapies. In addition, we believe a significant number of non-microRNA-based diagnostic tests and drug candidates are currently under development and may become available for the diseases we are targeting or may target. In addition to the competition we face from non-microRNA-based competing tests and products from companies such as Pathwork Diagnostics, Inc. and Biotheranostics, Inc., that have developed or are developing diagnostic tests based on other non-microRNA technologies, we also face competition from other companies working to develop novel tests and products using technology that competes more directly with our microRNAs. We are aware of several other companies that are working to develop microRNA diagnostics and therapeutics, including Combimatrix Corporation, Alnylam Pharmaceuticals, Inc., Asuragen Inc., Exiqon A/S, Life Technologies Corporation, Isis Pharmaceuticals, Merck & Co., Inc., Santaris Pharma A/S, Regulus Therapeutics and others. We believe the key competitive factors affecting the commercial success of our potential tests and products will be:

•	the safety and effectiveness of our products;
•	the timing and scope of regulatory approvals, if required, for these tests and products;
•	the availability and cost of manufacturing, marketing and sales capabilities;
•	reimbursement coverage; and
•	patent position.

Many of our potential competitors, either alone or with their collaborative partners, have substantially greater financial, technical and human resources than we do and significantly greater experience in the discovery and development of diagnostics and therapeutics, obtaining FDA and other regulatory approvals of tests and products and the commercialization of those tests and products. Accordingly, our competitors may be more successful than we may be in obtaining FDA approval and achieving widespread market acceptance. Our competitors’ tests or products may be more effective, or more effectively marketed and sold, than any test or product we may commercialize and may render our tests and products obsolete or non competitive before we can recover the expenses of developing and commercializing them. We anticipate that we will face intense and increasing competition as advanced technologies become available.

Manufacturing

We currently intend to rely on contract manufacturers or our collaborative partners to produce materials for diagnostic tests and drug substances and drug products required for preclinical studies and clinical trials. We plan to continue to rely upon contract manufacturers and collaboration partners to manufacture commercial quantities of these materials for any marketed diagnostic or therapeutic.

Regulatory

Diagnostics

CLIA and Other Laboratory Licensure

Laboratories that perform testing on human specimens for the purpose of providing information for diagnosis, prevention or treatment of disease or assessment of health are subject to CLIA. This law imposes quality standards for laboratory testing to ensure the accuracy, reliability and timeliness of patient test results. The FDA is responsible for the categorization of commercially marketed in vitro diagnostic, or IVD, tests under CLIA into one of three categories based upon the potential risk to public health in reporting erroneous results. The categories were devised on the basis of the complexity of the test and include waived tests, tests of moderate complexity, and tests of high complexity. Laboratories performing moderate- or high-complexity testing must meet the CLIA requirements for proficiency testing, patient test management, quality control, quality assurance and personnel.

Under CLIA, certified laboratories are required to hold a certificate applicable to the type of work they perform and to comply with standards covering personnel, facilities administration, quality systems and proficiency testing. CLIA-certified laboratories are typically subject to survey and inspection every two years to assess compliance with program standards.

In addition to CLIA certification, laboratories offering clinical testing services are required to hold certain federal, state and local licenses, certifications and permits. Clinical laboratories are licensed by the states in which they are located. In addition, some states require any clinical laboratory that analyzes samples from residents of that state to also be licensed by it. Many CLIA-certified laboratories also seek accreditation by CAP and licensure by states that require that state specific licensure for a laboratory that intends to test clinical samples from residents of that state. The CAP Laboratory Accreditation Program is an internationally recognized program that utilizes teams of practicing laboratory professionals as inspectors, and accreditation by CAP can often be used to meet CLIA and state certification requirements.

Food and Drug Administration

Laboratory-Developed Tests

Although the FDA has consistently stated that it has the authority to regulate clinical laboratory tests as medical devices, it has generally exercised enforcement discretion in not otherwise regulating most tests developed and validated at the high complexity CLIA-certified laboratory at which the test is performed. These tests are known as LDTs. More recently, the FDA has indicated that it is reviewing the regulatory requirements that will apply to LDTs, and held a two-day public meeting in 2010, to obtain input from stakeholders on how it should apply its authority to implement a reasonable risk-based and effective regulatory framework for LDTs. The FDA has not indicated when or how those changes will be implemented, but it left little doubt that changes are forthcoming.

In Vitro Diagnostics

The type of regulation to which our tests and diagnostics may be subject will depend in large part on how we intend to commercialize them. Diagnostics that will be commercialized through direct product sales as IVD kits are subject to review by the FDA as medical devices and must be cleared or approved before they can be marketed. Most tests that are offered as LDTs by a CLIA-certified laboratory have generally not been subject to regulation by the FDA, however, this may change after the FDA announces the new requirements that will apply to LDTs.

The FDA regulates the sale or distribution of medical devices, including IVD test kits and some IVD tests. The information that must be submitted to the FDA in order to obtain clearance or approval to market a new medical device varies depending on how the medical device is classified by the FDA. Medical devices are classified into one of three classes on the basis of the controls deemed by the FDA to be necessary to reasonably ensure their safety and effectiveness. Class I devices are subject to general controls, including labeling, pre-market notification and adherence to FDA’s quality system regulation, which are device-specific good manufacturing practices. Class II devices are subject to general controls and special controls, including performance standards and post-market surveillance. Class III devices are subject to most of the previously identified requirements as well as to pre-market approval. All Class I devices are exempt from premarket review; most Class II devices require 510(k) clearance and all Class III devices must receive premarket approval before they can be sold in the United States. The payment of a fee is usually required when a 510(k) notice or premarket approval application is submitted.

510(k) Premarket Notification.  A 510(k) notification requires the sponsor to demonstrate that a medical device is substantially equivalent to another marketed device, termed a “predicate device”, that is legally marketed in the United States and for which a premarket approval, or PMA, was not required. A device is substantially equivalent to a predicate device if it has the same intended use and technological characteristics as the predicate; or has the same intended use but different technological characteristics, where the information submitted to the FDA does not raise new questions of safety and effectiveness and demonstrates that the device is at least as safe and effective as the legally marketed device.

The FDA is supposed to issue a decision letter within 90 days of receipt of the 510(k) if it has no additional questions or send a first action letter requesting additional information within 75 days. Most 510(k)s do not require clinical data for clearance, but a minority will. Requests for additional data, including clinical data, will increase the time necessary to review the notice. If the FDA believes that the device is not substantially equivalent to a predicate device, it will issue a “Not Substantially Equivalent” letter and designate the device as a Class III device, which will require the submission and approval of a PMA before the new device may be marketed. Under certain circumstances, the sponsor may petition the FDA to make a risk-based determination of the new device and reclassify the new device as a Class I or Class II device. The FDA is currently reevaluating the 510(k) review process, and we cannot predict what if any changes will occur.

Premarket Approval.  The PMA process is more complex, costly and time consuming than the 510(k) process. A PMA must be supported by more detailed and comprehensive scientific evidence, including clinical data, to demonstrate the safety and efficacy of the medical device for its intended purpose. If the device is determined to present a “significant risk,” the sponsor may not begin a clinical trial until it submits an investigational device exemption to the FDA and obtains approval from the FDA to begin the trial.

After the PMA is submitted, the FDA has 45 days to make a threshold determination that the PMA is sufficiently complete to permit a substantive review. If the PMA is complete, the FDA will file the PMA. The FDA is subject to a performance goal review time for a PMA that is 180 days from the date of filing, although in practice this review time is longer. Questions from the FDA, requests for additional data and referrals to advisory committees may delay the process considerably. The total process may take several years and there is no guarantee that the PMA will ever be approved. Even if approved, the FDA may limit the indications for which the device may be marketed. The FDA may also request additional clinical data as a condition of approval or after the PMA is approved. Any changes to the medical device may require a supplemental PMA to be submitted and approved.

Any products sold by us pursuant to FDA clearances or approvals will be subject to pervasive and continuing regulation by the FDA, including record keeping requirements, reporting of adverse experiences with the use of the device and restrictions on the advertising and promotion of our products. Device manufacturers are required to register their establishments and list their devices with the FDA and are subject to periodic inspections by the FDA and certain state agencies. Noncompliance with applicable FDA requirements can result in, among other things, warning letters, fines, injunctions, civil penalties, recalls or seizures of products, total or partial suspension of production, refusal of the FDA to grant 510(k) clearance or PMA approval for devices, withdrawal of 510(k) clearances and/or PMA approvals and criminal prosecution.

European Regulations

In the European Union, IVD medical devices are regulated under EU-Directive 98/79/EC, or the IVD Directive, and corresponding national provisions. The IVD Directive requires that medical devices meet the essential requirements set out in an annex of the directive. These requirements include the safety and efficacy of the devices. According to the IVD Directive, the Member States presume compliance with these essential requirements in respect of devices which are in conformity with the relevant national standards transposing the harmonized standards of which the reference numbers have been published in the Official Journal of the European Communities. These harmonized standards include ISO 13485:2003, the quality standard for medical device manufacturers.

IVD medical devices, other than devices for performance evaluation, must bear the CE marking of conformity when they are placed on the market. The CE mark is a declaration by the manufacturer that the product meets all the appropriate provisions of the relevant legislation implementing the relevant European Directive. As a general rule, the manufacturer must follow the procedure of the EC Declaration of conformity to obtain this CE marking.

Each European country must adopt its own laws, regulations and administrative provisions necessary to comply with the IVD Directive. Member States may not create any obstacle to the placing on the market or the putting into service within their territory of devices bearing the CE marking according to the conformity assessment procedures.

Therapeutics

In the United States, the process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state and local statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable United States requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial sanctions. The process required by the FDA before a drug may be marketed in the United States generally involves the following:

•	completion of preclinical laboratory tests, animal studies and formulation studies in compliance with the FDA’s Good Laboratory Practices or other applicable regulations;
•	submission to the FDA of an investigational new drug application, or IND, which must become effective before human clinical trials may begin;
•	approval by an institutional review board, or IRB, at each institution participating in a clinical trial, which must review and approve the plan for any clinical trial before it commences at that institution;
•	performance of adequate and well-controlled human clinical trials in accordance with Good Clinical Practices, or GCPs, to establish the safety and efficacy of the proposed drug for its intended use;
•	submission to the FDA of a new drug application, or NDA, if the drug is a small molecule, or a biologics license application, or BLA, if the drug is a biologic;
•	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with current Good Manufacturing Practice, or cGMP, to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity; and
•	FDA review and approval of the NDA or BLA.

Once a pharmaceutical candidate is identified for development it enters the preclinical testing stage. Preclinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies. An IND sponsor must submit the results of the preclinical tests, together with manufacturing information and analytical data, and applicable clinical data or literature, among other things, to the FDA as part of the IND. The sponsor will also include a protocol detailing, among other things, the objectives of the first phase of the clinical trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated, if the first phase lends itself to an efficacy evaluation. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, places the clinical trial on a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. Clinical holds also may be imposed by the FDA at any time before or during studies due to, among other things, safety concerns or non-compliance.

All clinical trials must be conducted under the supervision of one or more qualified investigators in accordance with GCP regulations. An IRB at each institution participating in the clinical trial must review and approve the plan for any clinical trial before it commences at that institution. An IRB considers, among other things, whether the risks to individuals participating in the trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the information regarding the trial and the consent form that must be provided to each trial subject or his or her legal representative and must monitor the study until completed.

Each new clinical protocol must be submitted for FDA review, and to the IRBs for approval. Protocols detail, among other things, the objectives of the study, dosing procedures, subject selection and exclusion criteria, and the parameters to be used to monitor subject safety.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

•	Phase 1: The drug is initially introduced into healthy human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion. In the case of some products for severe or life-threatening diseases, especially when the product may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients.
•	Phase 2: Involves studies in a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.
•	Phase 3: Involves studies undertaken to further evaluate dosage, clinical efficacy and safety in an expanded patient population at geographically dispersed clinical study sites. These studies are intended to establish the overall risk-benefit ratio of the product and provide an adequate basis for product labeling.

Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and safety reports must be submitted to the FDA and the investigators for serious and unexpected adverse events. The FDA or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients.

Concurrent with clinical trials, companies usually complete additional nonclinical studies and must also finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the drug within required specifications and, among other things, the manufacturer must develop methods for testing the identity, strength, quality and purity of the final drug. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the drug does not undergo unacceptable deterioration over its shelf life.

U.S. Review and Approval Processes

The results of product development, preclinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the drug, proposed labeling, and other relevant information are submitted to the FDA as part of an NDA or BLA requesting approval to market the product for one or more indications. The FDA initially reviews all NDAs and BLAs submitted to ensure that they are sufficiently complete for substantive review before it accepts them for filing. The FDA may request additional information rather than accept an NDA or BLA for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review. The FDA may refer the NDA or BLA to an advisory committee for review, evaluation and recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendation of an advisory committee.

The review process is lengthy and the FDA may refuse to approve an NDA or BLA if the applicable regulatory criteria are not satisfied or may require additional clinical or other data and information. Even if such data and information are submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval.

If a product receives regulatory approval, the approval may be limited to specific diseases and dosages or the approved indications for use may otherwise be limited, which could restrict the commercial value of the product. In addition, the FDA may require a company to conduct post-approval testing, including Phase 4 clinical trials, to further assess a drug’s safety and effectiveness after NDA or BLA approval, and may require testing and surveillance programs to monitor the safety of approved products which have been commercialized.

Post-approval Requirements

Approved drugs are subject to extensive and continuing regulation by the FDA, including, among other things, cGMP compliance, record-keeping requirements, reporting of adverse experiences with the drug, providing the

FDA with updated safety and efficacy information, and complying with FDA promotion and advertising requirements. Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory standards is not maintained or if problems occur after the product reaches the market. Drugs may be promoted only for the approved indications and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability.

Non-U.S. Regulations

In addition to regulations in the United States, we are subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of our tests and products outside the United States. Whether or not we obtain FDA approval for a product, we must obtain the necessary approvals by the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, the approval process, product licensing, pricing and reimbursement vary greatly from country to country.

HIPAA and Other Privacy and Security Laws

HIPPA established for the first time comprehensive U.S. protection for the privacy and security of health information. The HIPAA standards apply to three types of organizations, or Covered Entities: health plans, healthcare clearing houses, and healthcare providers which conduct certain healthcare transactions electronically. Covered Entities must have in place administrative, physical, and technical safeguards to guard against the misuse of protected health information. Specifically, Title II of HIPAA, the administrative Simplification Act, contains four provisions that address the privacy of health data, the security of health data, the standardization of identifying numbers used in the healthcare system and the standardization of data content, codes and formats used in healthcare transactions. The privacy regulations protect medical records and other personal health information by limiting their use and release and giving patients the right to access their medical records. The HIPAA security standards require the adoption of administrative, physical and technical safeguards and the adoption of written security policies and procedures. Additionally, some state laws impose privacy protections more stringent than HIPAA and many impose security standards and breach notification requirements that apply in addition to HIPAA. Most of the institutions and physicians from which we obtain biological specimens that we use in our research and validation work are Covered Entities and must obtain proper authorization from their patients for the subsequent use of those samples and associated clinical information. We are a Covered Entity to the extent that our U.S. operations involve standard transactions conducted electronically (such as billing) in connection with clinical testing. Accordingly, we have implemented privacy and security policies and procedures consistent with HIPAA standards and taken other steps to comply.

In 2009, Congress enacted Subtitle D of the Health Information Technology for Economic and Clinical Health Act, or HITECH, provisions of the American Recovery and Reinvestment Act of 2009. HITECH amends HIPAA and, among other things, creates significant new regulatory compliance obligations for “business associates” or organizations that provide services to Covered Entities involving the use or disclosure of protected health information. Additionally, HITECH expands and strengthens HIPAA enforcement, imposes new penalties for noncompliance and establishes new breach notification requirements for Covered Entities and business associates. Under HITECH’s new breach notification requirements, Covered Entities must, within 60 days of discovery, notify each individual whose information has been or is reasonably believed to have been, accessed, acquired or disclosed as a result of a breach. Covered Entities must also report breaches to the U.S. Department of Health and Human Services, or HHS, and in some cases, publish information about the breach in local or prominent media outlets. Consequently, it is important that breaches of protected health information are promptly detected and reported within the company, so that we can make all required notifications.

Federal Prohibitions on Health Care Fraud and False Statements Related to Health Care Matters

Under the administrative simplification provisions of HIPAA, HHS issued regulations for protecting the privacy and security of protected health information. Additional administrative simplification provisions created new federal crimes: health care fraud, false statements relating to health care matters, theft or embezzlement in connection with a health benefit program and obstruction of criminal investigation of health care offenses. The health care fraud statute prohibits knowingly and willfully executing a scheme to defraud any health care benefit program, including a private insurer. The false statements statute prohibits knowingly and willfully falsifying, concealing, or covering up a material fact or making any materially false, fictitious, or fraudulent statement in connection with the delivery of or payment for health care benefits, items, or services. The theft or embezzlement statute prohibits knowingly and willfully embezzling, stealing or otherwise converting or misapplying the money or property of a health care benefit program. The obstruction of criminal investigations of health care offenses statute prohibits willfully preventing, obstructing, misleading or delaying the communication of information and records relating to a violation of a federal health care offense to a criminal investigator. A violation of any of these laws is a felony and may result in fines, imprisonment, or exclusion from the federal health care programs.

We are currently subject to the HIPAA regulations and maintain an active program designed to address regulatory compliance issues. We are subject to prosecution or administrative enforcement and increased civil and criminal penalties for non-compliance, including monetary penalties. We are also subject to enforcement by state attorneys general who were given authority to enforce HIPAA under HITECH and who also enforce state data security laws.

Our activities must also comply with other applicable privacy laws. For example, there are international privacy laws that impose restrictions on the access, use, and disclosure of health and other personal information. All of these laws may impact our business. Our failure to comply with these privacy laws or significant changes in the laws restricting our ability to obtain tissue samples and associated patient information or to conduct clinical testing could significantly impact our business and our future business plans.

Compliance with Fraud and Abuse Laws

We have to comply with various U.S. federal and state laws, rules and regulations pertaining to healthcare fraud and abuse, including anti-kickback laws and physician self-referral laws, rules and regulations. Violations of the fraud and abuse laws are punishable by criminal and civil sanctions, including, in some instances, exclusion from participation in federal and state healthcare programs, including Medicare and Medicaid.

Anti-Kickback Statute

The federal Anti-Kickback Statute prohibits persons from knowingly or willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, in exchange for or to induce:

•	the referral of an individual for a service or product for which payment may be made by Medicare, Medicaid or other government-sponsored healthcare program; or
•	purchasing, ordering, arranging for, or recommending the ordering of, any service or product for which payment may be made by a government-sponsored healthcare program.

The definition of “remuneration” has been broadly interpreted to include anything of value, including such items as gifts, certain discounts, waiver of payments, and providing anything at less than its fair market value. In addition, several courts have interpreted the law to mean that if “one purpose” of an arrangement is intended to induce referrals, the statute is violated.

The Anti-Kickback Statue is broad and prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. Recognizing that the Anti-Kickback Statute is broad and may technically prohibit many innocuous or beneficial arrangements, the Office of Inspector General of the Department of Health and Human Services, or OIG, has issued regulations, commonly known as “safe harbors.” These safe harbors set forth certain requirements that, if fully met, will assure healthcare providers, including medical device manufacturers, that they will not be prosecuted under the Anti-Kickback Statute. Although full compliance with these safe harbor provisions ensures against prosecution under the Anti-Kickback Statute, full compliance is often difficult and the failure of a transaction or arrangement to fit within a specific safe harbor does not necessarily mean that the transaction or arrangement is illegal or that prosecution under the Anti-Kickback Statute will be pursued. However, conduct and business arrangements that do not fully satisfy each applicable safe harbor may result in increased scrutiny by government enforcement authorities such as the OIG. The statutory penalties for violating the Anti-Kickback Statute include imprisonment for up to five years and criminal fines of up to $25,000 per violation. In addition, through application of other laws, conduct that violates the Anti-Kickback Statute can also give rise to False Claims Act lawsuits, civil monetary penalties and possible exclusion from Medicare and Medicaid and other federal healthcare programs. In addition to the Federal Anti-Kickback Statute, many states have their own kickback laws. Often, these laws closely follow the language of the federal law, although they do not always have the same scope, exceptions, safe harbors or sanctions. In some states, these anti-kickback laws apply not only to payment made by a government health care program but also with respect to other payors, including commercial insurance companies.

Physician Self-Referral Laws

The federal ban on physician self-referrals, commonly known as the “Stark Law,” prohibits, subject to certain exceptions, physician referrals of Medicare and Medicaid patients to an entity providing certain “designated health services” if the physician or an immediate family member of the physician has any financial relationship with the entity. The Stark Law also prohibits the entity receiving the referral from billing for any good or service furnished pursuant to an unlawful referral, and any person collecting any amounts in connection with an unlawful referral is obligated to refund such amounts. A person who engages in a scheme to circumvent the Stark Law’s referral prohibition may be fined up to $100,000 for each such arrangement or scheme. The penalties for violating the Stark Law also include civil monetary penalties of up to $15,000 per service and possible exclusion from federal healthcare programs. In addition to the Stark Law, many states have their own self-referral laws. Often, these laws closely follow the language of the federal law, although they do not always have the same scope, exceptions, safe harbors or sanctions. In some states these anti-referral laws apply not only to payment made by a federal health care program but also with respect to other payors, including commercial insurance companies. In addition, some state laws require physicians to disclose any financial interest they may have with a healthcare provider to their patients when referring patients to that provider even if the referral itself is not prohibited.

Other Fraud and Abuse Laws

The federal False Claims Act prohibits any person from knowingly presenting, or causing to be presented, a false claim or knowingly making, or causing to made, a false statement to obtain payment from the federal government. Those found in violation of the FCA can be subject to fines and penalties of three times the damages sustained by the government, plus mandatory civil penalties of between $5,500 and $11,000 for each separate false claim. Actions filed under the FCA can be brought by any individual on behalf of the government, a “qui tam” action, and such individual, known as a “relator” or, more commonly, as a “whistleblower,” who may share in any amounts paid by the entity to the government in damages and penalties or by way of settlement. In addition, certain states have enacted laws modeled after the FCA, and this legislative activity is expected to increase. Qui tam actions have increased significantly in recent years, causing greater numbers of healthcare companies, including medical device manufacturers, to defend false claim actions, pay damages and penalties or be excluded from Medicare, Medicaid or other federal or state healthcare programs as a result of investigations arising out of such actions.

The OIG also has authority to bring administrative actions against entities for alleged violations of a number of prohibitions, including the Anti-Kickback Statute and the Stark Law. The OIG may seek to impose civil monetary penalties or exclusion from the Medicare, Medicaid and other federal healthcare programs. Civil monetary penalties can range from $2,000 to $50,000 for each violation or failure plus, in certain circumstances, three times the amounts claimed in reimbursement or illegal remuneration. Typically, exclusions last for five years.

In addition, we must comply with a variety of other laws, such as laws prohibiting false claims for reimbursement under Medicare and Medicaid. all of which can also be triggered by violations of federal anti-kickback laws; the Health Insurance Portability and Accounting Act of 1996, which makes it a federal crime to commit healthcare fraud and make false statements; and the Federal Trade Commission Act and similar laws regulating advertisement and consumer protections.

Reimbursement

United States

In the United States, payments for diagnostic tests come from several sources, including third party payors such as insurance companies and health maintenance organizations; government health programs such as Medicare and Medicaid; and patients; and, in certain circumstances, hospitals or referring laboratories (who then bill health third-party payors for testing).

Code Assignment.   In the United States, a third-party payor’s decisions regarding coverage and payment are driven, in large part, by the specific CPT code used to identify a test. The AMA publishes the CPT, which is a listing of descriptive terms and identifying codes for reporting medical services and procedures. The purpose of the CPT is to provide a uniform language that accurately describes medical, surgical, and diagnostic services and therefore to ensure reliable nationwide communication among healthcare providers, patients, and third-party payors.

A manufacturer of IVD kits or a provider of laboratory services may request establishment of a Category I CPT code for a new product. Assignment of a specific CPT code ensures routine processing and payment for a diagnostic test by both private and government third-party payors.

The AMA has specific procedures for establishing a new CPT code and, if appropriate, for modifying existing nomenclature to incorporate a new test into an existing code. If the AMA concludes that a new code or modification of nomenclature is unnecessary, the AMA will inform the requestor how to use one or more existing codes to report the test.

While the AMA’s decision is pending, billing and collection may be sought under an existing, non-specific CPT code. A manufacturer or provider may decide not to request assignment of a CPT code and instead use an existing, non-specific code for reimbursement purposes. However, use of such codes may result in more frequent denials and/or requests for supporting clinical documentation from the third-party payor and in lower reimbursement rates, which may vary based on geographical location.

Coverage Decisions.  When deciding whether to cover a particular diagnostic test, private and government third-party payors generally consider whether the test is a covered benefit and, if so, whether it is reasonable and necessary for the diagnosis or treatment of illness and injury. Most third-party payors do not cover experimental services. Coverage determinations often are influenced by current standards of practice and clinical data, particularly at the local level. The Centers for Medicare & Medicaid Services, or CMS, which is the government agency responsible for overseeing the Medicare program, has the authority to make coverage determinations on a national basis, but most Medicare coverage decisions are made at the local level by contractors that administer the Medicare program in specified geographic areas. Private and government third-party payors have separate processes for making coverage determinations, and private third-party payors may or may not follow Medicare’s coverage decisions. If a third-party payor has a coverage determination in place for a particular diagnostic test, billing for that test must comply with the established policy. Otherwise, the third-party payor makes reimbursement decisions on a case-by-case basis.

Payment.  Payment for covered diagnostic tests is determined based on various methodologies, including prospective payment systems and fee schedules. In addition, private third-party payors may negotiate contractual rates with participating providers or set rates as a percentage of the billed charge. Diagnostic tests furnished to Medicare inpatients generally are included in the bundled payment made to the hospital under Medicare’s Inpatient Prospective Payment System. Payment for diagnostic tests furnished to Medicare beneficiaries in most other circumstances is made based on the Clinical Laboratory Fee Schedule, under which a payment amount is assigned to each covered CPT code. The law technically requires fee schedule amounts to be adjusted annually by the percentage increase in the consumer price index for the prior year, but Congress has frozen payment rates in certain years. For the 2011 calendar year the Clinical Laboratory Fee Schedule was reduced across all listed tests by 1.75%. Currently, the ceiling for established tests is set at 74% of the median of all contractor fee schedule amounts for a particular test and 100% of the median for diagnostic tests for which no limitation amount was established prior to 2001. Medicaid programs generally pay for diagnostic tests based on a fee schedule, but reimbursement varies by state.

European Union

In the European Union the reimbursement mechanisms used by private and public health insurers vary by country. For the public systems reimbursement is determined by guidelines established by the legislator or responsible national authority. As elsewhere, inclusion in reimbursement catalogues focuses on the medical usefulness, need, quality and economic benefits to patients and the healthcare system. Acceptance for reimbursement comes with cost, use and often volume restrictions, which again can vary by country.

MANAGEMENT

Executive Officers, Key Employees and Directors

The following table sets forth information regarding our executive officers, key employees and directors as of July 15, 2012:

Name	Age	Position
Kenneth A. Berlin	47	Chief Executive Officer and President
Ranit Aharonov, Ph.D.	42	Executive Vice President, R&D
Ron Kalfus, CPA	37	Chief Financial Officer
Oded Biran	33	General Counsel
Eti Meiri, Ph.D.	44	Vice President, Research
Brian Markison(3)	52	Chairman of the Board of Directors
David Sidransky, M.D.(1)	52	Director
Joshua Rosensweig, Ph.D.	59	Director
Roy N. Davis	65	Director
Gerald Dogon(1)(2)(3)	72	External Director
Tali Yaron-Eldar(1)(2)	48	External Director

(1)	Member of our Audit Committee
(2)	Member of our Compensation Committee
(3)	Member of our Nominating and Corporate Governance Committee

Kenneth A. Berlin joined us in November 2009 as our President and Chief Executive Officer. He was later appointed by our shareholders in December 2009 as a member of our board of directors, and resigned as a director in March 2011. Prior to joining us, Mr. Berlin, served as Worldwide General Manager at cellular and molecular cancer diagnostics developer Veridex, LLC, a Johnson & Johnson, or J&J, company. Under his leadership the organization grew to over 100 employees, and he spearheaded the launch of three cancer diagnostic products, the acquisition of its cellular diagnostics partner, and delivered significant growth in sales as Veridex transitioned from a research and development entity to a commercial provider of oncology diagnostic products and services. During Mr. Berlin’s tenure, Veridex received numerous awards including recognition from the Cleveland Clinic and Prix Galien for the use of its innovative CellSearch® technology in the fight against cancer. Mr. Berlin joined J&J in 1994 and served as corporate counsel for six years. He then held positions of increasing responsibility within J&J and a number of its subsidiary companies. From 2001 until 2004, he served as Vice President, licensing and new business development in the pharmaceuticals group, and from 2004 until 2007 was Worldwide Vice President, franchise development, Ortho-Clinical Diagnostics. Mr. Berlin holds an A.B. degree from Princeton University and a J.D. from the University of California Los Angeles School of Law.

Ranit Aharonov, Ph.D. has served as our Executive Vice President, R&D, Head of Computational Biology since February 2008. Dr. Aharonov joined us in March 2003 and previously held other positions, including Executive Vice President of Intellectual Property and Computational Biology, Vice President of Research and Product Strategy, Vice President, Research and Director, Algorithms. Prior to joining us, from October 1998 until September 2002, Dr. Aharonov taught Neural Computation-related courses at the Hebrew University of Jerusalem. She is the author of 14 papers published in peer reviewed journals and the co-author of eight patents and 21 patent applications, and was an adjunct lecturer in Neural Network Theory and Applications at the Brain Science Institute of Bar-Ilan University. Dr. Aharonov earned her Ph.D. in Neural Computation from the Hebrew University in Jerusalem. On July 23, 2012, Dr. Aharonov tendered her resignation, which will be effective October 21, 2012.

Ron Kalfus, CPA has served as our Chief Financial Officer since May 2012. From 2008 to 2012, Mr. Kalfus served as the Chief Financial Officer and Treasurer of MabCure Inc, a publicly-traded biotechnology startup company in the field of early cancer detection using antibodies. Prior to that, Mr. Kalfus held various positions with Toys “R” Us, Inc. from 2003 to 2007, being responsible for the company’s financial reporting to the SEC and being responsible for the Toys “R” Us division’s annual budget. Prior to joining Toys “R” Us, Inc., Mr. Kalfus worked as an auditor for two large public accounting firms, specializing in audits of medium-sized enterprises as well as public companies. Mr. Kalfus is a Certified Public Accountant, holds an MSc in Accounting from Fairleigh Dickinson University, and a BBA in Finance from the University of Georgia.

Oded Biran has served as our General Counsel since November 2011. Mr. Biran was an independent attorney between the years 2010 – 2011, after previously working for us as legal counsel between June and November 2010. Prior to that, Mr. Biran was an associate in the law offices of Sharon Raviv and Co., a boutique law firm specializing in technology and communications, between December 2009 and June 2010. During the years of 2008 and 2009, Mr. Biran was an associate in Raved Magriso, Benkel, Lahav and Co., where he practiced in the corporate and securities department, specializing in corporate, technology, IP and complex mergers and acquisitions transactions. During 2006-2007, Mr. Biran was an associate at Gabriel Reubinoff and Co.’s Tel Aviv office where he co-headed the firm’s class action department. Mr. Biran holds a L.L.B degree from the Hebrew University in Jerusalem and is a member of the Israeli Bar Association.

Eti Meiri, Ph.D. has served as our Vice President, Research, since May 2012. Dr. Meiri joined us in 2003, and previously held other positions, including the position of senior scientist. Prior to joining us, Eti worked at Virogene, a company which engaged in the development of vaccines. She is the author of over 10 papers published in peer reviewed journals and the co-author of two patent applications. Dr. Meiri earned her Ph.D. in Biology from the Weitzmann Institute of Science in Rehovot.

Brian Markison has served as a member of our board of directors since March 2011. Mr. Markison was appointed by our board of directors to fill the vacancy created by the resignation of Mr. Berlin. Mr. Markison’s appointment was approved by the general meeting dated July 6, 2011. After the resignation of Mr. Yoav Chelouche as chairman of the board of directors on April 12, 2011, Mr. Markison was appointed as chairman of the board. Mr. Markison is President, Chief Executive Officer and a member of the Board of Directors of Fougera Pharmaceuticals Inc., since July 2011. Previously, he had been with King Pharmaceuticals since 2004 and led the company through its acquisition by Pfizer for $3.6 billion in 2010. Previously Mr. Markison was with Bristol-Myers Squibb from 1982 to 2004, where he served in various commercial and executive positions rising from an oncology sales representative to become President, BMS Oncology/Virology and Oncology Therapeutics Network. Mr. Markison serves on the board of directors of Immunomedics, Inc. and PharmAthene Inc. He also serves on the board of directors for the Komen Foundation and on the Board of Trustees for the Pennington School. Mr. Markison received a B.S. from Iona College in New Rochelle, New York.

David Sidransky, M.D., has served as a member of our board of directors since December 22, 2009. Dr. Sidransky is a renowned oncologist and research scientist named and profiled by TIME magazine in 2001 as one of the top physicians and scientists in America, recognized for his work with early detection of cancer. He serves as Executive Officer of Biomerk, Inc. and as Director of the Head and Neck Cancer Research Program at the Sidney Kimmel Comprehensive Cancer Center at Johns Hopkins University. He is a Professor of Oncology, Otolaryngology, Cellular & Molecular Medicine, Urology, Genetics, and Pathology at John Hopkins University and Hospital. Dr. Sidransky has written over 400 peer-reviewed publications, and has contributed to more than 50 cancer reviews and chapters. Dr. Sidransky is a founder of a number of biotechnology companies and holds numerous biotechnology patents. He has been the recipient of many awards and honors, including the 1997 Sarstedt International prize from the German Society of Clinical Chemistry, 1998 Alton Ochsner Award Relating Smoking and Health by the American College of Chest Physicians and the 2004 Hinda Rosenthal Award presented by the American Association of Cancer Research. Dr. Sidransky has served as Vice Chairman of the Board of Directors, and presently is a director of ImClone. He serves on the board of directors of KV Pharmaceutical Co., Champions Biotechnology, Inc. and Morria Biopharmaceuticals Plc. and is Chairman of Tamir Biotechnology, Inc. (also known as Alfacell Corp.). He is serving and has served on scientific advisory boards of corporations and institutions, including Amgen,

MedImmune, Roche and Veridex, LLC (a J&J diagnostic company), among others. In Addition, Dr. Sidransky served as Director of American Association for Cancer Research from 2005 to 2008. Dr. Sidransky received his B.A. from Brandeis University and his M.D. from the Baylor College of Medicine.

Joshua Rosensweig has served as a member of our board of directors since May 2004. Since November 2010, he has served as a member of the board of directors of Bezeq Israel Telecommunication Corp. Ltd. (Israel’s leading communications group) and of Alrov Real Estate and Hotels Ltd., a publicly-traded property development company. From September 2003 to September 2006, Dr. Rosensweig served as the Chairman of the Board of Directors of the First International Bank of Israel. From 1998 to July 2005, Dr. Rosensweig was a senior partner at Gornitzky and Co., a law firm where he specialized in international transactions and taxation. Dr. Rosensweig lectured at Bar-Ilan University, Law School from 1980 to 1995 and at Tel Aviv University, School of Business from 1983 to 1995. Dr. Rosensweig received his J.S.D. (International Taxation), and LL.M. (Taxation) from New York University Law School.

Roy N. Davis has served as a member of our board of directors since June 2012. From January 2008 through January 2012, Mr. Davis was the President of Johnson & Johnson Development Corporation, J&J’s wholly owned ventures group, and Vice President of Corporate Development for all of J&J. In these roles, Mr. Davis was responsible for acquisition and licensing in areas outside of current J&J business sectors, venture capital investing on behalf of J&J and management of J&J's wholly owned ventures. These efforts focused on developing new companies for J&J that offer transformational health care solutions. From 2003 to 2007, Mr. Davis held the positions of Company Group Chairman, J&J, and Worldwide Franchise Chairman, Ortho Clinical Diagnostics, with responsibilities for Ortho Clinical Diagnostics, Inc., Veridex LLC and Therakos, Inc. Mr. Davis joined J&J in 1984, where he moved through leadership positions of increasing responsibility in the organization in the United States, Europe and Asia.

Gerald Dogon has served as a member of our board of directors since February 2007. From December 2004 to December 2006, Mr. Dogon served as a director and a member of the audit, investment and nomination committees of Scailex Corporation (previously Scitex Corporation). From October 2005 until it was acquired by PMC-Sierra, Inc. in May 2006, he served as a member of the board of directors of Passave, Inc., a semiconductor company. From 1999 to 2000, he served as a director and as chairman of the audit committee of Nogatech, Inc. Mr. Dogon has also served as a member of the board of directors of Fundtech Ltd. and was a member of its audit and nominating committees. From 1994 to 1998, Mr. Dogon served as Executive Vice President and Chief Financial Officer of DSPC Inc., and in addition, from November 1997 until December 1999, as a member of its board of directors. Mr. Dogon holds a B.A. in Economics from the University of Cape Town.

Tali Yaron-Eldar has served as a member of our board of directors since February 2007. Since March 2007, Ms. Yaron-Eldar has been a partner with the law firm of Tadmor & Co. From January 2004 to March 2007, she was a partner at the law firm of Cohen, Yaron-Eldar & Co. From January 2004 to January 2008, Ms. Yaron-Eldar served as the Chief Executive Officer of Arazim Investment Company. She has also served in a variety of public positions, including as the Chief Legal Advisor of the Customs and V.A.T department of the Ministry of Finance of the State of Israel from 1998 to 2001 and as the Commissioner of Income Tax and Real Property Tax Authority of the State of Israel from 2002 to 2004. Ms. Yaron-Eldar holds an M.B.A. specializing in finance and an LL.M. from Tel Aviv University and is a member of the Israeli Bar Association.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding beneficial ownership of our ordinary shares as of July 15, 2012 by:

•	each of our directors and executive officers; and
•	all of our directors and executive officers as a group.

We do not believe that there is any person or group of affiliated persons that beneficially own more than 5% of our outstanding ordinary shares. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to ordinary shares. Ordinary shares issuable under stock options or warrants that are exercisable within 60 days after July 15, 2012 are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options or warrants but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Percentage of shares beneficially owned before this offering is based on 2,559,683 shares outstanding on July 15, 2012. The number of ordinary shares deemed outstanding after this offering includes the 3,000,000 ordinary shares being offered for sale in this offering but assumes no exercise of the underwriter’s over-allotment option.

As of July 15, 2012, there were approximately 61 record holders of our ordinary shares, including 4 holders of record in the United States representing approximately 99.7% of our outstanding ordinary shares. None of our shareholders has different voting rights from other shareholders. To the best of our knowledge, we are not owned or controlled, directly or indirectly, by another corporation or by any foreign government. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

Except as indicated in footnotes to this table, we believe that the shareholders named in this table have sole voting and investment power with respect to all shares shown to be beneficially owned by them, based on information provided to us by such shareholders. Unless otherwise noted below, each shareholder’s address is: c/o Rosetta Genomics Ltd., 10 Plaut Street, Science Park, Rehovot, 76706 Israel.

	Number of Securities Beneficially Owned Prior to this Offering	Percentage Owned Before this Offering	Percentage Owned After this Offering
Directors and Executive Officers
Kenneth A. Berlin(1)	16,085	*	*
Ranit Aharonov, Ph.D.(2)	2,135	*	*
Oded Biran	—	*	*
Eti Meiri, Ph.D.(3)	219	*	*
Ron Kalfus, CPA	—	*	*
Brian Markison(4)	1,666	*	*
David Sidransky, M.D.(5)	426	*	*
Joshua Rosensweig, Ph.D.(6)	2,396	*	*
Roy N. Davis	—	*	*
Gerald Dogon(7)	212	*	*
Tali Yaron-Eldar(8)	212	*	*
Directors and executive officers as a group (11 persons)(9)	23,132	*	*

*	Represents beneficial ownership of less than 1% of ordinary shares.
(1)	Consists of (i) 1,084 ordinary shares, which were granted to Mr. Berlin upon the start of his employment with us, and (ii) options currently exercisable or exercisable within 60 days of July 15, 2012 to purchase 7,779 ordinary shares (which have an exercise price of $123.00 per share and expire in November 2019), and 7,222 ordinary shares (which have an exercise price of $29.40 per share and expire in November 2019). Does not include the following options that become exercisable after September 13, 2012: (i) options to purchase 556 shares (which have an exercise price of $123.00 per share and expire in

November 2019) (ii) 1,112 ordinary shares (which have an exercise price of $29.40 per share and expire in November 2019) (iii) 6,667 ordinary shares (which have an exercise price of $6.75 per share and expire in November 2021).
(2)	Consists of options currently exercisable or exercisable within 60 days of July 15, 2012 to purchase 310 ordinary shares (which have an exercise price of $209.78 per share and expire in January 2016), 525 ordinary shares (which have an exercise price of $249.60 per share and expire in June 2018), 500 ordinary shares (which have an exercise price of $84.00 per share and expire in October 2020) and 800 ordinary shares (which have an exercise price of $4.05 per share and expire in November 2021).
(3)	Consists of options currently exercisable or exercisable within 60 days of July 15, 2012 to purchase 42 ordinary shares (which have an exercise price of $0 per share and expire in January 2013), 4 ordinary shares (which have an exercise price of $0 per share and expire in January 2014), 18 ordinary shares (which have an exercise price of $0 per share and expire in May 2014), 9 ordinary shares (which have an exercise price of $0 per share and expire in December 2014), 7 ordinary shares (which have an exercise price of $0 per share and expire in June 2015), 21 ordinary shares (which have an exercise price of $209.78 per share and expire in April 2016), 34 ordinary shares (which have an exercise price of $249.60 per share and expire in June 2018) and 84 ordinary shares (which have an exercise price of $84.00 per share and expire in October 2020).
(4)	Consists of options currently exercisable or exercisable within 60 days of July 15, 2012 to purchase 1,666 ordinary shares (which have an exercise price of $16.20 per share and expire in July 2021). Does not include the following options that become exercisable after September 13, 2012: options to purchase 3,334 shares (which have an exercise price of $16.20 per share and expire in July 2021).
(5)	Consists of options currently exercisable or exercisable within 60 days of July 15, 2012 to purchase 250 ordinary shares (which have an exercise price of $342.00 per share and expire in January 2018) and 176 ordinary shares (which have an exercise price of $99.00 per share and expire in December 2019). Does not include the following options that become exercisable after September 13, 2012: options to purchase 36 shares (which have an exercise price of $99.00 per share and expire in December 2019).
(6)	Consists of (i) 2,068 ordinary shares held by Dr. Rosensweig and (ii) options currently exercisable or exercisable within 60 days of July 15, 2012 to purchase 116 ordinary shares (which have an exercise price of $209.78 per share and expire in July 2016) and 212 ordinary shares (which have an exercise price of $368.67 per share and expire in July 2016).
(7)	Consists of options currently exercisable or exercisable within 60 days of July 15, 2012 to purchase 212 ordinary shares (which have an exercise price of $528.01 per share and expire in March 2017).
(8)	Consists of options currently exercisable or exercisable within 60 days of July 15, 2012 to purchase 212 ordinary shares (which have an exercise price of $528.01 per share and expire in March 2017).
(9)	See notes 1 through 8 above.

DESCRIPTION OF SHARE CAPITAL

Authorized Share Capital

As of July 15, 2012, our authorized share capital was NIS 12,000,000 divided into 20,000,000, ordinary shares nominal (par) value NIS 0.6 each.

Ordinary Shares

As of July 15, 2012, 2,562,940 ordinary shares were issued and 2,559,683 were outstanding. As of July 15, 2012, there were approximately 61 shareholders of record of our ordinary shares. All our ordinary shares rank pari passu in all respects, and all our issued and outstanding ordinary shares are fully paid and non-assessable.

Rights Attached to Our Ordinary Shares

Dividend Rights.  Our articles of association, or Articles, provide that our board of directors may, subject to the applicable provisions of the Companies Law, from time to time, declare such dividend as may appear to the board of directors to be justified by the profits of the company. Subject to the rights of the holders of shares with preferential or other special rights that may be authorized in the future, holders of ordinary shares are entitled to receive dividends according to their rights and interest in our profits. Dividends, to the extent declared, are distributed according to the proportion of the nominal (par) value paid up on account of the shares held at the date so appointed by the company, without regard to the premium paid in excess of the nominal (par) value, if any. Under the Companies Law, a company may distribute a dividend only if the distribution does not create a reasonable concern that the company will be unable to meet its existing and anticipated obligations as they become due. A company may only distribute a dividend out of the company’s profits, as defined under the Companies Law. If the company does not meet the profit requirement, a court may allow it to distribute a dividend, as long as the court is convinced that there is no reasonable concern that such distribution might prevent the company from being able to meet its existing and anticipated obligations as they become due.

Voting Rights.  Holders of ordinary shares, not in default of any calls or other sums payable in respect of their shares, have one vote for each ordinary share held on all matters submitted to a vote of shareholders. These voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future. The ordinary shares do not have cumulative voting rights in the election of directors. As a result, holders of ordinary shares that represent more than 50% of the voting power at the general meeting of shareholders, in person or by proxy, have the power to elect all the directors whose positions are being filled at that meeting to the exclusion of the remaining shareholders. However, external directors are elected by a majority vote at a shareholders’ meeting, on the condition that either:

•	the majority includes at least a majority of the shares of shareholders who are not controlling shareholders and who do not have a personal interest in the matter (other than a personal interest which is not the result of an affiliation with a controlling shareholder), who are present and voted on the matter of the election of the external director (disregarding abstentions); or
•	the non-controlling shareholders or shareholders that do not have a personal interest in the matter (other than a personal interest which is not the result of an affiliation with a controlling shareholder), who are present and voted against the election of the external director hold two percent or less of the voting power of the company.

External directors are elected for a term of three years and may be re-elected to two additional terms of three years each (with an exception that applies to companies whose shares are listed for trading on specified exchanges outside of Israel which companies may reappoint an external director to additional three year periods), provided that with respect to the appointment for each such additional three-year term, one of the following has occurred: (a) the reappointment of the external director has been proposed by one or more shareholders holding together one percent or more of the aggregate voting rights in the company and the appointment was approved at the general meeting of the shareholders by a simple majority, provided that: (i) in calculating the majority, votes of controlling shareholders or shareholders having a personal interest in the appointment (other than a personal interest which is not the result of an affiliation with a controlling shareholder) and abstentions are disregarded, and (ii) the total number of shares of shareholders who do not have a personal interest in the appointment (other than a personal interest which is not the result of an affiliation with a controlling shareholder) and/or who are not controlling shareholders, present and voting in favor of the appointment exceed two percent of the aggregate voting rights in the company; or (b) the reappointment of the external director has been proposed by the board of directors and the appointment was approved by the majority required for the initial appointment of an external director.

Liquidation Rights.  In the event of our liquidation, subject to applicable law, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares in proportion to their respective holdings. This liquidation right may be affected by the grant of preferential dividends or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Capital Calls.  Under our Articles and the Companies Law, the liability of our shareholders is limited to the par value of the shares held by them.

Transfer of Shares.  Fully paid ordinary shares are issued in registered form and may be transferred pursuant to our Articles, unless such transfer is restricted or prohibited by another instrument and subject to applicable securities laws.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is American Stock Transfer & Trust Company.

The NASDAQ Capital Market

Our ordinary shares are listed on The NASDAQ Capital Market under the symbol “ROSG.”

Warrants

As of July 15, 2012, we had the following warrants outstanding:

•	Warrants issued in the January 2010 Registered Offering. In connection with a registered direct offering in January 2010, which we refer to herein as the January 2010 Registered Offering, we issued to the investors warrants to purchase up to 21,104 ordinary shares at an exercise price of $150.00 per share. These warrants expire on January 19, 2015. In addition, we issued warrants to purchase up to 1,581 ordinary shares at an exercise price of $150.00 per share to the placement agent and its affiliates for services as placement agent. These placement agent warrants expire on November 23, 2014.
•	Warrants issued in the 2010 Private Placement. In connection with a private placement in December 2010, which we refer to herein as the 2010 Private Placement, we issued to the investors Series A warrants to purchase up to 20,841 ordinary shares at an exercise price of $78.00 per share. These Series A warrants expire on December 1, 2015. In addition, we issued warrants to purchase up to 1,045 ordinary shares at an exercise price of $78.00 per share to the placement agent and its affiliates for services as placement agent. These placement agent warrants expire on December 1, 2015. Pursuant to the anti-dilution provisions, the exercise price of these warrants issued in the 2010 Private Placement was adjusted to $60.00 per share.
•	Warrants issued in the February 2011 Private Placement. In connection with a private placement in February 2011, which we refer to herein as the February 2011 Private Placement, we issued to the investors warrants to purchase up to 56,776 ordinary shares at an exercise price of $48.00 per share. These warrants expire on February 23, 2016. In addition, we issued warrants to purchase up to 1,895 ordinary shares at an exercise price of $48.00 per share to the placement agent and its affiliates for services as placement agent. These placement agent warrants expire on February 23, 2016.

•	Warrants issued in the February 2011 Registered Offering. In connection with a registered direct offering in February 2011, which we refer to herein as the February 2011 Registered Offering, we issued to the investors warrants to purchase up to 45,509 ordinary shares at an exercise price of $48.00 per share. These warrants expire on February 23, 2016. In addition, we issued warrants to purchase up to 2,276 ordinary shares at an exercise price of $45.00 per share to the placement agent and its affiliates for services as placement agent. These placement agent warrants expire on November 24, 2014.
•	Warrants issued to consultants. On April 11, 2011, we issued warrants to purchase an aggregate of 1,168 shares to four consultants. The warrants vest over a five year period and have an exercise price of $29.40 per share and expire on April 11, 2021. On May 22, 2012, we issued warrants to purchase an aggregate of 750 shares to the consultants. The warrants vest over a five year period and have an exercise price of $7.43 per share and expire on May 22, 2022.
•	Warrants issued in the October 2011 Private Placement. In connection with a private placement in October 2011, which we refer to herein as the October 2011 Private Placement, we issued to the investors Series A Warrants to purchase up to an aggregate of 135,010 ordinary shares at an exercise price of $15.00 per share. The Series A Warrants expire on October 19, 2016. As of July 15, 2012, Series A warrants to purchase 113,342 shares had been exercised. In addition, we issued warrants to purchase up to 3,378 ordinary shares at an exercise price of $15.00 per share to the placement agent and its affiliates for services as placement agent. These placement agent warrants expire on October 19, 2016. Pursuant to the anti-dilution provisions, the exercise price of these warrants issued in the October 2011 Private Placement was adjusted to $7.50 per share.
•	Warrants issued in the January 2012 Debenture transaction. In connection with a private placement in January 2012 of the Debenture, we issued warrants to purchase up to 4,241 ordinary shares at an exercise price of $1.557 per share to the placement agent and its affiliates for services as placement agent. These placement agent warrants expire on January 26, 2017.
•	Warrants issued in the April 2012 Registered Direct Offering. In connection with the April 2012 Registered Direct Offering, we issued warrants to purchase up to 13,505 ordinary shares at an exercise price of $3.1875 per share to the placement agent and its affiliates for services as placement agent. These placement agent warrants expire on April 12, 2017.
•	Warrants issued in the Initial May 2012 Registered Direct Offering. In connection with the Initial May 2012 Registered Direct Offering, we issued warrants to purchase up to 15,802 ordinary shares at an exercise price of $4.375 per share to the placement agent and its affiliates for services as placement agent. These placement agent warrants expire on May 16, 2017.
•	Warrants issued in the Subsequent May 2012 Registered Direct Offering. In connection with the Subsequent May 2012 Registered Direct Offering, we issued warrants to purchase up to 14,269 ordinary shares at an exercise price of $14.375 per share to the placement agent and its affiliates for services as placement agent. These placement agent warrants expire on May 24, 2017.

Special Rights

Subject to all other provisions of our Articles, from time to time, by resolution of our shareholders, we may provide for shares with preferred or deferred rights or rights of redemption or other special rights and/or such restrictions, whether in regard to liquidation, dividends, voting, repayment of share capital or otherwise, as may be stipulated in such resolution provided that any resolution with respect to the issuance of such shares will be made only by the board of directors.

Modification of Rights

Pursuant to our Articles, if at any time our share capital is divided into different classes of shares, the rights attached to any class, unless otherwise provided by our Articles, may be modified or abrogated by us, by a resolution of the shareholders, subject to the consent in writing of the holders of at least a majority of the issued shares of such class or the adoption of a resolution passed at a separate meeting of the holders of the shares of such class.

Shareholders’ Meetings and Resolutions

Pursuant to our Articles, the quorum required for an ordinary meeting of shareholders consists of at least two shareholders, not in default of any calls or other sums payable in respect of their shares, present in person or by proxy, who hold shares conferring in the aggregate more than 25% of the voting power of the company, unless otherwise required by applicable rules or our Articles. A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place or any time and place as the chairman of the board of directors may designate. At such reconvened meeting, the required quorum consists of any two shareholders, not in default of any calls or other sums payable in respect of their shares, present in person or by proxy.

Under the Companies Law, each shareholder of record will be provided at least 21 calendar days’ prior notice of any general shareholders meeting or 35 days prior notice to the extent required under regulations promulgated under the Companies Law.

Under the Companies Law and our Articles, all resolutions of our shareholders require a simple majority of the shares present, in person or by proxy or by written ballot, and voting on the matter, subject to certain exceptions provided for in our Articles namely: (a) the amendment of the provisions of our Articles relating to the election of directors, which require the approval of the greater of (i) holders of not less than seventy-five percent (75%) of the voting power represented at a meeting in person or by proxy and voting thereon, or (ii) holders of a majority of the outstanding voting power of all shares of the company voting on such matter at a general meeting; (b) the removal of any director from office, the election of a director in place of a director so removed or the filling of any vacancy, however created, on the board of directors, which require the vote of the holders of at least 75% of the voting power represented at the general meeting; and (c) the consummation of a merger (as defined in the Companies Law) which requires the approval of the holders of at least a majority of the voting power of the company.

Under the Companies Law, each and every shareholder has a duty to act in good faith and in customary manner in exercising his or her rights and fulfilling his or her obligations towards the company in which he or she holds shares and other shareholders, and refrain from abusing his or her power in the company, including in voting in the general meeting of shareholders on the following matters:

•	any amendment to the articles of association;
•	an increase of our authorized share capital;
•	a merger; or
•	approval of interested party transactions that require shareholder approval.

In addition, each and every shareholder has the general duty to refrain from discriminating against other shareholders. In addition, any controlling shareholder, any shareholder who knows that it possesses the power to determine the outcome of a shareholder or class vote and any shareholder who, pursuant to the company’s articles of association has the power to appoint or prevent the appointment of an office holder in the company is under a duty to act with fairness towards the company. The Companies Law does not describe the substance of this duty of fairness.

Our annual general meetings are held once in every calendar year at such time (within a period of not more than fifteen months after the last preceding annual general meeting) and at such place determined by our board of directors. All general meetings other than annual general meetings are called extraordinary general meetings.

Our board of directors may, in its discretion, convene additional meetings as “extraordinary general meetings.” In addition, the board of directors must convene an extraordinary general meeting upon the demand of two of the directors, one fourth of the directors in office, one or more shareholders having at least 5% of the outstanding share capital and at least 1% of the voting power in the company, or one or more shareholders having at least 5% of the voting power in the company. The chairperson of the board of directors shall preside at each of our general meetings, or if at any meeting the chairperson is not present within fifteen (15) minutes after the time fixed for holding the meeting or is unwilling to act as chairperson, then if there is a co-chairperson, such co-chairperson shall preside at the meeting, or in the absence of both, the shareholders present shall choose someone of their number to be chairperson. The chairperson of the board of directors is not entitled to a vote at a general meeting in his capacity as chairperson.

Limitation on Owning Securities

Our Articles and Israeli law do not restrict in any way the ownership or voting of ordinary shares by non-residents or persons who are not citizens of Israel, except with respect to subjects of nations which are in a state of war with Israel. We are members of the Rimonim Consortium, which is supported by the OCS. According to the Encouragement of Industrial Research and Development Law, 5744-1984, a change of control of our company should be reported to the research committee at the Ministry of Industry, Trade and Labor (the Committee), and a change in the holding of the means of control in our company (means of control include the right to vote at a general meeting of a company or a corresponding body of another corporation or the right to appoint directors of the corporation or its general manager) which results in any person not being a citizen or resident of Israel or corporation incorporated in Israel holding 5% or more of the issued share capital or of the voting power of our company, should be reported to the committee, which (according to its internal proceedings) will notify us of its decision within seven days from the date thereof, and such person should sign an undertaking in the form published by the research committee.

Mergers and Acquisitions and Tender Offers under Israeli Law

The Companies Law includes provisions that allow a merger transaction and requires that each company that is a party to a merger have the transaction approved by its board of directors and by a simple majority of shares present, in person or by proxy, at a general meeting and voting on the transaction (including the separate vote of each class of shares of the party to the merger which is not the surviving entity) at a shareholders’ meeting called on at least 35 days’ prior notice. In addition, under our Articles, approval of a merger transaction requires that holders of at least a majority of the voting power of the company vote in favor of the merger transaction. In determining whether the required majority under the Companies Law has approved the merger, if shares of a company are held by the other party to the merger, or by any person holding 25% or more of the voting rights or 25% or more of the means of appointing directors of the other party to the merger, then a vote against the merger by holders of the majority of the shares present and voting, excluding shares held by the other party to the merger or by such person, or by any person or entity acting on behalf of either of them, including their relatives or entities controlled by any of them, is sufficient to reject the merger transaction. If the transaction would have been approved but for the separate approval of each class or exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders. Notwithstanding the foregoing, a merger that is also an extraordinary transaction with a controlling shareholder or with another person in which a controlling shareholder has a personal interest, requires approval as an extraordinary transaction with a controlling shareholder.

Under the Companies Law, each merging company must inform its secured creditors of the proposed merger plans. Upon the request of a creditor of either party of the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger and may further give instructions to secure the rights of creditors. In addition, a merger may not be completed unless at least 50 days have passed from the time that a proposal for the approval of the merger has been filed with the Israel Registrar of Companies and 30 days have passed from the time that the approval of the merging parties’ shareholders has been received.

The Companies Law also provides that, subject to certain exceptions, an acquisition of shares of a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company and there is no existing holder of 25% or more of the voting rights in the company. Similarly, the Companies Law provides that, subject to certain exceptions, an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company that holds more than 45% of the voting rights in the company.

Under the Companies Law, a person may not acquire shares in a public company if, following the acquisition, the acquirer will hold more than 90% of the company’s shares or more than 90% of any class of shares, other than by means of a tender offer to acquire all of the shares or all of the shares of the particular class.

The Companies Law also provides that as long as a shareholder in a public company holds more than 90% of the company’s shares or of a class of shares, that shareholder shall be precluded from purchasing any additional shares. In order that all of the shares that the acquirer offered to purchase be transferred to him by operation of law, one of the following needs to have occurred: (i) the shareholders who declined or do not respond to the tender offer hold less than 5% of the company’s outstanding share capital or of the relevant class of shares and the majority of offerees who do not have a personal interest in accepting the tender offer accepted the offer, or (ii) the shareholders who declined or do not respond to the tender offer hold less than 2% of the company’s outstanding share capital or of the relevant class of shares.

A shareholder that had its shares so transferred, whether he or she accepted the tender offer or not, has the right, within six months from the date of acceptance of the tender offer, to petition the court to determine that the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, the purchaser may provide in its offer that shareholders who accept the tender offer will not be entitled to such rights.

If the conditions set forth above are not met, the acquirer may not acquire additional shares of the company from shareholders who accepted the tender offer to the extent that following such acquisition the acquirer would own more than 90% of the company’s issued and outstanding share capital.

The above restrictions apply, in addition to the acquisition of shares, to the acquisition of voting power. In addition, the provisions regarding tender offers shall also apply to the acquisition of any other securities of the company.

Share History

The following is a summary of the history of our share capital for the last three years.

Ordinary Share Issuances

Stock Options.  Since January 1, 2009, we have issued 216,198 ordinary shares upon the exercise of stock options.

Prometheus Private Placement.  On April 27, 2009, we sold 33,334 of our ordinary shares at $240.00 per share pursuant to a stock purchase agreement entered into between us and Prometheus Laboratories Inc. on April 10, 2009.

January 2010 Registered Offering.  On January 19, 2010, we closed the January 2010 Registered Offering, pursuant to which we sold an aggregate of 42,167 ordinary shares at a price of $120.00 per share and issued warrants to purchase a total of 21,104 ordinary shares at an exercise price of $150.00 per share to institutional investors. The ordinary shares and warrants were issued pursuant to a prospectus supplement dated as of January 13, 2010, which was filed with the SEC in connection with a takedown from our shelf registration statement on Form F-3 (File No. 333-163063), which became effective on November 24, 2009, and the base prospectus dated as of November 24, 2009 contained in such registration statement. In connection with the offering, we also issued to the placement agent and its affiliates warrants to purchase a total of 1,581 ordinary shares at an exercise price of $150.00 per share.

2010 Private Placement.  On December 1, 2010, we closed the 2010 Private Placement, pursuant to which we sold an aggregate of 41,667 of our ordinary shares at a price of $60.00 per share and issued Series A warrants to purchase up to an aggregate of 20,841 ordinary shares with an exercise price of $78.00 per share and Series B warrants to purchase up to an aggregate of 10,417 ordinary shares with an exercise price of $0.60 per share. On February 9, 2011, the Series B warrants were automatically exercised on a cashless basis and we issued an aggregate of 10,307 ordinary shares. In connection with the 2010 Private Placement, we also issued to the placement agent and its affiliates warrants to purchase a total of 1,045 ordinary shares at an exercise price of $78.00 per share. Following the February 2011 Private Placement and the February 2011 Registered Offering, the exercise price of the Series A warrants and the warrants issued to the placement agent and its affiliates in the 2010 Private Placement was adjusted to $60.00 per share pursuant to the terms thereof.

February 2011 Private Placement.  On February 23, 2011, we closed the February 2011 Private Placement, pursuant to which we sold an aggregate of 75,695 of our ordinary shares at a price of $36.00 per share and issued warrants to purchase up to an aggregate of 56,776 ordinary shares at an exercise price of $48.00 per share. In connection with the February 2011 Private Placement, we also issued to the placement agent and its affiliates warrants to purchase a total of 1,895 ordinary shares at an exercise price of $48.00 per share.

February 2011 Registered Offering.  On February 23, 2011, we closed the February 2011 Registered Offering, pursuant to which we sold an aggregate of 90,978 of our ordinary shares at a price of $36.00 per share and issued warrants to purchase up to an aggregate of 45,509 ordinary shares with an exercise price of $48.00 per share. In connection with the February 2011 Registered Offering, we also issued to the placement agent and its affiliates warrants to purchase a total of 2,276 ordinary shares at an exercise price of $45.00 per share.

October 2011 Private Placement.  On October 19, 2011, we closed the October 2011 Private Placement, pursuant to which we sold an aggregate of 135,010 of our ordinary shares at a price of $11.25 per share and issued Series A warrants to purchase up to an aggregate of 135,010 ordinary shares with an exercise price of $15.00 per share and Series B warrants to purchase up to an aggregate of 67,500 ordinary shares with an exercise price an exercise price equal to the greater of $0.15 or NIS 0.6 per share. On November 28, 2011, the Series B warrants were automatically exercised on a cashless basis and we issued an aggregate of 65,748 ordinary shares. As of July 15, 2012, Series A Warrants to purchase 113,342 shares had been exercised. In connection with the October 2011 Private Placement, we also issued to the placement agent and its affiliates warrants to purchase a total of 3,378 ordinary shares at an exercise price of $15.00 per share. In November 2011, the exercise price of the Series A warrants and the warrants issued to the placement agent and its affiliates in the October 2011 Private Placement was adjusted to $7.50 per share pursuant to the terms thereof.

January 2012 Debenture Transaction.  On January 26, 2012, we entered into a Secured Loan Agreement, pursuant to which on January 27, 2012, we sold and issued the $1,750,000 Debenture to accredited investors. Beginning on March 15, 2012, an aggregate of $300,000 in principal amount of the Debenture became convertible, subject to certain limitations, into our ordinary shares at a conversion price of $1.416 per share. On June 21, 2012, we entered into an agreement with the Debenture holders pursuant to which we prepaid an aggregate of $1,450,000 principal amount and $288,000 in interest and the Debenture holders agreed to convert the remaining $300,000 principal amount no later than July 31, 2012. Such conversion shall occur on July 27, 2012. In connection with this transaction, we issued warrants to purchase up to 4,241 ordinary shares at an exercise price of $1.557 per share to the placement agent and its affiliates for services as placement agent. These placement agent warrants expire on January 26, 2017.

April 2012 Registered Direct Offering.  On April 17, 2012, we closed the sale of 540,000 ordinary shares at a price of $2.55 per share in the April 2012 Registered Direct Offering. In connection with the April 2012 Registered Direct Offering, we issued warrants to purchase up to 13,505 ordinary shares at an exercise price of $3.1875 per share to the placement agent and its affiliates for services as placement agent. These placement agent warrants expire on April 12, 2017.

Initial May 2012 Registered Direct Offering.  On May 22, 2012, we closed the sale of 632,057 ordinary shares at a price of $3.50 per share in the Initial May 2012 Registered Direct Offering. In connection with the Initial May 2012 Registered Direct Offering, we issued warrants to purchase up to 15,802 ordinary shares at an exercise price of $4.375 per share to the placement agent and its affiliates for services as placement agent. These placement agent warrants expire on May 16, 2017.

Subsequent May 2012 Registered Direct Offering.  On May 31, 2012, we closed the sale of 570,755 ordinary shares at a price of $11.50 per share in the Subsequent May 2012 Registered Direct Offering. In connection with the Subsequent May 2012 Registered Direct Offering, we issued warrants to purchase up to 14,269 ordinary shares at an exercise price of $14.375 per share to the placement agent and its affiliates for services as placement agent. These placement agent warrants expire on May 24, 2017.

Authorized Share Capital

On December 22, 2009, our shareholders approved an increase to our authorized share capital by NIS 100,000, divided into 10,000,000 ordinary shares, par (nominal) value NIS 0.01 each (prior to giving effect to the 1-for-4 reverse stock split effected on July 6, 2011), so that following such increase, the authorized share capital was NIS 275,784 divided into 27,578,371, ordinary shares par (nominal) value NIS 0.01 each (prior to giving effect to the 1-for-4 reverse stock split effected on July 6, 2011 and the May 2012 reverse split).

On October 21, 2010, our shareholders approved an increase to our authorized share capital by NIS 300,000, divided into 30,000,000 ordinary shares, par (nominal) value NIS 0.01 each (prior to giving effect to the 1-for-4 reverse stock split effected on July 6, 2011 and the May 2012 reverse split), so that following such increase, the authorized share capital is NIS 575,784 divided into 57,578,371, ordinary shares par (nominal) value NIS 0.01 each (prior to giving effect to the 1-for-4 reverse stock split effected on July 6, 2011 and the May 2012 reverse split).

On July 6, 2011, our shareholders approved an increase to our authorized share capital by NIS 216 to NIS 576,000, divided into 57,600,000 ordinary shares with a nominal (par) value of NIS 0.01 each (prior to giving effect to the 1-for-4 reverse stock split effected on July 6, 2011 and the May 2012 reverse split), and the 1-for-4 reverse stock split effected by the consolidation of our authorized share capital into 14,400,000 ordinary shares with a nominal (par) value of NIS 0.04 each, by consolidating every four (4) ordinary shares with a nominal (par) value NIS 0.01 each into one (1) ordinary share with a nominal (par) value of NIS 0.04 each. Following these actions our registered (authorized) share capital was NIS 576,000 divided into 14,400,000 ordinary shares with a nominal (par) value of NIS 0.04 each. On July 6, 2011, our shareholders subsequently approved an increase to our registered (authorized) share capital by NIS 624,000, divided into 15,600,000 ordinary shares, nominal (par) value NIS 0.04 each, so that following such increase, the registered (authorized) share capital was NIS 1,200,000 divided into 30,000,000, ordinary shares nominal (par) value NIS 0.04 each.

On May 14, 2012, our shareholders approved the May 2012 reverse split effected by the consolidation of our authorized share capital into 2,000,000 ordinary shares with a nominal (par) value of NIS 0.6 each, by consolidating every fifteen (15) ordinary shares with a nominal (par) value NIS 0.04 each into one (1) ordinary share with a nominal (par) value of NIS 0.6 each. Following these actions, our registered (authorized) share capital was NIS 1,200,000 divided into 2,000,000 ordinary shares with a nominal (par) value of NIS 0.6 each. On May 14, 2012, our shareholders subsequently approved an increase to our registered (authorized) share capital by NIS 10,800,000, divided into 18,000,000 ordinary shares, nominal (par) value NIS 0.6 each, so that following such increase, the registered (authorized) share capital was NIS 12,000,000 divided into 20,000,000, ordinary shares nominal (par) value NIS 0.6 each.

UNDERWRITING

Aegis Capital Corp. is acting as the underwriter of this offering. We have entered into an underwriting agreement dated             , 2012 with the underwriter. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter and the underwriter has agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of our ordinary shares next to its name in the following table:

Underwriter	Number of Shares
Aegis Capital Corp.	3,000,000
Total	3,000,000

The underwriter is committed to purchase all the shares offered by us if any shares are purchased, other than those covered by the option to purchase additional shares described below. The underwriting agreement also provides that if the underwriter defaults, the offering may be terminated.

The underwriter proposes to offer the shares offered by us to the public at the public offering price set forth on the cover of this prospectus. In addition, the underwriter may offer some of the shares to other securities dealers at such price less a concession of $         per share. If all of the shares offered by us are not sold at the public offering price, the underwriter may change the offering price and other selling terms by means of a supplement to this prospectus.

The obligations of the underwriter may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriter’s obligations are subject to customary conditions, representations and warranties, such as receipt by the underwriter of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriter against specified liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriter may be required to make in respect thereof.

The underwriter is offering the shares, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel and other conditions specified in the underwriting agreement. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted the underwriter an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriter to purchase up to an additional 15% of the total number of shares to be offered by us in this offering to cover over-allotments. If the underwriter exercises all or part of this option, it will purchase shares covered by the option at the public offering price less the underwriting discounts and commissions that appear on the cover page of this prospectus. If this option is exercised in full, the total price to the public will be $           , and the total proceeds to us, before expenses, will be $           .

Underwriting Discounts and Commissions.  We have agreed to pay underwriting discounts and commissions of 7% of the gross proceeds of the offering (equivalent to 7% of the per share public offering price of $   ). The following table shows the public offering price, underwriting discounts and commissions and expenses to be paid by us to the underwriter and the proceeds of the public offering, before expenses, to us.

	Without over-allotment exercise	With full over-allotment exercise
Public offering price	$	$
Underwriting discounts and commissions paid by us ($___ per ordinary share)
Non-accountable expense allowance ($___ per ordinary share)(1)
Proceeds before other expenses(2)	$	$

(1)	The non-accountable expense allowance equals to 1% of the gross proceeds of the offering, including, if exercised, proceeds from the overallotment option.
(2)	In addition to the underwriter discount and non-accountable expense allowance, we agreed to pay or reimburse the underwriter to cover certain out of pocket expenses of the underwriter in connection with this offering, in an amount of up to $45,000. We have paid an advance of $15,000 to the underwriter which will be applied against the non-accountable expenses that will be paid by us to the underwriter in connection with this offering. In the event that certain investors, introduced to us by a third party broker dealer participate in the offering, such broker dealer will be entitled to receive 6% of the aggregate purchase price paid by such investors as well as warrants to purchase that number of ordinary shares of us that equals to 2.5% of the aggregate number of shares purchased by such investors. The third party broker dealer is not participating in the offering and is not considered an underwriter for the purpose of this offering. The cash consideration payable to such broker dealer, if any, will be deducted from the underwriting discounts and commissions payable to the underwriter. The number of the underwriter warrants discussed below will be reduced by the number of the warrants issued to the third party broker dealer, if any. We estimate that the total expenses of the offering payable by us, including the underwriting discounts and commissions, the underwriter’s expenses and non-accountable expense allowance and legal and other expenses will be approximately $ .

Underwriter’s Warrants.  We have also agreed to issue to the underwriter or its designees, at the closing of this offering, warrants, or the Underwriter’s Warrants, to purchase that number of our ordinary shares equal to 3% of the aggregate number of shares sold in the offering (excluding the over-allotment option). The shares issuable upon exercise of the Underwriter’s Warrants are identical to those offered by this prospectus. The Underwriter’s Warrants will be exercisable at any time and from time to time, in whole or in part, during the four-year period commencing one year from the effective date of this offering, at a price per share equal to 125% of the public offering price per share. The Underwriter’s Warrants have been deemed compensation by FINRA and are, therefore, subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The underwriter (or permitted assignees under the Rule) will not sell, transfer, assign, pledge or hypothecate these warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of these warrants or the underlying securities for a period of 180 days after the effective date of this offering. The Underwriter’s Warrants will provide for customary anti-dilution provisions (for stock dividends and splits and recapitalizations) consistent with FINRA Rule 5110, and further, the number of shares underlying the Underwriter’s Warrants shall be reduced if necessary to comply with FINRA rules or regulations.

Discretionary Accounts.  The underwriter does not intend to confirm sales of the shares offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements.  Pursuant to certain “lock-up” agreements, we, and our executive officers and directors have agreed, subject to certain exceptions and extensions, for a period of 90 days after the date of the pricing of the offering, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of our ordinary shares. In addition, our directors and officers have agreed to not enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic risk of ownership of, directly or indirectly, our ordinary shares, or engage in any short selling of any of our ordinary shares, without the prior written consent of the underwriter. These lock-up provisions apply to our ordinary shares and to securities convertible into or exchangeable or exercisable for our ordinary shares.

Electronic Offer, Sale and Distribution of Shares.  A prospectus in electronic format may be made available on the websites maintained by the underwriter or selling group members, if any, participating in this offering and the underwriter may distribute prospectuses electronically. The underwriter may agree to allocate a number of shares to itself and any selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter and any selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other Relationships.  The underwriter also served as placement agent in connection with the Debenture transaction we completed in January 2012, the April 2012 Registered Direct Offering, the Initial May 2012 Registered Direct Offering and the Subsequent May 2012 Registered Direct Offering. For its services as placement agent in the Debenture transaction, the underwriter received $96,250, warrants to purchase 4,241 of our ordinary shares at an exercise price of $1.557 per share and reimbursement of legal fees of $42,000. For its services as placement agent in the April 2012 Registered Direct Offering, the underwriter received $96,390, warrants to purchase 13,505 of our ordinary shares at an exercise price of $3.1875 per share and reimbursement of expenses of $15,000. For its services as placement agent in the Initial May 2012 Registered Direct Offering, the underwriter received $154,854, warrants to purchase 15,802 of our ordinary shares at an exercise price of $4.375 per share and reimbursement of expenses of $15,000. For its services as placement agent in the Subsequent May 2012 Registered Direct Offering, the underwriter received $459,458, warrants to purchase 14,269 of our ordinary shares at an exercise price of $14.375 per share and reimbursement of expenses of $15,000. The underwriter and certain of its affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees; however, except as disclosed in this prospectus, we have no present arrangements with the underwriter for any further services.

Stabilization.  In connection with this offering, the underwriter may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions, penalty bids and purchases to cover positions created by short sales.

•	Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.
•	Overallotment transactions involve sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the overallotment option. In a naked short position, the number of shares involved is greater than the number of shares in the overallotment option. The underwriter may close out any short position by exercising its overallotment option and/or purchasing shares in the open market.
•	Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which it may purchase shares through exercise of the overallotment option. If the underwriter sells more shares than could be covered by exercise of the overallotment option and, therefore, has a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.
•	Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of our ordinary shares. As a result, the price of our ordinary shares in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of our ordinary shares. These transactions may be effected on NASDAQ, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive market making.  In connection with this offering, the underwriter and any selling group members may engage in passive market making transactions in our ordinary shares on The NASDAQ Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the shares offered by this prospectus in any jurisdiction where action for that purpose is required. The shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan), or the PRC. The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC, or the Prospectus Directive, as implemented in Member States of the European Economic Area, each a Relevant Member State, from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

(a)	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
(b)	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

(c)	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the company or the underwriter for any such offer; or
(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers, or the AMF. The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005, or the Prospectus Regulations. The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority, or ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ—$$—Aga e la Borsa, or CONSOB, pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998, or Decree No. 58, other than:

(a)	to Italian qualified investors, as defined in Article 100 of Decree No. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999, or Regulation No. 1197l, as amended, or Qualified Investors; and
(b)	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

(a)	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and
(b)	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended, or the FIEL, pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority.

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended, or FSMA) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) of FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005, or the FPO, (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated, together, relevant persons. The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

EXPENSES

We estimate that the total expenses of this offering payable by us, excluding the underwriting discounts and commissions and expenses, will be approximately $300,000 as follows:

SEC filing fee	$4,013
FINRA filing fee	4,000
Transfer agent fees and expenses	5,000
Printer fees and expenses	25,000
Legal fees and expenses	200,000
Accounting fees and expenses	30,000
Miscellaneous	31,987
Total	$300,000

LEGAL MATTERS

Certain legal matters with respect to the legality of the issuance of the securities offered by this prospectus will be passed upon for us by Raved Magriso Benkel & Co, Tel Aviv, Israel. Certain legal matters related to the offering will be passed upon for the underwriter by Zysman Aharoni Gayer and Sullivan & Worcester LLP, New York, New York.

EXPERTS

The consolidated financial statements of Rosetta Genomics Ltd. appearing in Rosetta Genomics Ltd. Report on Form 6-K as filed with the SEC on June 25, 2012, have been audited by Kost Forer Gabbay & Kasierer (a Member of Ernst & Young Global), independent registered public accounting firm, as set forth in their report thereon, which contains an explanatory paragraph describing conditions that raise substantial doubt about the company’s ability to continue as a going concern as described in Note 1.d to the consolidated financial statements, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The address of Kost Forer Gabbay & Kasierer is 3 Aminadav St., Tel-Aviv, Israel 67067.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing these matters.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

•	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;
•	the judgment may no longer be appealed;
•	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and
•	the judgment is executory in the state in which it was given.

Notwithstanding the previous sentence, an Israeli court will not declare a foreign civil judgment enforceable if:

•	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);
•	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;
•	the judgment was obtained by fraud;
•	the possibility given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;
•	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;
•	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or
•	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

We have irrevocably appointed our wholly owned U.S. subsidiary, Rosetta Genomics Inc., as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rate fluctuations.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain information that we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. The documents we are incorporating by reference as of their respective dates of filing are:

•	Annual Report on Form 20-F for the year ended December 31, 2011, filed on April 2, 2012 (File No. 001-33042), as amended by Amendment No. 1 on Form 20-F/A to the Annual Report on Form 20-F for the year ended December 31, 2011, filed on May 1, 2012 (File No. 001-33042); and
•	Reports on Form 6-K filed on April 16, 2012, April 19, 2012, April 20, 2012, April 23, 2012, April 23, 2012, May 14, 2012, May 15, 2012, May 16, 2012, May 17, 2012, May 17, 2012, May 24, 2012, May 25, 2012, May 25, 2012, May 31, 2012, June 6, 2012, June 13, 2012, June 19, 2012, June 22, 2012, June 25, 2012, June 26, 2012, July 16, 2012, July 24, 2012 and July 25, 2012 (File Nos. 001-33042).

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Each person, including any beneficial owner, to whom this prospectus is delivered may request, orally or in writing, a copy of these documents, which will be provided at no cost, by contacting:

Oded Biran Adv.
General Counsel
Rosetta Genomics Ltd.
10 Plaut Street, Science Park
Rehovot 76706 POB 4059
Israel
+972-73-222-0700

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement on Form F-1 that we filed with the SEC relating to the securities offered by this prospectus, which includes additional information. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreements or other document.

We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers. We, as a “foreign private issuer,” are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchases and sales of shares. In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

You may read and copy any materials we file or furnish with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You can review our SEC filings and the registration statement by accessing the SEC’s internet site at http://www.sec.gov.

We also maintain a website at www.rosettagenomics.com, through which you can access our SEC filings. The information set forth on our website is not part of this prospectus.

3,000,000 Ordinary Shares

PROSPECTUS

Aegis Capital Corp

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Article 67 of the articles of association of Rosetta Genomics Ltd. (“we,” “us” or “our”) provides as follows:

“INDEMNITY AND INSURANCE

(a)	Subject to the provisions of the Companies Law and to the fullest extent permitted under the Companies Law, as shall be in effect from time to time, the Company may:
(i)	enter into a contract for the insurance of the liability, in whole or in part, of any of its Office Holders;
(ii)	undertake in advance to indemnify an Office Holder, under any circumstances, in respect of which the Company may undertake in advance to indemnify an Office Holder under the Companies Law, subject to the limitations set forth in the Companies Law;
(iii)	indemnify an Office Holder as permitted under the Companies Law;
(iv)	release and exculpate, in advance, any Office Holder from any liability from damages arising out of a breach of a duty of care towards the Company.
(b)	Any amendment to the Companies Law adversely affecting the right of any Office Holder to be indemnified or insured pursuant to this Article 67 shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify or insure an Office Holder for any act or omission occurring prior to such amendment, unless otherwise provided by the Companies Law.
(c)	The provisions of this Article 67 are not intended, and shall not be interpreted so as to restrict the Company, in any manner, in respect of the procurement of insurance and/or indemnification and/or exculpation, in favour of any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder.”

Article 2 of our articles of association defines “Office Holder” as “every director and every other person included in the definition of “office holder” under the Companies Law, including the executive officers of the Company.”

The Companies Law provides that a company may, if its articles of association include provisions which allow it to do so:

(1)	enter into a contract to insure the liability of an “office holder” (as defined) of the company by reason of acts or omissions committed in his or her capacity as an office holder of the company for:
(a)	the breach of his or her duty of care to the company or any other person;
(b)	the breach of his or her duty of loyalty to the company to the extent he or she acted in good faith and had a reasonable basis to believe that the act would not prejudice the interests of the company; and
(c)	monetary liabilities or obligations which may be imposed upon him or her in favor of other persons.
(2)	indemnify an office holder of the company for the following liabilities or expenses that may be imposed upon him or her or that he or she may incur by reason of acts or omissions committed in his or her capacity as an office holder of the company, for:
(a)	monetary liabilities or obligations imposed upon him or her in favor of another person under a court judgment, including a compromise judgment or an arbitrator’s decision approved by a court;
(b)	reasonable litigation expenses, including attorney’s fees, actually incurred by the office holder pursuant to an inquiry or a proceeding brought against him or her by a competent authority, which was concluded without the submission of an indictment against him or her and without any financial penalty being imposed on him or her as an alternative to a criminal proceeding or which was concluded without the submission of an indictment against him or her but with a financial penalty being imposed on him or her as an alternative to a criminal proceeding, in respect of a criminal action which does not require proof of criminal intent or with respect to monetary sanction;

In this subsection: (i) a proceeding concluded without the submission of an indictment in a matter in respect to which a criminal investigation was initiated shall mean the relevant case against him or her being closed in accordance with the provisions of Section 62 of the Israeli Criminal Procedure Law [Consolidated Version], 5742-1982, or by virtue of a stay of proceedings by the Attorney General in accordance with the provisions of Section 231 of the Israeli Criminal Procedure Law [Consolidated Version], 5742-1982; and (ii) “a financial penalty imposed as an alternative to a criminal proceeding” means a monetary penalty imposed in accordance with law as an alternative to a criminal proceeding, including an administrative fine in accordance with the Israeli Administrative Crimes Law, 5746-1985, a fine for a crime that is considered a crime in respect of which a fine may be imposed, in accordance with the provisions of the Israeli Criminal Procedure Law[Consolidated Version], 5742-1982, a monetary sanction or a forfeit; and

(c)	reasonable litigation expenses, including attorney’s fees, actually incurred by the office holder or imposed upon him or her by a court, in an action, suit or proceeding brought against him or her by or on behalf of the company or by other persons, or in connection with a criminal action from which he or she was acquitted, or in connection with a criminal action which does not require proof of criminal intent in which he or she was convicted.
(3)	exempt an office holder, in advance, from and against all or part of his or her liability for damages due to a breach of his or her duty of care to it, provided that a company may not exempt a director in advance from his or her liability to it due to a breach of his or her duty of care with respect to a ‘Distribution’ (as defined in Section 1 of the Companies Law).

The Companies Law provides that a company’s articles of association may provide for indemnification of an office holder (X) post-factum; and (Y) may also provide that a company may undertake to indemnify an office holder in advance as follows: (i) as detailed in section 2(a) above, provided that the undertaking is limited to types of occurrences which, in the opinion of the company’s board of directors, are, at the time of the undertaking, foreseeable in light of the activities of the company when the undertaking is given and to an amount or a criteria that the board of directors has determined is reasonable in the circumstances, and that the undertaking shall specify the occurrences which in the board of directors’ opinion are foreseeable as aforesaid, and the amount or criteria set by the board of directors as reasonable in the circumstances (ii) as detailed in sections 2(b) and 2(c) above.

The Companies Law provides that a provision in a company’s articles of association which permits the company to enter into a contract to insure the liability of or to indemnify an office holder or to exempt an office holder from his or her liability to the company, or a resolution of a company’s board of directors to indemnify an office holder with respect to the following will not be valid:

•	a breach of his or her duty of loyalty, other than, in respect of indemnification and insurance, to the extent described in Section 1(b) above;
•	a breach of his or her duty of care that was done intentionally or recklessly, unless the breach was done only in negligence;
•	an act or omission done with the intent to unlawfully realize personal gain; or
•	a fine, monetary sanction, forfeit or penalty imposed upon him or her.

The term “office holder” (or “Noseh Misra” in Hebrew) is defined in the Companies Law as a managing director, chief executive officer, executive vice president, vice president, any other person fulfilling or assuming any of the foregoing positions without regard to such person’s title, as well as a director, or a manager directly subordinate to the managing director.

Granting an exemption to, indemnification of, and procurement of insurance coverage for, an office holder of a company requires, under the Companies Law, the approval of the company’s audit committee and board of directors, and, in some circumstances, including if the office holder is a director, the approval of the company’s shareholders.

Our office holders are currently covered by a directors’ and officers’ liability policy. We have also resolved to provide directors and certain other office holders with our standard indemnification undertaking which provides for indemnification from any liability for damages caused as a result of a breach of duty of care and provides an exemption, to the fullest extent permitted by law, all in accordance with and pursuant to the terms set forth in the said indemnification undertaking.

Item 7. Recent Sales of Unregistered Securities.

Set forth below is information regarding unregistered securities we issued within the past three years. The share numbers below reflect the 1-for 4 reverse split of our ordinary shares effected on July 6, 2011 and the 1-for 15 reverse split of our ordinary shares effected on May 14, 2012.

On April 27, 2009, we sold 33,334 of our ordinary shares at $240.00 per share pursuant to a stock purchase agreement entered into between us and Prometheus Laboratories Inc. on April 10, 2009 in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), as a transaction by an issuer not involving a public offering.

On December 1, 2010, we closed a private placement transaction to accredited investors exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering (the “2010 Private Placement”). Pursuant to the 2010 Private Placement, we sold an aggregate of 41,667 of our ordinary shares at a price of $60.00 per share and issued Series A warrants to purchase up to an aggregate of 20,841 ordinary shares with an exercise price of $78.00 per share and Series B warrants to purchase up to an aggregate of 10,417 ordinary shares with an exercise price of $0.60 per share. On February 9, 2011, the Series B warrants were automatically exercised on a cashless basis and we issued an aggregate of 10,307 ordinary shares. Rodman & Renshaw LLC served as placement agent for the 2010 Private Placement. As compensation, Rodman received $150,000 and Rodman and certain affiliates received warrants to purchase a total of 1,045 ordinary shares at an exercise price of $78.00 per share. In February 2011, the exercise price of the Series A warrants and the warrants issued to the placement agent and its affiliates was adjusted to $60.00 per share pursuant to the terms thereof.

On February 23, 2011, we closed a private placement transaction to accredited investors exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering (the “February 2011 Private Placement”). Pursuant to the February 2011 Private Placement, we sold an aggregate of 75,695 of our ordinary shares at a price of $36.00 per share and issued warrants to purchase up to an aggregate of 56,776 ordinary shares at an exercise price of $48.00 per share. Rodman & Renshaw LLC served as placement agent for the February 2011 Private Placement. As compensation, Rodman received $163,500 and Rodman and certain affiliates received warrants to purchase a total of 1,895 ordinary shares at an exercise price of $48.00 per share.

On April 11, 2011, we issued warrants to purchase an aggregate of 1,168 shares to four consultants. These warrants vest over a five year period and have an exercise price of $29.40 per share and expire on April 11, 2021. On May 22, 2012, we issued warrants to purchase an aggregate of 750 shares to the consultants. These warrants vest over a five year period and have an exercise price of $7.43 per share and expire on May 22, 2022. These issuances were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering. There was no placement agent or underwriter.

On October 19, 2011, we closed a private placement transaction to accredited investors exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering (the “October 2011 Private Placement”). Pursuant to the October 2011 Private Placement we sold an aggregate of 135,010 of our ordinary shares at a price of $11.25 per share and issued Series A warrants to purchase up to an aggregate of 135,010 ordinary shares with an exercise price of $15.00 per share and Series B warrants to purchase up to an aggregate of 67,500 ordinary shares with an exercise price an exercise price equal to the greater of $0.15 or NIS 0.6 per share. On November 28, 2011, the Series B warrants were automatically exercised on a cashless basis and we issued an aggregate of 65,748 ordinary shares. Rodman & Renshaw LLC served as placement agent for the October 2011 Private Placement. As compensation, Rodman received $116,910 and Rodman and certain affiliates received warrants to purchase a total of 3,375 ordinary shares at an exercise price of $15.00 per share. In November 2011, the exercise price of the Series A warrants and the warrants issued to the placement agent and its affiliates in the October 2011 Private Placement was adjusted to $7.50 per share pursuant to the terms thereof.

On January 26, 2012, we entered into a Secured Loan Agreement, pursuant to which on January 27, 2012, we sold and issued a $1,750,000 senior secured debenture (the “Debenture”) to accredited investors (the “Lenders”). The Debenture had a maturity date of January 26, 2013 and accrued interest at a rate of 10% per annum, payable semi-annually. Beginning on March 15, 2012, an aggregate of $300,000 in principal amount of the Debenture became convertible, subject to certain limitations, into our ordinary shares at a conversion price of $1.416 per share. The Debenture was secured by a security interest in all our current and future assets and any current or future subsidiary, including Rosetta Genomics Inc. Pursuant to the terms of the Secured Loan Agreement, we also agreed to negotiate a definitive license agreement in good faith with a designee of the Lenders, which was also obligated to negotiate in good faith. If a definitive license agreement was not entered into between the parties by March 15, 2012, the interest rate on the Debenture increased to 18% per annum. We were not able to reach agreement on the definitive license agreement with the designee of the Lenders. The Debenture was only prepayable, (1) after a definitive license agreement was executed or (2) prior thereto, only with the consent of the holders of the Debenture. In addition, if our ordinary shares were suspended from trading on or delisted from The NASDAQ Capital Market for more than 10 trading days, the holders had the right to require us to redeem the Debenture in 90 days. With respect to any prepayment or redemption, we were required to pay (i) 120% of the amount being prepaid or redeemed for the first such event or (ii) if there is more than one such prepayment or redemption event, 120% plus an additional 10% of the amount being prepaid or redeemed for each such subsequent event after the first one.

On June 21, 2012, we entered into an agreement and release with the Debenture holders, pursuant to which we prepaid an aggregate of $1,450,000 in principal and $288,000 in interest and the Debenture holders agreed to convert the remaining $300,000 in principal into ordinary shares at the conversion price of $1.416 per share no later than July 31, 2012. Such conversion shall occur on July 27, 2012. Upon the prepayment of the $1,450,000 in principal and $288,000 in interest, all of our obligations (other than the obligation to convert the remaining $300,000 in principal into ordinary shares) were satisfied or terminated and the security interest in all of our assets terminated. The agreement also contained a mutual release and discharge of all claims.

Aegis Capital Corp. served as placement agent in a registered direct offering we completed on April 17, 2012 (the “April 2012 Registered Direct Offering”) and received $96,390, warrants to purchase 13,505 of our ordinary shares at an exercise price of $3.1875 per share and reimbursement of expenses of $15,000. The warrants were issued as placement agent compensation and were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

Aegis Capital Corp. served as placement agent in a registered direct offering we completed on May 22, 2012 (the “Initial May 2012 Registered Direct Offering”) 2012 and received $154,854, warrants to purchase 15,802 of our ordinary shares at an exercise price of $4.375 per share and reimbursement of expenses of $15,000. The warrants were issued as placement agent compensation and were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

Aegis Capital Corp. served as placement agent in a registered direct offering we completed on May 31, 2012 (the “Subsequent May 2012 Registered Direct Offering”) and received $459,458, warrants to purchase 14,269 of our ordinary shares at an exercise price of $14.375 per share and reimbursement of expenses of $15,000. The warrants were issued as placement agent compensation and were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

Item 8. Exhibits and Financial Statement Schedules.

Exhibit Number	Description of Exhibit
1.1*	Form of Underwriting Agreement.
3.1(12)	Amended and Restated Articles of Association.
4.1(1)	Form of Share Certificate for Ordinary Shares.
4.2(1)	Investor Rights Agreement dated April 4, 2006.
4.3(6)	Form of Ordinary Share Purchase Warrant issued by Rosetta Genomics Ltd. to the investors and the placement agent in the January 2010 registered direct offering.
4.4(4)	Convertible Note Agreement, dated as of September 24, 2008, by and among Rosetta Genomics Ltd. and the entities identified in the Schedule of Investors thereto and form of Convertible Promissory Notes.
4.5(7)	Form of Series A Warrant issued by Rosetta Genomics Ltd. to the investors and the placement agent in the 2010 Private Placement.
4.6(7)	Form of Series B Warrant issued by Rosetta Genomics Ltd. to the investors in the 2010 Private Placement.
4.7(7)	Registration Rights Agreement, dated November 29, 2010, by and between Rosetta Genomics Ltd. and the investors in the 2010 Private Placement.
4.8(8)	Form of Ordinary Share Purchase Warrant issued by Rosetta Genomics Ltd. to the investors and the placement agent in the February 2011 Private Placement.
4.9(8)	Form of Ordinary Share Purchase Warrant issued by Rosetta Genomics Ltd. to the investors in the February 2011 registered direct offering.
4.10(8)	Form of Ordinary Share Purchase Warrant issued by Rosetta Genomics Ltd. to the placement agent in the February 2011 registered direct offering.
4.11(8)	Registration Rights Agreement, dated February 16, 2011, by and between Rosetta Genomics Ltd. and the investors in the February 2011 Private Placement.
4.12(9)	Form of Series A Warrant issued by Rosetta Genomics Ltd. to the investors and the placement agent in the October 2011 Private Placement.
4.13(9)	Form of Series B Warrant issued by Rosetta Genomics Ltd. to the investors in the October 2011 Private Placement.
4.14(9)	Registration Rights Agreement, dated October 13, 2011, by and between Rosetta Genomics Ltd. and the investors in the October 2011 Private Placement.
4.15(16)	Secured Loan Agreement, dated January 26, 2012, by and between Rosetta Genomics Ltd. and the investor in the January 2012 debt financing.
4.15.1(11)	Form of $1.75 million senior secured convertible debenture issued on January 27, 2012.
4.15.2(16)	Security Interest Agreement, dated January 26, 2012, by and between Rosetta Genomics Ltd. and the investor in the January 2012 debt financing.
4.16#	Form of warrant issued to Aegis Capital Corp. as placement agent in the January 2012 debt financing.
4.17(14)	Form of Purchase Option Agreement issued to Aegis Capital Corp. as placement agent in the April 2012 Registered Direct Offering.
4.18(15)	Form of Purchase Option Agreement issued to Aegis Capital Corp. as placement agent in the Initial May 2012 Registered Direct Offering.
4.19#	Form of warrant issued to consultants.
4.20(17)	Form of Purchase Option Agreement issued to Aegis Capital Corp. as placement agent in the Subsequent May 2012 Registered Direct Offering.
4.21*	Form of Purchase Option Agreement to be issued to the underwriter in this offering.

Exhibit Number	Description of Exhibit
5.1*	Opinion of Raved Magriso Benkel & Co.
10.1(1)@	License Agreement, dated as of May 4, 2006, by and between Rosetta Genomics Ltd. and The Rockefeller University.
10.2(2)@	License Agreement, dated effective as of May 1, 2007, by and between Rosetta Genomics Ltd. and The Rockefeller University.
10.3(1)	Lease Agreement, dated August 4, 2003, by and between Rosetta Genomics Ltd., as tenant, and Rorberg Contracting and Investments (1963) Ltd. and Tazor Development Ltd., as landlords, as amended in April 2004 and as extended on April 9, 2006 (as translated from Hebrew).
10.4(3)	Lease, dated December 2, 2007, between 15 Exchange Place Corp. and Rosetta Genomics Inc.
10.5(4)	Lease Agreement from Wexford-UCSC II, L.P. to Rosetta Genomics Inc., dated July 7, 2008, and First Amendment thereto, dated August 11, 2008.
10.6(1)	2003 Israeli Share Option Plan.
10.7(10)	2006 Employee Incentive Plan (Global Share Incentive Plan).
10.8(1)	Form of Director and Officer Indemnification Agreement.
10.9(5)@	Amended and Restated License Agreement, dated as of March 3, 2009, by and between Rosetta Genomics Ltd. and Max Planck Innovation GmbH.
10.10(16)@	Amended and Restated License Agreement, dated August 14, 2011, by and between The Johns Hopkins University and Rosetta Genomics Ltd.
10.11(1)@	License Agreement, dated as of December 22, 2006, by and between Rosetta Genomics Ltd. and Max Planck Innovation GmbH.
10.12(1)@	Cooperation and Project Funding Agreement, dated effective as of May 1, 2006, by and among Rosetta Genomics Ltd., the Israel-United States Bi-national Industrial Research and Development Foundation and Isis Pharmaceuticals, Inc.
10.13(3)@	License Agreement, dated effective as of January 10, 2008, by and between Rosetta Genomics Ltd. and The Rockefeller University.
10.14(4)@	Exclusive Testing and Administrative Services Agreement, dated December 24, 2008, between Rosetta Genomics Ltd. and Teva Pharmaceutical Industries Ltd.
10.14.1(16)	Letter Agreement, dated January 17, 2011, amending the Exclusive Testing and Administrative Services Agreement between Rosetta Genomics Ltd. and Teva Pharmaceutical Industries Ltd.
10.15(10)	Shareholders Agreement, dated November 25, 2010, by and between Rosetta Genomics Ltd. and Plan B Ventures I LLC.
10.16(10)	Settlement Agreement and Mutual Release, dated November 22, 2010, by and among Rosetta Genomics Ltd., Rosetta Genomics, Inc. and Prometheus Laboratories Inc.
10.17(13)	Share Transfer Agreement, dated December 13, 2011, by and between Rosetta Genomics Ltd. and the purchasers listed on Exhibit A thereto.
10.18(16)@	License Agreement, effective as of October 10, 2011, by and between Rosetta Genomics Ltd. and Avatao Biotech.
10.19(18)	Agreement and Release, dated June 21, 2012, by and between Rosetta Genomics Ltd. and the investor in the January 2012 debt financing.
21.1(16)	Subsidiaries.
23.1**	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global.
23.2*	Consent of Raved Magriso Benkel & Co. (included in Exhibit 5.1).
24.1#	Powers of Attorney (included in the signature page to this Registration Statement).

(1)	Incorporated by reference from the Registrant’s Registration Statement on Form F-1 (Reg. No. 333-137095), initially filed with the SEC on September 1, 2006.
(2)	Incorporated by reference from the Registrant’s Form 6-K dated August 2, 2007 (Reg. No. 001-33042), filed with the SEC on August 3, 2007.
(3)	Incorporated by reference from the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2007 (Reg. No. 001-33042), filed with the SEC on June 26, 2008.
(4)	Incorporated by reference from the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2008 (Reg. No. 001-33042), filed with the SEC on June 30, 2009.
(5)	Incorporated by reference from the Registrant’s Form 6-K dated August-September 2009 (Reg. No. 001-33042), filed with the SEC on September 9, 2009.
(6)	Incorporated by reference from the Registrant’s Form 6-K dated January 2010 (Reg. No. 001-33042), filed with the SEC on January 14, 2010.
(7)	Incorporated by reference from the Registrant’s Form 6-K dated November 2010 (Reg. No. 001-33042), filed with the SEC on November 30, 2010.
(8)	Incorporated by reference from the Registrant’s Form 6-K dated February 2011 (Reg. No. 001-33042), filed with the SEC on February 18, 2011.
(9)	Incorporated by reference from the Registrant’s Form 6-K dated October 2011 (Reg. No. 001-33042), filed with the SEC on October 14, 2011.
(10)	Incorporated by reference from the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2010 (Reg. No. 001-33042), filed with the SEC on March 31, 2011.
(11)	Incorporated by reference from the Registrant’s Form 6-K dated January 2012 (Reg. No. 001-33042), filed with the SEC on January 30, 2012.
(12)	Incorporated by reference from the Registrant’s Form 6-K dated May 2012 (Reg. No. 001-33042), filed with the SEC on May 14, 2012.
(13)	Incorporated by reference from the Registrant’s Form 6-K dated December 2011 (Reg. No. 001-33042), filed with the SEC on December 19, 2011.
(14)	Incorporated by reference from the Registrant’s Form 6-K dated April 2012 (Reg. No. 001-33042), filed with the SEC on April 16, 2012.
(15)	Incorporated by reference from the Registrant’s Form 6-K dated May 2012 (Reg. No. 001-33042), filed with the SEC on May 17, 2012.
(16)	Incorporated by reference from the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2011 (Reg. No. 001-33042), filed with the SEC on April 2, 2012.
(17)	Incorporated by reference from the Registrant’s Form 6-K dated May 2012 (Reg. No. 001-33042), filed with the SEC on May 25, 2012.
(18)	Incorporated by reference from the Registrant’s Form 6-K dated June 2012 (Reg. No. 001-33042), filed with the SEC on June 22, 2012.
*	To be filed by amendment.
**	Filed herewith.
#	Previously filed.
@	Confidential portions of these documents have been filed separately with the SEC pursuant to a request for confidential treatment.

Item 9. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)	For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rehovot, State of Israel, on this 26th day of July, 2012.

ROSETTA GENOMICS LTD.
By: /s/ Kenneth A. Berlin Kenneth A. Berlin, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by each of the following persons in the capacities and on the dates indicated:

Signature	Title(s)	Date
/s/ Kenneth A. Berlin Kenneth A. Berlin	Chief Executive Officer and President (principal executive officer)	July 26, 2012
/s/ Ron Kalfus Ron Kalfus	Chief Financial Officer (principal financial and accounting officer)	July 26, 2012
* Brian Markison	Chairman of the Board	July 26, 2012
* Roy N. Davis	Director	July 26, 2012
* Gerald Dogon	Director	July 26, 2012
* Joshua Rosensweig	Director	July 26, 2012
* David Sidransky, M.D.	Director	July 26, 2012
* Tali Yaron-Eldar	Director	July 26, 2012
*By:	/s/ Kenneth A. Berlin Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Rosetta Genomics Inc., the duly authorized representative in the United States of Rosetta Genomics Ltd., has signed this registration statement on July 26, 2012.

ROSETTA GENOMICS INC.
By: /s/ Kenneth A. Berlin Kenneth A. Berlin, President